                                                Filed Pursuant to rule 424(B)(3)
                                                           File number 333-88249


           PROSPECTUS                             JOINT PROXY STATEMENT
  CAMCO FINANCIAL CORPORATION                  CAMCO FINANCIAL CORPORATION
     for issuance of up to                                 AND
1,365,554 Shares of Common Stock        WESTWOOD HOMESTEAD FINANCIAL CORPORATION
                                                           for
                                            Special Meetings of Stockholders

         On August 6, 1999, Camco Financial Corporation, Westwood Homestead Financial Corporation and The Westwood Homestead Savings Bank executed a merger agreement that provides for the merger of Westwood Homestead Financial into Camco Financial.

         We cannot complete the merger unless the holders of a majority of the Westwood Homestead Financial shares, or 1,084,410 shares, and the holders of a majority of the Camco shares, or 2,860,195 shares, approve it. The boards of directors have scheduled special meetings for Westwood Homestead Financial's and Camco Financial's stockholders to vote on the merger. The dates, times and places of the special meetings are as follows:


Special Meeting of Stockholders of           Special Meeting of Stockholders of
  Camco Financial:                               Westwood Homestead Financial:
     December 15, 1999                              December 16, 1999
     11:00 a.m. Local Time                          9:00 a.m. Local Time
     Camco Financial Corporate Headquarters         The Westwood Homestead
     6901 Glenn Highway                               Savings Bank
     Cambridge, Ohio                                3002 Harrison Avenue
                                                    Cincinnati, Ohio


         If we complete the merger, each Westwood Homestead Financial stockholder will receive $5.20 and .611 Camco Financial shares in exchange for each Westwood Homestead Financial share owned immediately before we complete the merger.


         Camco Financial shares are listed on the Nasdaq National Market under the symbol "CAFI." On November 3, 1999, the last practicable date before we printed this prospectus/joint proxy statement, Camco Financial shares closed at $11.625. Based on that $11.625 price, .611 shares of Camco Financial stock would be valued at $7.10, and the total value of the stock and cash a Westwood Homestead Financial stockholder would receive for each Westwood Homestead Financial share would be $12.30.


         At the Camco Financial special meeting of stockholders, the stockholders will also be asked to approve a proposed amendment to increase the authorized number of shares of Camco Financial from 9,000,000 to 15,000,000, consisting of 14,900,000 shares of common stock and 100,000 shares of preferred stock. The additional authorized shares will be available for possible acquisitions or other corporate purposes such as stock dividends and stock options.

         This prospectus/joint proxy statement provides detailed information about the merger. We encourage you to read this entire document carefully.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE CAMCO FINANCIAL SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS/JOINT PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE CAMCO FINANCIAL SHARES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.


         Prospectus/Joint Proxy Statement dated November 4, 1999, and first mailed to stockholders of Westwood Homestead Financial and Camco Financial on or about November 10, 1999.

                      REFERENCES TO ADDITIONAL INFORMATION

         This document incorporates important business and financial information about our companies from documents that we have filed with the Securities and Exchange Commission but have not included in or delivered with this document. If you write or call us, we will send you these documents, excluding exhibits, without charge. You can contact us at:


     Camco Financial Corporation        Westwood Homestead Financial Corporation
     6901 Glenn Highway                 3002 Harrison Avenue
     Cambridge, Ohio 43725              Cincinnati, Ohio 45211
     Attention: Larry A. Caldwell       Attention: Michael P. Brennan
     (740) 435-2020                     (513) 661-5735

         Please request documents by December 8, 1999. We will mail the documents you request by first class mail, or another equally prompt means, by the next business day after we receive your request.

         See "Where You Can Find More Information" on page 53 for more information about the documents referred to in this prospectus/joint proxy statement.

                                TABLE OF CONTENTS

Summary ..................................................................................................................5
   The companies..........................................................................................................5
   The merger.............................................................................................................5
   Background and reasons for the merger..................................................................................6
   Recommendation to shareholders.........................................................................................6
   Opinion of Charles Webb & Company......................................................................................6
   Federal tax consequences of the merger.................................................................................6
   Stock Option Agreement.................................................................................................7
   Interests of directors and executive officers..........................................................................7
   Termination and amendment of the merger agreement......................................................................7
   Special meetings of  shareholders......................................................................................8
   Proxy Solicitor........................................................................................................8
   Accounting treatment...................................................................................................8
   Per share market price information.....................................................................................8
Comparative stock prices and dividends....................................................................................9
Selected consolidated financial data of Camco Financial..................................................................10
Selected consolidated financial data of Westwood Homestead Financial.....................................................11
Selected consolidated pro forma data.....................................................................................12
Comparative per share data...............................................................................................13
Purpose of this document.................................................................................................13
The parties..............................................................................................................13
The merger...............................................................................................................14
   Background and reasons for the merger.................................................................................14
   Opinion of Charles Webb & Company.....................................................................................17
   Opinion of Tucker Anthony Cleary Gull.................................................................................20
   Recommendation of the boards of directors of Westwood Homestead Financial and Camco Financial.........................25
   Exchange of Westwood Homestead Financial shares.......................................................................26
   Fractional shares.....................................................................................................26
   Payment of cash consideration.........................................................................................26
   Exchange of certificates evidencing Camco Financial shares and Westwood Homestead Financial shares....................26
   Representations, warranties and covenants.............................................................................26
   Conditions............................................................................................................27
   Effective time........................................................................................................28
   Termination and amendment.............................................................................................29
   Interests of directors and executive officers.........................................................................29
   Resale of Camco Financial common shares...............................................................................30
   Federal income tax consequences.......................................................................................31
   Accounting treatment..................................................................................................32
   Stock option agreement................................................................................................32
Proposed amendment to the Camco Financial certificate of incorporation...................................................34
The special meeting of Westwood Homestead Financial shareholders.........................................................35
   Time, date and place..................................................................................................35
   Purpose of the meeting................................................................................................36
   Shares outstanding and entitled to vote; record date..................................................................36
   Votes required........................................................................................................36
   Voting and solicitation and revocation of proxies.....................................................................36
   Proxy Solicitor.......................................................................................................36
The special meeting of Camco Financial shareholders......................................................................36
   Time, date and place..................................................................................................36
   Purpose of the meeting................................................................................................36
   Shares outstanding and entitled to vote; record date..................................................................36
   Votes required........................................................................................................37
   Voting and solicitation and revocation of proxies.....................................................................37
Pro forma unaudited condensed combined consolidated statements of financial condition....................................38
Pro forma unaudited condensed combined consolidated statements of earnings...............................................39


Pro forma unaudited condensed combined consolidated statements of earnings...............................................40
Description of Camco Financial shares....................................................................................41
Authorized Stock.........................................................................................................41
Special Meetings.........................................................................................................41
Preemptive Rights........................................................................................................41
Voting Rights............................................................................................................41
Comparison of rights of holders of Camco Financial shares and holders of Westwood Homestead Financial....................41
Authorized Stock.........................................................................................................42
Board of Directors.......................................................................................................42
Director Nominations.....................................................................................................42
Antitakeover Provisions..................................................................................................42
Limitation on call of meetings of stockholders...........................................................................44
Absence of cumulative voting.............................................................................................44
Restrictions on acquisitions of securities...............................................................................45
Board considerations of certain nonmonetary factors in the event of an offer by another party............................45
Amendment of bylaws......................................................................................................45
Amendment of articles of incorporation...................................................................................45
Antitakeover statutes applicable to Camco Financial and Westwood Homestead Financial.....................................46
Director and officer liability and indemnification.......................................................................48
Legal matters............................................................................................................50
Experts..................................................................................................................50
Proposals for the 2000 annual stockholders' meetings.....................................................................50
Where you can find more information......................................................................................51



ANNEX A Agreement of Merger and Plan of Reorganization dated August 6, 1999, by and among Camco Financial Corporation, Westwood Homestead Financial Corporation and The Westwood Homestead Savings Bank


ANNEX B Opinion of Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. dated November 1, 1999


ANNEX C      Opinion of Tucker Anthony Cleary Gull dated August 6, 1999

                                     SUMMARY


         This summary highlights selected information from this prospectus/joint proxy statement. It does not contain all of the information that is important to you. You should read carefully this entire document and the other documents referred to in this document to fully understand the merger. To obtain more information, see "Where You Can Find More Information" on pages 53 and 54. Page references are included in this summary to direct you to a more complete description of topics discussed in this document.

THE COMPANIES (PAGES 14 AND 15)


Camco Financial Corporation
814 Wheeling Avenue
Cambridge, Ohio  43275
(740) 432-5641

         Camco Financial is a multiple savings and loan holding company organized under Delaware law in 1970. Through its wholly-owned subsidiaries, Cambridge Savings Bank, Marietta Savings Bank, First Federal Savings Bank of Washington Court House, First Federal Bank for Savings and East Ohio Land Title Agency, Inc., Camco is engaged in the financial services business in Ohio, Kentucky and West Virginia.

Westwood Homestead Financial Corporation/
The Westwood Homestead Savings Bank
3002 Harrison Avenue
Cincinnati, Ohio 45211
(513) 661-5735

         Westwood Homestead Financial is an Indiana corporation formed in March 1996 in connection with the conversion of The Westwood Homestead Savings Bank from a mutual savings bank to a stock savings bank.

         The Westwood Homestead Savings Bank, an Ohio savings bank, conducts business from two offices located in the Cincinnati, Ohio area. The Westwood Homestead Savings Bank is principally engaged in the business of accepting deposits and originating conventional mortgage loans secured by residential real estate.


THE MERGER (PAGES 15 THROUGH 35)


         The Agreement of Merger and Plan of Reorganization provides for the merger of Westwood Homestead Financial into Camco Financial. After the merger, The Westwood Homestead Savings Bank will operate as a subsidiary of Camco Financial under the name "The Westwood Homestead Savings Bank." The merger cannot be completed unless the holders of a majority of the Westwood Homestead Financial shares, or 1,084,410 shares, and a majority of the Camco Financial shares, or 2,860,195 shares, approve the merger.

         If the merger is completed, each Westwood Homestead Financial stockholder will receive $5.20 and .611 Camco Financial shares for each Westwood Homestead Financial share owned. Because the number of Camco Financial shares you will receive is fixed and the market price of Camco Financial common shares will fluctuate, we cannot be sure of the market value of the Camco Financial shares you will receive in the merger. We urge you to obtain current price quotations for the Camco Financial shares before casting your vote regarding the merger. You may obtain current stock quotations for Camco Financial shares from newspapers, the Internet or your broker.

         We have attached the merger agreement to this document as Annex A and incorporate it by reference into this prospectus/joint proxy statement. Please read the merger agreement. It is the legal document that governs the merger.

BACKGROUND AND REASONS FOR THE MERGER (PAGES 15 THROUGH 18)


         CAMCO FINANCIAL. Camco Financial's strategic plan is to deliver a wide array of financial products and services through a network of community-based financial institutions which benefit from centralized support provided by the holding company structure while operating autonomously in their respective markets under the direction of management personnel who maintain close ties to the communities they serve. In pursuing growth, Camco Financial has paid particular attention to opportunities in geographic areas contiguous to its existing market areas, which currently consist of portions of central and southern Ohio, northeastern Kentucky and northwestern West Virginia. The merger with Westwood Homestead Financial provides Camco Financial the opportunity to expand its market area into the more densely populated area of Cincinnati, Ohio. Based upon these factors and the receipt of the opinion of its financial advisor, Tucker Anthony Cleary Gull, that the consideration to be paid to Westwood Homestead Financial stockholders in the merger was fair, from a financial point of view, to the stockholders of Camco Financial, the board of directors approved the merger agreement.

         WESTWOOD HOMESTEAD FINANCIAL. Since 1996 when Westwood Homestead Financial became a public company, its directors and management have sought to enhance stockholder value through numerous capital management strategies such as cash dividends, a return of capital to stockholders and stock repurchases. As a result of its continuing assessment of methods by which to maximize long-term stockholder value, in early 1999 Westwood Homestead Financial with the assistance of its financial advisors, Charles Webb & Company, a Division of Keefe, Bruyette & Woods, began to consider and explore certain strategic combinations and sales. Based upon meetings with Camco Financial management, a due diligence review of Camco Financial, an assessment of strategic alternatives and the opinion of Charles Webb & Company that the consideration to be received by Westwood Homestead Financial stockholders from Camco Financial in a merger was fair, from a financial point of view, to the stockholders of Westwood Homestead Financial, the board of directors approved the merger agreement.


RECOMMENDATIONS TO STOCKHOLDERS (PAGE 26)


         The boards of directors of Camco Financial and Westwood Homestead Financial believe that the merger is in the best interests of their companies and their stockholders and unanimously recommend that you vote "FOR" the proposal to adopt the merger agreement.


OPINION OF FINANCIAL ADVISORS (PAGES 18 THROUGH 26)

         In deciding to approve the merger, the Westwood Homestead Financial board of directors considered the opinion of its financial advisors, Charles Webb & Company, dated August 6, 1999, that the per share merger consideration was fair to Westwood Homestead Financial stockholders from a financial point of view. The opinion, as updated as of November 1, is attached as Annex B to this prospectus/joint proxy statement. We encourage you to read the opinion.


         In deciding to approve the merger, the Camco Financial board of directors considered the opinion of its financial advisors, Tucker Anthony Cleary Gull dated August 6, 1999, that the per share merger consideration was fair to Camco Financial stockholders from a financial point of view. The opinion is attached as Annex C to this prospectus/joint proxy statement. We encourage you to read the opinion.


FEDERAL TAX CONSEQUENCES OF THE MERGER (PAGES 32 AND 33)


         You will not recognize a gain or loss for federal income tax purposes on the value of the Camco Financial stock you receive in exchange for your Westwood Homestead Financial shares. The Internal Revenue Service will treat, however, the $5.20 payment for each Westwood Homestead Financial share exchanged as a taxable distribution in redemption of your Westwood Homestead Financial shares subject to taxation under Section 302 of the Internal Revenue Code of 1986, as amended.

         Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax implications will depend on your specific situation and other variables that are not within

Camco Financial's or Westwood Homestead Financial's control or knowledge. You should consult a tax advisor for a complete understanding of the merger's tax consequences to you.


STOCK OPTION AGREEMENT (PAGE 33 THROUGH 35))


         To increase the likelihood that the merger would be completed, Camco Financial and Westwood Homestead Financial executed a stock option agreement in which Westwood Homestead Financial granted Camco Financial an option to purchase up to 19.9% of the outstanding common stock of Westwood Homestead Financial at a purchase price of $10.50 per share. Camco Financial can exercise the option only if specific events occur. These events relate to a competing transaction, if any, involving a merger, business combination or other acquisition of Westwood Homestead Financial or its stock. As of the date of this prospectus/joint proxy statement, neither Camco Financial nor Westwood Homestead Financial is aware of any such event.


INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS (PAGES 30 AND 32)


         Some of the directors and officers of Westwood Homestead Financial and The Westwood Homestead Savings Bank have interests in the merger that are different from, or in addition to, their interests as shareholders of Westwood Homestead Financial. These interests include the following:

         - Michael P. Brennan, currently the President and Chief Executive Officer of Westwood Homestead Financial and The Westwood Homestead Savings Bank, will be appointed to the Camco Financial board of directors and will continue to be a director of The Westwood Homestead Savings Bank.

         - At the completion of the merger, Camco Financial will assume the Westwood Homestead Financial Corporation 1997 Stock Option Plan and any outstanding options under the plan that have not been exercised. The directors and executive officers of Westwood Homestead Financial have, in the aggregate, options to acquire 253,021 Westwood Homestead Financial shares. Each of the Westwood Homestead Financial options assumed by Camco Financial will become an option to purchase a number of Camco Financial shares based on the market value of Camco Financial shares at the time of the completion of the merger.

         - Michael P. Brennan, Gerald T. Mueller, currently the Vice President/Director of Lending of The Westwood Homestead Savings Bank, and John E. Essen, currently the Chief Financial Officer and Treasurer of Westwood Homestead Financial and The Westwood Homestead Savings Bank, will enter into a new employment or severance agreement with The Westwood Homestead Savings Bank that entitle these individuals to certain salary and other payments upon certain terminations of employment.

         - For three years after the merger, Camco Financial will indemnify the officers and directors of Westwood Homestead Financial and The Westwood Homestead Savings Bank for events occurring before the merger to the maximum extent permitted by the certificate of incorporation and bylaws of Camco Financial.


TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (PAGE 30)


         We may agree to terminate the merger at any time before the consummation of the merger, even if you have voted to approve the merger. The merger agreement allows either one of us to terminate the merger if:

         -    We do not complete the merger by June 30, 2000;
         - We have not satisfied, or agreed to waive, conditions listed in the merger agreement; or
         - The representations, warranties or obligations of the other party under the merger agreement cannot be satisfied.

         If the merger is not completed because of the willful breach of the merger agreement by one party, that party will be required to pay up to $250,000 of the merger-related expenses of the non-breaching party.

         We may amend the merger agreement with the consent of our boards of directors at any time before or after receiving stockholder approval of the merger agreement. However, if the stockholders have already approved the merger, we will not amend the merger agreement without their approval if the amendment would materially and adversely affect their rights as stockholders.


SPECIAL MEETINGS OF STOCKHOLDERS (PAGES 36 THROUGH 39)

         The Westwood Homestead Financial special meeting of stockholders will take place at the main office of Westwood Homestead Savings Bank at 3002 Harrison Avenue, Cincinnati, Ohio on December 16, 1999. If you owned Westwood Homestead Financial common shares on November 3, 1999, you are entitled to vote at the special meeting. The holders of a majority of the outstanding Westwood Homestead Financial common shares, or 1,084,410 shares, must vote in favor of the merger agreement to approve the merger.

         Each of the directors and executive officers of Westwood Homestead Financial has agreed to vote all of their Westwood Homestead Financial common shares for the adoption of the merger agreement. As of November 3, 1999, the directors and executive officers, in the aggregate, owned or had voting power with respect to 224,657 Westwood Homestead Financial shares, or 10.4% of the outstanding shares.

         The Camco Financial special meeting of stockholders will take place at the Camco Financial Corporate Headquarters, 6901 Glenn Highway, Cambridge, Ohio, on December 15, 1999. If you owned Camco Financial shares on October 29, 1999, you are entitled to vote at the special meeting. The holders of a majority of the outstanding Camco Financial shares, or 2,860,195 shares, must vote in favor of the merger agreement to approve the merger and must vote in favor of the amendment to the certificate of incorporation to approve the amendment.

         Each of the directors and executive officers of Camco Financial has indicated that they intend to vote all of their Camco Financial shares for the adoption of the merger agreement and the amendment of the certificate of incorporation. As of November 3, 1999, the directors and executive officers, in the aggregate, owned or had voting power with respect to 412,768 Camco Financial shares, or 7.2% of the outstanding shares.

PROXY SOLICITOR (PAGE 37)

         The firm of Regan & Associates, Inc. will be assisting Westwood Homestead Financial in soliciting proxies for the special meeting.

ACCOUNTING TREATMENT (PAGE 33)


         The merger will be treated as a purchase for accounting purposes. Accordingly, Camco Financial will record the assets and liabilities of Westwood Homestead Financial on its books at fair value. The excess of the fair value of the assets received over the fair value of the liabilities assumed will be assigned to specific and unidentified intangible assets. The resulting intangible assets will be amortized to operations over the estimated useful life, presently estimated to be 20 years.


PER SHARE MARKET PRICE INFORMATION (PAGE 10)

         Camco Financial shares are listed on Nasdaq. On August 5, 1999, the last full trading day before the public announcement of the proposed merger, Camco Financial shares closed at $12.25. On November 3, 1999, the last practicable day before we printed this prospectus/joint proxy statement, Camco Financial shares closed at $11.625.

         Westwood Homestead Financial common shares are listed on Nasdaq. On August 5, 1999, the last full trading day before the public announcement of the proposed merger, Westwood Homestead Financial shares closed at $10.25. On November 3, 1999, the last practicable day before we printed this prospectus/joint proxy statement, Westwood Homestead Financial shares closed at $11.5625.

         The market value of .611 shares of Camco Financial would be $7.48 based on Camco Financial's August 5, 1999, closing price and $7.10 based on Camco Financial's November 3, 1999 closing price. Because the number of Camco Financial shares you will receive is fixed and the market price of Camco Financial shares will fluctuate, we cannot be certain of the market value of the Camco Financial shares you will receive in the merger. You may obtain current stock quotations for Camco Financial shares from a newspaper, the Internet or your broker.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

         Camco Financial shares are listed on Nasdaq under the symbol "CAFI." Westwood Homestead Financial shares are listed on Nasdaq under the symbol "WEHO."


         As of November 3, 1999 there were 5,720,388 Camco Financial shares outstanding and held by approximately 970 holders of record. As of November 3, 1999 there were 2,168,818 Westwood Homestead Financial shares outstanding and held by approximately 425 holders of record. The following table shows the high and low bid prices for Camco Financial shares and Westwood Homestead Financial shares on Nasdaq for the first two quarters of 1999, and for each quarter of 1998 and 1997, and the cash dividends per share declared during each of these periods. ALL INFORMATION FOR CAMCO FINANCIAL REFLECTS THE CAMCO FINANCIAL THREE-FOR-TWO STOCK SPLIT IN THE FORM OF A STOCK DIVIDEND PAID IN 1998, AND THE 5% STOCK DIVIDENDS WHICH WERE PAID IN JULY 1997 AND 1999.




Quarter ended                               Camco Financial                               Westwood Homestead Financial
-------------                  -------------------------------------------       ---------------------------------------------

                                   Market Price           Cash dividends            Market Price              Cash dividends
                                High         Low        declared per share       High          Low          declared per share
                                ----         ---        ------------------       ----          ---          ------------------

September 30, 1999             $13.13      $10.31              $.1200            $11.63       $ 9.50              $ .12
June 30, 1999                   13.33       12.14               .1069             11.63        10.00                .11
March 31, 1999                  14.88       13.10               .1140             10.50        10.13                .10

December 31, 1998               15.68       13.66               .1021             11.13         9.50                .10
September 30, 1998              18.45       14.85               .0974             12.88        10.25                .10
June 30, 1998                   19.64       17.41               .0919             15.00        11.88                .09
March 31, 1998                  17.50       15.84               .0886             17.13        13.25                .09

December 31, 1997               17.10       14.09               .1402             18.13        13.75               3.57
September 30, 1997              14.41       11.01               .0824             18.00        13.88                .07
June 30, 1997                   11.31       10.55               .1329             14.50        12.38                .07
March 31, 1997                  11.31        8.90               .1208             14.81        11.63                .07




         The following table shows (a) the last reported sales prices as of August 5, 1999, the last trading day before the public announcement of the signing of the merger agreement, and (b) the last reported sales prices as of November 3, 1999, the last practicable trading day before the date of this prospectus/joint proxy statement, for the Camco Financial shares and the Westwood Homestead Financial shares. The table also shows the equivalent pro forma price of Westwood Homestead Financial shares, determined by adding $5.20 to the product of the price of a Camco Financial share on each date multiplied by .611.




                                                     Price per            Equivalent price per
                            Price per            Westwood Homestead        Westwood Homestead
                      Camco Financial share       Financial share           Financial share
                      ---------------------       ---------------           ---------------

August 5, 1999               $ 12.25                  $  10.25                   $12.68
November 3, 1999              11.625                   11.5625                    12.30


             SELECTED CONSOLIDATED FINANCIAL DATA OF CAMCO FINANCIAL

         The tables below contain information regarding the financial condition and earnings of Camco Financial for the five years ended December 31, 1998, based on the audited consolidated financial statements of Camco Financial which are incorporated into this document by reference. Camco Financial derived the historical consolidated financial data for the six months ended June 30, 1999 and 1998, from its unaudited consolidated financial statements for those periods which are incorporated into this document by reference. In the opinion of Camco Financial management, Camco Financial has made all adjustments necessary for a fair presentation of the unaudited consolidated statements of financial condition and the interim results of operations.


                                                 At June 30,                                At December 31,
CAMCO FINANCIAL                            --------------------      -------------------------------------------------------------
STATEMENT OF FINANCIAL CONDITION DATA:       1999         1998         1998         1997         1996         1995          1994
--------------------------------------       ----         ----         ----         ----         ----         ----          ----
                                                (Unaudited)                        (In thousands)
Total amount of:
     Assets                                $727,058    $588,220      $637,135     $570,170     $517,488      $394,892     $371,489
     Interest-bearing deposits in other
       financial institutions                 8,855      22,108        22,609       10,473       10,875         5,772       13,105
     Investment securities available
       for sale - at market                     319       1,333         1,307        3,572        7,177         8,634        2,978
     Investment securities held to
       maturity - at cost                    14,463      17,243        10,962       17,489       21,844        19,283       34,835
     Mortgage-backed securities
       available for sale - at market         7,228       4,294         3,476        8,447       10,148        11,954        1,464
     Mortgage-backed securities held to
       maturity - at cost                     4,362       6,080         5,019        8,207       10,700         5,002       17,724
     Loans receivable - net (1)             644,253     494,612       548,669      481,501      420,818       321,005      282,722
     Deposits                               457,762     428,807       443,227      422,368      398,161       326,996      307,643
     FHLB advances and other borrowings     199,919      44,090       125,483       82,319       58,354        27,078       26,511
     Stockholders' equity -
       substantially restricted              61,391      58,182        60,139       55,331       51,391        34,029       30,885


                                             Six months ended
                                                  June 30,                  Year ended December 31,
                                             ----------------   -----------------------------------------------
STATEMENT OF EARNINGS DATA:                  1999       1998     1998      1997      1996      1995       1994
                                             ----       ----     ----      ----      ----      ----       ----
                                                (Unaudited)                   (In thousands, except share data)

Total interest income                       $23,551   $21,747   $44,283   $41,217   $32,812   $28,833   $22,896
Total interest expense                       13,439    11,897    24,852    22,778    17,811    16,022    11,978
                                            -------   -------   -------   -------   -------   -------   -------
Net interest income                          10,112     9,850    19,431    18,439    15,001    12,811    10,918
Provision for losses on loans                   123       137       250       385       141       143        99
                                            -------   -------   -------   -------   -------   -------   -------
Net interest income after provision for
  losses on loans                             9,989     9,713    19,181    18,054    14,860    12,668    10,819
Other income                                  2,980     3,949     7,552     3,945     3,700     3,418     2,694
General, administrative and other expense     8,454     8,048    16,319    13,733    13,762    10,046     9,365
                                            -------   -------   -------   -------   -------   -------   -------
Earnings before federal income taxes          4,515     5,614    10,414     8,266     4,798     6,040     4,148
Federal income taxes                          1,529     1,853     3,410     2,922     1,588     2,064     1,403
                                            -------   -------   -------   -------   -------   -------   -------
Net earnings                                $ 2,986   $ 3,761   $ 7,004   $ 5,344   $ 3,210   $ 3,976   $ 2,745
                                            =======   =======   =======   =======   =======   =======   =======

Earnings per share: (2)
   Basic                                    $   .52   $   .65   $  1.22   $   .93   $   .71   $   .97   $   .75
                                            =======   =======   =======   =======   =======   =======   =======
   Diluted                                  $   .51   $   .63   $  1.19   $   .91   $   .69   $   .97   $   .75
                                            =======   =======   =======   =======   =======   =======   =======


----------------

(1)      Includes loans held for sale.

(2) Earnings per share has been adjusted to give effect to a three-for-two stock split which was effected during 1998, and the 5% stock dividends which were effected during the years ended December 31, 1999, 1997, 1996 and 1995.


                                            At or for the six months
                                                ended June 30, (1)                     Year ended December 31,
                                            ------------------------   ----------------------------------------------------------
OTHER DATA:                                   1999         1998        1998         1997         1996         1995         1994
                                              ----         ----        ----         ----         ----         ----         ----
Return on average assets (2)                   .88%        1.30%        1.16%         .98%         .70%        1.04%         .79%
Return on average equity (2)                  9.83        13.25        12.13        10.01         7.52        12.25         9.69
Average equity to average assets (2)          8.91         9.79         9.56         9.81         9.36         8.47         8.12
Dividend payout ratio (3)                    42.48        34.71        32.89        51.16        53.33        34.91        25.40
--------------------------


(1)      Annualized where applicable.

(2) Ratios are based upon the mathematical average of the balances at the beginning and the end of the year.

(3)      Represents dividends per share divided by basic earnings per share.


      SELECTED CONSOLIDATED FINANCIAL DATA OF WESTWOOD HOMESTEAD FINANCIAL

         The tables below contain information regarding the financial condition and earnings of Westwood Homestead Financial for the five years ended December 31, 1998, based on the audited consolidated financial statements of Westwood Homestead Financial. Westwood Homestead Financial derived the historical consolidated financial data for the six months ended June 30, 1999 and 1998, from its unaudited consolidated financial statements. In the opinion of Westwood Homestead Financial management, Westwood Homestead Financial has made all adjustments necessary for a fair presentation of the unaudited consolidated statements of financial condition and the interim results of operations. Please read these tables together with the consolidated financial statements, including the related notes, and other financial information of Westwood Homestead Financial included elsewhere in this prospectus/joint proxy statement.


                                                At June 30,                              At December 31,
WESTWOOD HOMESTEAD FINANCIAL                 ---------------        -----------------------------------------------------------
STATEMENT OF FINANCIAL CONDITION DATA:       1999       1998        1998          1997         1996         1995           1994
                                             ----       ----        ----          ----         ----         ----           ----
                                               (Unaudited)                             (In thousands)
Total amount of:
     Assets                                $141,401   $126,339    $129,871      $134,259      $119,951     $96,638       $112,978
     Interest-bearing deposits in other
       financial institutions                 1,626      8,810       4,316         9,114        12,903          14             97
     Investment securities available
       for sale - at market                       -          -           -         1,000         3,969         993          1,886
     Mortgage-backed securities available
       for sale - at market                   5,986      1,771       1,529         2,151        15,034      17,380         32,560
     Loans receivable - net                 127,791    111,131     118,926       117,648        85,052      74,942         70,185
     Deposits                                91,079     83,920      87,336        88,234        79,083      81,748         92,526
     FHLB advances and other borrowings      26,847     15,760      17,454        14,765           127         139          7,549
     Stockholders' equity - substantially
       restricted                            22,778     26,009      23,977        30,146        39,982      14,190         12,279



                                                 Six months ended
                                                     June 30,                         Year ended December 31,
                                               -------------------   ------------------------------------------------------
STATEMENT OF EARNINGS DATA:                      1999       1998        1998      1997        1996        1995       1994
                                                   (Unaudited)                (In thousands, except per share data)

Total interest income                          $  5,137   $  5,167   $ 10,219   $ 10,269    $  7,875   $  7,756    $  7,653
Total interest expense                            2,800      2,784      5,552      5,564       4,834      5,262       5,047
                                               --------   --------   --------   --------    --------   --------    --------
Net interest income                               2,337      2,383      4,667      4,705       3,041      2,494       2,606
Provision for loans losses                           23         14         41        101          64         38          30
                                               --------   --------   --------   --------    --------   --------    --------
Net interest income after provision for loan
  losses                                          2,314      2,369      4,626      4,604       2,977      2,456       2,576
Non-interest income (loss)                          168        406        582       (375)        132       (737)         79
Non-interest expenses                             1,522      1,642      3,187      2,927       2,585      2,056       1,494
                                               --------   --------   --------   --------    --------   --------    --------
Earnings (loss) before federal income taxes         960      1,133      2,021      1,302         524       (337)      1,161
Federal income taxes  (benefit)                     316        410        687        419         165       (114)        400
                                               --------   --------   --------   --------    --------   --------    --------
Net earnings (loss)                            $    644   $    723   $  1,334   $    833    $    359   $   (223)   $    761
                                               ========   ========   ========   ========    ========   ========    ========

Earnings per share:
   Basic                                           $.33       $.30       $.58       $.34        $.16        N/A         N/A
                                                   ====       ====       ====       ====        ====
   Diluted                                         $.33       $.30       $.58       $.34        $.16        N/A         N/A
                                                   ====       ====       ====       ====        ====




                                                At or for the six months
                                                     ended June 30,                         Year ended December 31,
                                                ------------------------  --------------------------------------------------------
OTHER DATA:                                        1999        1998        1998        1997         1996         1995       1994
                                                   ----        ----        ----        ----         ----         ----       ----
Return on average assets                           0.97%       1.12%       1.04%        0.66%       0.34%       (0.21)%     0.66%
Return on average equity                           5.44        5.02        4.94         2.23        1.71        (1.59)      5.39
Average equity to average assets                  17.82       22.30       21.10        29.62       19.88        13.51      12.33
Dividend payout ratio                             63.64       60.00       65.52     1,111.76         N/A          N/A        N/A


                      SELECTED CONSOLIDATED PRO FORMA DATA

         The following table presents selected financial data for Camco and Westwood Homestead Financial combined on a pro forma basis for the year ended December 31, 1998, and for the six months ended June 30, 1999, as if the merger had been effective on January 1, 1998 and January 1, 1999, respectively. The companies derived the data for the year ended December 31, 1998, based on their audited consolidated financial statements which are incorporated into this document by reference, and the data for the six months ended June 30, 1999, from their unaudited consolidated financial statements for those periods which are incorporated into this document by reference. In the opinion of the companies' management, all adjustments necessary for a fair presentation of the unaudited interim data have been made.


                                                           SIX MONTHS ENDED            YEAR ENDED
                                                             JUNE 30, 1999          DECEMBER 31, 1998
                                                             -------------          -----------------
                                                                    (Dollars in thousands)
STATEMENT OF FINANCIAL CONDITION DATA (PERIOD END):
  Assets                                                        $864,498                 $763,045
  Deposits                                                       548,308                  530,030
  Loans receivable-net                                           766,608                  667,595
  Stockholders' equity, restricted                                73,228                   73,175

STATEMENT OF EARNINGS DATA:
  Net interest income                                             12,099                   23,397
  Provision for loan losses                                          146                      292
  Net earnings                                                     3,674                    8,437
  Stockholders' equity to total assets                              8.47%                    9.59%


                           COMPARATIVE PER SHARE DATA


         Presented below are the book value per share and net earnings per share of (a) Camco Financial on a historical basis, (b) Westwood Homestead Financial on a historical basis, and (c) Camco Financial on a pro forma basis adjusted to reflect the completion of the merger as of January 1, 1998. See "Pro forma unaudited condensed combined consolidated statements of financial condition" on page 40 and "Pro forma unaudited condensed combined statements of earnings" on pages 41 and 42. The information in the following table is not necessarily indicative of the results which actually would have been obtained if we had completed the merger before the periods indicated.



                                                               Year ended December 31,
                                    Six months ended    ---------------------------------------
                                     June 30, 1999       1998              1997           1996
                                     -------------       ----              ----           ----

CAMCO FINANCIAL HISTORICAL
Earnings per share:
   Basic                               $   .52          $ 1.22            $  .93        $   .71
   Diluted                                 .51            1.19               .91            .69
Book value per share                     10.73           10.46              9.65           9.36
Cash dividends paid per share              .22             .38               .48            .40

WESTWOOD HOMESTEAD FINANCIAL
 HISTORICAL
Earnings per share:
   Basic                               $   .33          $  .58            $  .34        $   .16
   Diluted                                 .33             .58               .34            .16
Book value per share                     10.50           10.29             10.59          14.20
Cash dividends paid per share              .21             .38              3.78              -


                                                   Year ended December 31, 1998
CAMCO FINANCIAL PRO FORMA EQUIVALENT               ----------------------------
Earnings per share:
   Basic                                                      $  1.21
   Diluted                                                       1.18
Book value per share                                            10.97
Cash dividends paid per share                                     .1834


                            PURPOSE OF THIS DOCUMENT


         This prospectus/joint proxy statement serves as both a prospectus of Camco Financial for the issuance of up to 1,365,554 Camco Financial shares in connection with the merger and a joint proxy statement of Camco Financial and Westwood Homestead Financial for their special meetings of stockholders. We will mail this prospectus/joint proxy statement to Camco Financial and Westwood Homestead Financial stockholders on or about November 10, 1999.


         Camco Financial provided all information in this prospectus/joint proxy statement relating to it, and Westwood Homestead Financial and The Westwood Homestead Savings Bank provided all information in this prospectus/joint proxy statement relating to them. Each party is responsible for the accuracy of its information.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED IN THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.


                                   THE PARTIES

CAMCO FINANCIAL

         Camco Financial is a multiple savings and loan holding company organized under Delaware law. Since its incorporation in 1970, Camco Financial has evolved into a full-service provider of financial products to the communities served by its banking subsidiaries. Utilizing a common marketing theme committed to personalized customer service, Camco Financial and its affiliates have grown from $22.4 million in consolidated assets in 1970 to $727.1 million in consolidated assets at June 30, 1999. This rate of growth is largely attributable to the acquisitions of Marietta Savings Bank, First Federal Savings Bank of Washington Court House, First Federal Bank for Savings and Germantown Federal Savings Bank, which Camco Financial merged into First Federal Savings Bank of Washington Court House. Camco Financial has also grown through its continued expansion of product lines.

         Camco Financial's primary lending activities include the origination of conventional fixed-rate and variable-rate mortgage loans for the acquisition, construction or refinancing of single-family homes located in Camco Financial's primary market area. Camco Financial also originates construction and permanent mortgage loans on multifamily properties and nonresidential properties. In addition, Camco Financial makes a variety of consumer loans.

         Camco Financial operates 31 offices in 23 communities throughout central and southern Ohio, northeastern Kentucky and northwestern West Virginia. At June 30, 1999, Camco Financial's consolidated assets totaled $727.1 million, its deposits totaled $457.8 million and its tangible stockholders' equity totaled $58.1 million.

WESTWOOD HOMESTEAD FINANCIAL

         Westwood Homestead Financial was incorporated under the laws of the State of Indiana in 1996 for the purpose of becoming the holding company of The Westwood Homestead Savings Bank. Westwood Homestead Financial is headquartered in Cincinnati, Ohio, and its business activities are limited to the State of Ohio.

         The primary lending activity of The Westwood Homestead Savings Bank is the origination of conventional mortgage loans for the purpose of purchasing or refinancing one- to four-family residential properties in its primary market area of Cincinnati, Ohio. The Westwood Homestead Savings Bank also originates multi-family real estate loans, nonresidential real estate loans and a limited number of residential construction and consumer loans. In recent years, The Westwood Homestead Savings Bank has purchased participation interests in loans secured by multifamily and nonresidential real estate located in its primary market area.

         Westwood Homestead Financial operates through the main office and a branch office of The Westwood Homestead Savings Bank in Cincinnati, Ohio. At June 30, 1999, Westwood Homestead Financial's consolidated assets totaled $141.4 million, its deposits totaled $91.1 million and its tangible stockholders' equity totaled $22.8 million.


                                   THE MERGER

BACKGROUND AND REASONS FOR THE MERGER

         WESTWOOD HOMESTEAD FINANCIAL. From Westwood Homestead Financial's inception as a publicly owned company in September 1996, the board of directors of Westwood Homestead Financial has actively reviewed Westwood Homestead Financial's strategic alternatives for enhancing long-term value for Westwood Homestead Financial's stockholders. With the assistance of Charles Webb & Company, Westwood Homestead Financial's financial advisors, the Board has explored numerous capital management strategies and other alternatives for enhancing stockholder value as an independent company. Some of these alternatives were implemented, including paying a regular cash dividend, effecting a return of capital and undertaking three stock repurchase programs. Westwood Homestead Financial completed two stock repurchase programs, one for 10% of its outstanding stock and one for 9%, and initiated a third for 10% which was suspended in view of pending merger discussions. Several other alternatives, including branch purchases and acquisitions of other financial institutions, were pursued but failed to materialize for a number of reasons. Certain other alternatives, including a possible tender offer for Westwood Homestead Financial's common stock, were considered but not deemed in the best interests of Westwood Homestead Financial and its stockholders. As a result of its continuing assessment of ways in which to maximize long-term stockholder value, Westwood Homestead Financial's board began to consider the possibility of a strategic combination or sale of Westwood Homestead Financial in early 1999.

         On April 21, 1999, Larry A. Caldwell, President and Chief Executive Officer of Camco Financial, contacted Michael P. Brennan, President and Chief Executive Officer of Westwood Homestead Financial and The Westwood Homestead Savings Bank, and expressed an interest in meeting with Westwood Homestead Financial's Mergers and Acquisitions Committee to explore a possible transaction that could benefit Westwood Homestead Financial's stockholders. During approximately the same period, Mr. Brennan met with the chief executive officer of another bank holding company that had expressed an interest in acquiring Westwood Homestead Financial. On May 3, 1999, Mr. Caldwell visited with Mr. Brennan, toured Westwood Homestead Financial's offices and met Westwood Homestead Financial's two other senior officers. Following that meeting, management of Westwood Homestead Financial furnished Camco Financial with certain public information regarding Westwood Homestead Financial.

         On June 1, 1999, Mr. Caldwell made a presentation to Westwood Homestead Financial's Mergers and Acquisitions Committee in which he explained Camco Financial's philosophy, mission statement and growth prospects. Following this presentation, the Mergers and Acquisitions Committee unanimously agreed to convene the full board to discuss Mr. Caldwell's presentation.

         On June 7, 1999, the Mergers and Acquisitions Committee updated the full board regarding Mr. Caldwell's presentation of Camco Financial's interest in Westwood Homestead Financial. Following its discussions, the board authorized Mr. Brennan to invite Mr. Caldwell to address the full board.

         In the middle of June 1999, the chief executive officer of the other bank holding company verbally indicated to Mr. Brennan a preliminary interest in acquiring Westwood Homestead Financial at a per share price of $13.25 in stock of the prospective buyer. No other terms of the indication of interest were indicated. Mr. Brennan subsequently conveyed this information to the Westwood Homestead Financial board.

         On June 15, 1999, Mr. Caldwell discussed Camco Financial's interest in a strategic combination with Westwood Homestead Financial before the full Westwood Homestead Financial board. At the conclusion of this meeting, the board unanimously agreed to move forward with a possible strategic alliance with Camco Financial.

         Following the June 15 meeting, a Charles Webb & Company representative and Mr. Brennan spoke with the representative of a third entity, a mutual thrift institution, who expressed an interest in pursuing a merger with Westwood Homestead Financial on a cash basis. No terms were mentioned or discussed.

         During the same period, Mr. Caldwell indicated to Charles Webb & Company that Camco Financial was not particularly interested in participating in a bidding process for Westwood Homestead Financial.

         On June 28, 1999, Camco Financial furnished Charles Webb & Company with a written expression of interest in a strategic combination at a per share price of $13.00 (60% in Camco Financial stock and 40% in cash) and on certain other specified terms. At a special meeting of Westwood Homestead Financial's board on that day, attended by Charles Webb & Company and telephonically by Westwood Homestead Financial's legal counsel, the Board discussed Camco Financial's expression of interest and statement of terms. The Charles Webb & Company representative analyzed for Westwood Homestead Financial's board the transaction proposed by Camco Financial as well as the terms of the other verbal indications of interest. The board considered the specificity of the terms of Camco Financial's written bid relative to the other expression of interest. The board also considered the relative impact of the proposed transactions on Westwood Homestead Financial's stockholders and, pursuant to Westwood Homestead Financial's articles of incorporation, on The Westwood Homestead Savings Bank's employees, customers and community members. The board reviewed management's growth projections for Westwood Homestead Financial and other aspects of Westwood Homestead Financial's business plan, as well as Charles Webb & Company's financial analysis of the Camco Financial indication of interest and the concern that Camco

Financial would withdraw its offer if a bidding process was conducted. On the basis of all these factors, the board approved proceeding with Camco Financial on an exclusive basis.

         On July 1, 1999, six directors and two senior officers of Westwood Homestead Financial visited the Camco Financial corporate office in Cambridge, Ohio, and two Camco Financial subsidiary banks. Following that visit, the board authorized commencement of negotiations of a definitive agreement for a strategic combination with Camco Financial based on the terms contained in Camco Financial's June 28, 1999 written indication of interest.

         From July 6 through July 9, 1999, Camco Financial and Westwood Homestead Financial conducted due diligence reviews of each other's businesses and operations. At a special meeting of Westwood Homestead Financial's board on July 26, 1999, attended by Charles Webb & Company and telephonically by Westwood Homestead Financial's legal counsel, the board reviewed several outstanding issues regarding the proposed transaction with Camco Financial. Both Charles Webb & Company and legal counsel presented their analysis of the outstanding issues and Charles Webb & Company analyzed the proposed transaction from a financial standpoint. The Charles Webb & Company representative also thoroughly reviewed the strategic alternatives that the board had reviewed since The Westwood Homestead Savings Bank's conversion to stock form, including the potential mergers and acquisitions that the board had explored which had not materialized. Members of Westwood Homestead Financial's management discussed with the board their expectations for Westwood Homestead Financial's future return on equity and indicated that even with substantial balance sheet growth, Westwood Homestead Financial would likely not be able to achieve the desired results for stockholders.

         At a special meeting of Westwood Homestead Financial's board on August 3, 1999, attended telephonically by legal counsel, the board discussed the progress of negotiations with Camco Financial and the issues then outstanding. On August 6, 1999 the board again convened, with Charles Webb & Company and legal counsel attending telephonically, to review the definitive agreement that had been negotiated with Camco Financial. The Charles Webb & Company representative furnished the board with a written financial analysis of the proposed transaction and presented her opinion that the consideration to be received by Westwood Homestead Financial stockholders in the strategic alliance with Camco Financial is fair to stockholders from a financial point of view. The board then unanimously approved the merger agreement.

         In reaching its determination that the merger is in the best interests of Westwood Homestead Financial and its stockholders, Westwood Homestead Financial's board considered, among other things:

         - the consideration to be paid in connection with the merger and the value being offered to Westwood Homestead Financial's stockholders in relation to the market value, book value and earnings per share of Westwood Homestead Financial's common stock;

         - the social and economic effects of the transaction on Westwood Homestead Financial and The Westwood Homestead Savings Bank, employees, depositors, loan and other customers, creditors and other elements of the communities in which Westwood Homestead Financial and The Westwood Homestead Savings Bank operate or are located;

         - the business and financial condition and the long term equity growth and earnings prospects of Camco Financial;

         - the competence, experience and integrity of Camco Financial and its management; and

         - the opinion of Charles Webb & Company that the consideration to be received in the merger is fair to Westwood Homestead Financial stockholders from a financial point of view.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

         CAMCO FINANCIAL. Camco Financial's strategic plan is to deliver a wide array of financial products and services through a network of community-based financial institutions which benefit from the centralized support provided by the holding company structure while operating autonomously in their respective markets under the direction of management personnel who maintain close ties to the communities they serve. Since adopting the holding company structure in 1970 with a single thrift charter, the Camco Financial group has expanded over the years to include four geographically distinct financial institution charters and several subsidiaries engaged in mortgage-related activities.

         In pursuing growth, Camco Financial has paid particular attention to opportunities in geographic areas contiguous to its existing markets. Camco Financial's current markets include portions of central, southwest and southeast Ohio, and the corridor from Marietta to Canton, Ohio which runs along I-77. Camco Financial also currently has banking locations in northeast Kentucky and loan production offices in western West Virginia.

         The merger will allow Camco Financial the unique opportunity to achieve further geographic extension and diversification, while maintaining geographic proximity to its existing markets. Camco Financial management believes that the broad-based economic diversity of the Cincinnati market, along with the additional geographic diversity, will lessen the impact on Camco Financial's net income in the event of an economic downturn in any individual industry or market.

         Camco Financial, as a specialist in community banking, also anticipates additional growth opportunities in the Cincinnati market as a result of the pending mergers of Fidelity Financial of Ohio, Inc. and OHSL Financial into the Provident Bank. Introduction of Camco Financial's "Advantage Banking" program offers an additional opportunity to expand The Westwood Homestead Savings Bank's lending and deposit relationships with its existing customer base and to attract new customers. The Westwood Homestead Savings Bank has an experienced management team which Camco Financial believes will enable the bank to maintain a strong relationship with the local community while Camco Financial management provides the support necessary to allow the local bank's management to expand the range of products and services.


         Another potential impact of the merger is increased liquidity of Camco Shares due to the issuance of additional Camco Shares. As of November 3, 1999, Camco Financial had 5,720,388 shares outstanding which were held by approximately 970 stockholders. Based on the 2,168,818 Westwood Homestead Financial Shares issued and outstanding on November 3, 1999, the total number of Camco Financial Shares to be issued to Westwood Homestead Financial stockholders would be approximately 1,325,148. This will represent a 23.2% increase in the number of outstanding shares of Camco Financial. The number of Camco Financial stockholders will also increase by approximately 425 as a result of the merger.


         Based upon all of the foregoing and the receipt and review of the opinion of its financial advisor, Tucker Anthony Cleary Gull, the directors of Camco Financial concluded that the terms of the merger, as set out in the merger agreement, were fair to, and in the best interests of, the Camco Financial stockholders and, on August 6, 1999, authorized the appropriate officers of Camco Financial to execute the merger agreement.

OPINION OF CHARLES WEBB & COMPANY

         In July 1999, Westwood Homestead Financial asked Charles Webb & Company to evaluate a potential strategic combination between Westwood Homestead Financial and Camco Financial and review any specific proposals for a strategic alliance that might be received regarding an alliance with Westwood Homestead Financial. Charles Webb & Company, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. Charles Webb & Company is familiar with the market for common stocks of publicly traded banks, thrifts and bank and thrift holding companies. The Westwood Homestead Financial board selected Charles Webb & Company on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger and its prior work for and relationship with Westwood Homestead Financial.

         Pursuant to its engagement, Charles Webb & Company was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to stockholders of Westwood Homestead Financial. Charles Webb & Company delivered its opinion to the Westwood Homestead Financial Board that, as of August 6, 1999, the merger consideration is fair, from a financial point of view, to the stockholders of Westwood Homestead Financial. No limitations were imposed by the Westwood Homestead Financial board upon Charles Webb & Company with respect to the investigations made or procedures followed by it in rendering its opinion. Charles Webb & Company has consented to the inclusion herein of the summary of its opinion to the Westwood Homestead Financial Board and to the reference to the entire opinion attached hereto as Annex B.

THE FULL TEXT OF THE OPINION OF CHARLES WEBB & COMPANY, WHICH IS ATTACHED AS ANNEX B TO THIS PROSPECTUS/JOINT PROXY STATEMENT, SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CHARLES WEBB & COMPANY, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE OPINION OF CHARLES WEBB & COMPANY SET FORTH IN THIS PROSPECTUS/JOINT PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION.

         In rendering its opinion, Charles Webb & Company performed the following analysis:

         -        reviewed the merger agreement;

         - reviewed Westwood Homestead Financial's annual reports, proxy statements and Forms 10-K for the 1998, 1997 and 1996 fiscal years and Camco Financial's annual reports, proxy statements and Forms 10-K for the 1998, 1997 and 1996 fiscal years and certain other information considered relevant;

         - discussed with senior management and the boards of directors of Westwood Homestead Financial and its wholly-owned subsidiary, The Westwood Homestead Savings Bank, the past review of strategic alliances that were discussed or analyzed, current position and prospective outlook for Westwood Homestead Financial to enhance future stockholder value;

         - discussed with senior management of Westwood Homestead Financial the company's operations, financial performance and future plans and prospects;

         - considered historical quotations, levels of activity and prices of recorded transactions in Westwood Homestead Financial's and Camco Financial's common stock;

         - reviewed financial and stock market data of other thrifts in a comparable asset range to Westwood Homestead Financial;

         - reviewed financial and stock market data of other thrifts in a comparable asset range to Camco Financial;

         - reviewed certain recent business combinations with thrifts as the acquired company, which Charles Webb & Company deemed comparable in whole or in part; and

         - performed other analyses which Charles Webb & Company considered appropriate.

         In rendering its opinion, Charles Webb & Company assumed and relied upon the accuracy and completeness of the financial information provided to it by Westwood Homestead Financial and Camco Financial. In its review, with the consent of the Westwood Homestead Financial board, Charles Webb & Company did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities nor of potential exposure resulting from Year 2000 issues, if any, of Westwood Homestead Financial or Camco Financial, and potential or contingent liabilities of Westwood Homestead Financial or Camco Financial.

         In rendering its opinion, Charles Webb & Company analyzed certain comparable merger and acquisition transactions of pending thrift deals, comparing the merger consideration relative to:

         -     tangible book value;

         -     last twelve months earnings per share;

         -     total assets;

         -     total deposits;

         -     and premium to core deposits.

         Charles Webb & Company also evaluated and took into consideration the resulting pro forma earnings per share and book value per share for the combined company relative to Camco Financial's current status. This pro forma analysis demonstrated that the per share merger consideration to be received by Westwood Homestead Financial stockholders was in an historically acceptable range in relation to dilution and accretion.

         The information in the following table summarizes the comparable group results analyzed by Charles Webb & Company with respect to the merger. The summary does not purport to be a complete description of the analysis performed by Charles Webb & Company and should not be construed independently of the other information considered by Charles Webb & Company in rendering its opinion. Selecting portions of Charles Webb & Company's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.


                                                                         Price to:
                                           -------------------------------------------------------------------------
                                                                                                               Core
                                              Tangible            Last 12                                    deposit
                                           book value (2)     months EPS (3)      Deposits      Assets       premium
                                           --------------     --------------      --------      ------       -------

Consideration to Westwood Homestead
Financial - $12.53 per share (1):              120.8%               20.8x           29.9%       19.39%        5.85%

                                                                         Price to:
                                           -------------------------------------------------------------------------
                                                                                                               Core
                                              Tangible           Last 12                                     deposit
33 Transactions                              book value         months EPS        Deposits      Assets       premium
                                             ----------         ----------        --------      ------       -------

     Median of pending transactions            171.7%               23.4x           25.5%        18.4%        11.4%

     Average of pending transactions           178.4                24.3            28.9         20.3         13.4

     High of pending transactions              397.9                59.6            66.6         40.5         38.3

     Low of pending transactions               103.8                12.9            16.3          9.4          1.9


---------------------------

 (1) Based on Camco Financial closing price of $12.00 on August 6, 1999 and per share merger consideration on of .611 Camco Financial shares and $5.20 in cash to be received for each Westwood Homestead Financial share.

(2)      Assumes Westwood Homestead Financial tangible book value of $10.50.

(3) Assumes earnings per share of $0.61 for the last twelve months ending June 30, 1999.

         Based on the above information Charles Webb & Company concluded that the above comparable group analysis as it relates to the per share merger consideration and overall market conditions, was fair from a financial point of view relative to comparable transactions. Further, the fairness analysis considered:

         - the relative market performance of the thrift stocks in general, especially small cap stocks, over the past year;

         - the relative historical returns on equity of Camco Financial (10.50%) and Westwood Homestead Financial (5.45%); and

         - the expected performance of each company given additional considerations such as the business plan, asset mix, net interest margin, net interest spread and asset quality.

         In preparing its analysis, Charles Webb & Company made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Charles Webb & Company and Westwood Homestead Financial. The analyses performed by Charles Webb & Company are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         Charles Webb & Company will receive a fee of approximately $150,000 for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of the prospectus/joint proxy statement, Charles Webb & Company has received $50,000 of such fee. The remainder of the fee is due upon completion of the merger.

OPINION OF TUCKER ANTHONY CLEARY GULL

         Tucker Anthony Cleary Gull was retained by Camco Financial in June 1999 for the purpose of providing financial advice and consultation in connection with a potential acquisition of Westwood Homestead Financial, including assistance in developing an overall strategy for the acquisition, providing advice on the valuation of Westwood Homestead Financial and the transaction structure, providing assistance in bid presentations, negotiations and related strategy and analysis, and, if appropriate, rendering a fairness opinion in connection with a proposed acquisition. Camco Financial selected Tucker Anthony Cleary Gull because of its familiarity with Camco Financial and Tucker Anthony Cleary Gull's experience and reputation in the area of valuation and financial advisory work generally, and in relation to financial institutions specifically. Tucker Anthony Cleary Gull is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, private placements and valuations for corporate and other purposes. From time to time, Tucker Anthony Cleary Gull and its affiliates may hold long or short positions in Camco Financial common stock.

         Tucker Anthony Cleary Gull has rendered a written opinion to the board of directors of Camco Financial to the effect that, as of August 6, 1999, the consideration to be paid to the holders of Westwood Homestead stockholders in the merger pursuant to the agreement is fair, from a financial point of view, to Camco Financial stockholders. THE FULL TEXT OF THE FAIRNESS OPINION DATED AS OF AUGUST 6, 1999, SETTING FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND CERTAIN LIMITATIONS ON THE REVIEW UNDERTAKEN BY TUCKER ANTHONY CLEARY GULL, IS INCLUDED AS ANNEX C OF THIS DOCUMENT. CAMCO FINANCIAL STOCKHOLDERS ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. This opinion is directed to the board of directors of Camco Financial only and does not constitute a recommendation to a Camco Financial stockholder as to how such stockholder should vote at the special meeting. Tucker Anthony Cleary Gull does not believe any person other than Camco's board of directors has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise.

         As compensation for its services as financial advisor, including issuing of the opinions, Camco Financial has agreed to pay Tucker Anthony Cleary Gull a total of $100,000, of which amount $60,000 has been paid as of the date of this document. Camco Financial has also agreed to reimburse Tucker Anthony Cleary Gull for its out-of-pocket expenses and to indemnify Tucker Anthony Cleary Gull against certain liabilities arising out of its services.

         In arriving at its opinion Tucker Anthony Cleary Gull, among other things:

         -        reviewed the August 5, 1999 draft of the merger agreement;

         - reviewed certain historical financial and other information concerning Camco Financial for the five years ended December 31, 1998, and the quarter ended March 31, 1999;

         - reviewed certain historical financial and other information concerning Westwood Homestead Financial for the five years ended December 31, 1998 and for the quarter ended March 31, 1999;

         - held discussions with the senior management of Camco Financial and Westwood Homestead Financial regarding their past and current financial performance, financial condition and future prospects;

         - reviewed certain internal financial data, projections and other information of Camco Financial and Westwood Homestead Financial, including financial projections prepared by management;

         - analyzed certain publicly available information of other financial institutions that it deemed comparable or otherwise relevant to its inquiry, and compared Camco Financial and Westwood Homestead Financial from a financial point of view with certain of these institutions;

         - compared the consideration to be paid by Camco Financial pursuant to the merger agreement with the consideration paid in other acquisitions of financial institutions that it deemed comparable or otherwise relevant to its inquiry;

         - reviewed publicly available earnings estimates, historical trading activity and ownership data of Camco Financial common stock and considered the prospects for dividends and price movement; and

         - considered such other financial studies, analyses and investigations and reviewed such other information as it deemed appropriate to enable it to render its opinion.

         In its review, Tucker Anthony Cleary Gull also took into account an assessment of general economic, market and financial conditions and certain industry trends and related matters. Tucker Anthony Cleary Gull's opinions were necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Tucker Anthony Cleary Gull through the date thereof. No limitations were imposed by the boards of directors of Camco Financial or Westwood Homestead Financial upon Tucker Anthony Cleary Gull with respect to the investigations made or procedures followed by Tucker Anthony Cleary Gull in its review and analysis. In its review and analysis and in arriving at its opinions, Tucker Anthony Cleary Gull assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to it by Camco Financial and Westwood Homestead Financial, and did not attempt to verify any of such information. Tucker Anthony Cleary Gull assumed that the financial projections of Camco Financial and Westwood Homestead Financial provided to it with respect to the results of operations likely to be achieved by each company were prepared on a basis reflecting the best currently available estimates and judgments of Camco Financial's and Westwood Homestead Financial's management as to future financial performance and results, and that such forecasts and estimates would be realized in the amounts and in the time periods estimated. Tucker Anthony Cleary Gull also assumed, without independent verification, that the current and projected aggregate reserves for possible loan losses for Camco Financial and Westwood Homestead Financial were adequate to cover such losses. Tucker Anthony Cleary Gull did not make or obtain any independent evaluations or appraisals of any assets or liabilities of Camco Financial, Westwood Homestead Financial or any of their respective subsidiaries nor did it verify any of Camco Financial's or Westwood Homestead Financial's books or records or review any individual loan credit files.

         On August 6, 1999, Tucker Anthony Cleary Gull made a presentation, and subsequently rendered a written fairness opinion, to Camco Financial's board of directors. Set forth below is a summary of the main elements of the financial analyses performed by Tucker Anthony Cleary Gull in connection with rendering its written opinion of August 6, 1999. The following is not a complete description of the analyses performed by Tucker Anthony Cleary Gull or of the presentation of Tucker Anthony Cleary Gull to Camco Financial's board of directors. Taken as whole, Tucker Anthony Cleary Gull believes these analyses support the conclusion that the consideration to be paid to Westwood Homestead Financial stockholders is fair, from a financial point of view, to the Camco Financial stockholders.

         Acquisition Price/Exchange Ratio Analysis. Tucker Anthony Cleary Gull considered the ranges of possible acquisition prices and exchange ratios which could result under the merger and the impact of these on its analyses.

         Stock Trading Analysis. Tucker Anthony Cleary Gull examined the historical trading prices, trading volume activity and market pricing multiples of Camco Financial and Westwood Homestead Financial common stock; compared the historical trading prices of Camco Financial common stock in relation to movements in certain stock indices, specifically an index of Camco Financial's selected reference companies; compared the historical trading prices of Westwood Homestead Financial's common stock in relation to movements in certain stock indices, specifically an index of Westwood Homestead Financial selected reference companies; and compared historical trading prices of Camco Financial and Westwood Homestead Financial to the Nasdaq Community Bank Index; and the Standard & Poor 500 Index.

         Contribution Analysis. Tucker Anthony Cleary Gull analyzed the contribution of each of Camco Financial and Westwood Homestead Financial to among other things, the stockholders' equity and after-tax net income of the pro forma combined company. This analysis showed that, among other factors, Westwood Homestead Financial would have contributed 16%, 16%, and 17% of the assets, stockholders' equity and net income, respectively, of the pro forma combined company as of and for the twelve months ended March 31, 1999. This compared with a proposed ownership of 18% of the combined company to be held by the holders of Westwood Homestead Financial common stock following the merger.

         Pro Forma Merger Analysis. Based on projections provided by Camco Financial, Tucker Anthony Cleary Gull analyzed certain pro forma effects of the merger. This analysis indicated that, while the merger would be initially dilutive to tangible book value per share, the merger would be accretive to earnings in the first full year following the close of the merger. In this analysis, Tucker Anthony Cleary Gull assumed that Camco Financial performed in accordance with the earnings forecasts and achieved expected synergies provided to Tucker Anthony Cleary Gull by Camco Financial's senior management.

         Analysis of Selected Publicly Traded Companies. Tucker Anthony Cleary Gull compared selected financial data and financial ratios of Camco Financial and Westwood Homestead Financial to the corresponding data and ratios of certain publicly traded institutions. The institutions included in the comparison to Camco Financial were:

         -  FFY Financial Corp.                  -  Fidelity Bancorp, Inc.

         -  First Defiance Financial Corp.       -  First Northern Capital Corp.

         -  Harrington Financial Group, Inc.     -  HMN Financial, Inc.

         -  Home Federal Bancorp                 -  Metropolitan Financial Corp.

         -  NASB Financial, Inc.                 -  Ottawa Financial Corp.


The institutions included in the comparison to Westwood Homestead Financial were:

         -  Advance Financial Bancorp;           -  AMB Financial Corp.

         -  Carolina Fincorp, Inc.               -  CBES Bancorp, Inc.

         -  Empire Federal Bancorp, Inc.         -  FFD Financial Corp.

         -  Lexington B&L Financial Corp.        -  River Valley Bancorp

         -  WHG Bancshares Corp.


         The selected thrifts compared to Camco Financial exhibited certain characteristics including asset size, geographic proximity and business risk similar to those exhibited by Camco Financial. The selected thrifts compared to Westwood Homestead Financial were selected based upon when they conducted their conversion from a mutual to stock company, their asset size, net worth ratio and operating performance.

         The comparison of Camco Financial to its selected peer group based on financial data as of March 31, 1999 for Camco Financial and for the most recent financial data available for the peer group indicated the following:

         - the ratio of Camco Financial's net loans to assets was 87.1% compared to an average of 76.8% for its peer group;

         - the ratio of Camco Financial's loan loss reserves to non-performing assets was 47.0% compared to 162.6% for its peer group;

         - the ratio of Camco Financial's equity to total assets was 9.2% compared to an average of 8.3% for its peer group;

         - the latest quarter annualized return on assets for Camco Financial was 0.96% compared to an average of 1.09% for its peer group;

         - the latest quarter annualized return on equity for Camco Financial was 10.36% compared to an average of 12.28% for its peer group;

         - the ratio of Camco Financial's market price to its book value per common share was 114% compared to an average of 143% for its peer group;

         - the price/earnings ratio for the trailing twelve months earnings for Camco Financial was 10.9x compared to an average of 13.1x for its peer group; and

         - the average latest quarter annualized dividend yield for Camco Financial was 3.5% compared to 2.4% for its peer group.

         The comparison of Westwood Homestead Financial to its selected peer group based on financial data as of June 30, 1999 for Westwood Homestead Financial and for the most recent financial data available for the peer group indicated the following:

         - the ratio of Westwood Homestead Financial's net loans to assets was 90.4% compared to an average of 71.5% for its peer group;

         - the ratio of Westwood Homestead Financial's equity to total assets was 16.1% compared to an average of 14.5% its peer group;

         - the latest quarter annualized return on assets for Westwood Homestead Financial was 0.92% compared to an average of 0.71% for its peer group;

         - the latest quarter annualized return on equity for Westwood Homestead Financial was 5.39% compared to an average of 5.07% for its peer group.

         - the ratio of Westwood Homestead Financial's market price to its book value per common share was 105% compared to an average of 87% for its peer group;

         - the price/earnings ratio for the trailing twelve months earnings for Westwood Homestead Financial was 18.1x compared to an average of 18.2x for its peer group; and

         - the average latest quarter annualized dividend yield for Westwood Homestead Financial was 4.0% compared to 3.2% for its peer group.

         Analysis of Selected Acquisition Transactions. Tucker Anthony Cleary Gull reviewed and performed analysis of 42 unassisted acquisitions of thrift institutions in the U.S. with a transaction size ranging from $10.0 million to $50.0 million announced since January 1, 1998, and 49 acquisitions of thrift institutions in the Midwest announced since January 1, 1998, comparing the target financial institutions' capital structure and profitability to Westwood Homestead Financial's current results of operations and financial condition. The selected U.S. transactions and selected Midwest transactions were chosen because they represented merger and acquisition transactions which involved target financial institutions exhibiting certain characteristics, including asset size, geographic proximity and business risk, similar to those exhibited by Westwood Homestead Financial. Excluding the highest and lowest ratios, the target financial institutions involved in the selected U.S. transactions and the selected Midwest transactions had an average return on assets for the latest twelve months prior to announcement date of 0.76% and 0.86% and an average return on equity for the latest twelve months prior to announcement date of 6.65% and 9.67%, respectively, compared to 0.97% and 5.13%, respectively, for Westwood Homestead Financial. Set forth below is a summary of the analysis with respect to the selected U.S. transactions and the selected Midwest transactions.


                                                 Selected U.S.              Selected Midwest
                                                 Transactions                 Transactions
                                           -------------------------    ------------------------
                                                          Offer                        Offer
                              Offer(1)     Median      Percentile(2)    Median     Percentile(2)
                              --------     ------      -------------    ------     -------------

Price/Trailing
Twelve Months Earnings         19.6x        19.9x        33.6%           23.8x         28.9%

Price/Book Value              107.9%       151.1%         5.1%          187.9%          2.2%

Price/Tangible
Book Value                    107.9%       151.1%         5.1%          194.3%          2.2%


---------------------------

(1) Based upon a value of $12.53 (based on the August 6, 1999 closing price of Camco Financial stock of $12.00 and an exchange ratio of .611 Camco Financial shares and $5.20 in cash for each share of Westwood Homestead Financial). The aggregate estimated purchase price assumes that 1,961,000 shares are outstanding exclusive of certain shares held by Westwood Homestead Financial's stock benefit plans which will be retired as part of the transaction resulting in an estimated aggregate purchase price of $24,575,000. Westwood Homestead Financial's earnings for the last twelve months ending June 30,1999, were $1,255,000.

(2) Position of the Camco Financial offer in relation to percentile rankings of the selected transactions.

         The foregoing is a summary of the main elements of the financial analyses performed by Tucker Anthony Cleary Gull, but it does not purport to be a complete description of such analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a summary description. Accordingly, notwithstanding the separate factors summarized above, Tucker Anthony Cleary Gull believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all of such analyses or factors, could create an incomplete view of the evaluation process underlying Tucker Anthony Cleary Gull's opinion. In addition, Tucker Anthony Cleary Gull may have used the various analyses for different purposes and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Tucker Anthony Cleary Gull's view of the actual value of Westwood Homestead Financial to Camco Financial. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given more weight than any other analyses.

         In performing its analyses, Tucker Anthony Cleary Gull made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Camco Financial and Westwood Homestead Financial. The analyses performed by Tucker Anthony Cleary Gull are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Tucker Anthony Cleary Gull's analysis of the fairness, from a financial point of view, to Camco Financial stockholders of the consideration to be paid in the merger to Westwood Homestead Financial stockholders, and were provided to Camco Financial's board of directors in connection with the delivery of Tucker Anthony Cleary Gull's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Westwood Homestead Financial or Camco Financial might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Tucker Anthony Cleary Gull's opinion is just one of the many factors taken into consideration by Camco's Board of Directors.

RECOMMENDATION OF THE BOARDS OF DIRECTORS OF WESTWOOD HOMESTEAD FINANCIAL AND CAMCO FINANCIAL

         The board of directors of Westwood Homestead Financial unanimously recommends that the Westwood Homestead Financial stockholders vote FOR the adoption of the merger agreement. The board of directors believes that the terms of the merger are fair to, and in the best interests of, Westwood Homestead Financial's stockholders.

         The board of directors of Camco Financial unanimously recommends that the Camco Financial stockholders vote FOR the adoption of the merger agreement. The board of directors believes that the terms of the merger are fair to, and in the best interests of, Camco Financial's stockholders.

EXCHANGE OF WESTWOOD HOMESTEAD FINANCIAL SHARES

         If the holders of at least 1,084,410 Westwood Homestead Financial shares and the holders of at least 2,860,195 Camco shares approve the merger, if all necessary regulatory approvals are received and if all conditions to the completion of the merger are satisfied or waived, Westwood Homestead Financial will merge with Camco Financial. After the merger, Camco Financial will be the continuing and surviving corporation and each Westwood Homestead Financial share will be converted into the right to receive $5.20 and .611 Camco Financial shares.


         Based on the 2,168,818 Westwood Homestead Financial common shares issued and outstanding on November 3, 1999, the total number of Camco Financial shares to be issued to Westwood Homestead Financial stockholders would be approximately 1,325,148 and the total amount of cash to be distributed to Westwood Homestead Financial stockholders would be approximately $11.3 million. Based on the number of Camco Financial shares issued and outstanding on November 3, 1999, the total number of outstanding shares of Camco Financial after the merger would be 7,075,536, of which 18.8% would be held by the former Westwood Homestead Financial stockholders.


FRACTIONAL SHARES

         Camco Financial will not issue fractional shares in the merger. Instead, Camco Financial will pay to each Westwood Homestead Financial stockholder who otherwise would be entitled to receive a fraction of a Camco Financial share, cash based on the average of the bid and asked price quotes of Camco Financial shares on Nasdaq on the last day of trading before the completion of the merger.


PAYMENT OF CASH CONSIDERATION

         The $5.20 per share cash consideration will be paid by Camco Financial utilizing approximately $6.0 million of the assets of Westwood Homestead Financial on a parent-company only basis and a loan from an unrelated commercial bank. Camco Financial has a loan commitment from a commercial bank in the amount of $11.5 million to finance the payment of the cash consideration. The amount of funds actually borrowed by Camco pursuant to the commitment will depend upon the availability of Westwood Homestead Financial assets.

         The loan will have a term of six months with no amortization schedule and no prepayment penalty. the floating interest rate will be the prime rate for the lending bank less one quarter of 1%, adjustable daily, and the commitment fee was $15,000. The collateral for the loan will be the voting stock of Cambridge Savings Bank, a wholly-owned subsidiary of Camco Financial.

         Camco intends to repay the loan within ninety days after the completion of the merger, utilizing cash and liquid assets currently held directly by Westwood Homestead Financial and the cash available for the payment of dividends by Westwood Homestead Savings Bank without regulatory approval.


EXCHANGE OF CERTIFICATES EVIDENCING CAMCO FINANCIAL SHARES AND WESTWOOD HOMESTEAD FINANCIAL SHARES

         After the merger is effective, Camco Financial will mail to you a form letter of transmittal containing instructions for surrendering your Westwood Homestead Financial stock certificates. When you surrender your certificates for cancellation, together with a duly executed letter of transmittal, you will be entitled to receive a certificate for the number of Camco Financial shares to which you are entitled under the merger agreement. Until you surrender your certificates, Camco Financial will not pay you any dividends or other distributions and your rights as a stockholder of Camco Financial will be suspended.


         If you have lost or misplaced your Westwood Homestead Financial stock certificate, you should immediately call Theresa Crawford of Firstar at (513) 632-5578. She will mail to you instructions for replacing the lost certificate.


REPRESENTATIONS, WARRANTIES AND COVENANTS

         Each of Camco Financial, Westwood Homestead Financial and The Westwood Homestead Savings Bank has made representations and warranties in the merger agreement regarding:

         -     corporate organization,

         -     authority and capital,

         -     financial condition,

         -     past conduct of business,

         -     legal proceedings, and

         -     business condition.

         In addition, Westwood Homestead Financial and The Westwood Homestead Savings Bank have made representations and warranties regarding:

         -     investments,

         -     properties,

         -     taxes,

         -     contracts,

         -     employee benefit plans, and

         -     other matters.

         During the period between August 6, 1999, and the completion of the merger, each of Westwood Homestead Financial and The Westwood Homestead Savings Bank has agreed to conduct its business only in the ordinary and usual course unless Camco Financial agrees in writing. Westwood Homestead Financial may not solicit or initiate any proposals or offers from any person, or discuss or negotiate with any person or entity, in respect of any acquisition or purchase of all or a material amount of the assets of, any equity security of, or any merger, consolidation or business combination with, Westwood Homestead Financial, except as required by the good faith exercise of the fiduciary duties of the board of directors of Westwood Homestead Financial.

         Westwood Homestead Financial has also agreed to do the following immediately before completion of the merger to the extent such actions are permitted by law and are consistent with generally accepted accounting principles:

         - to implement policies regarding excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and

         - to recognize for financial accounting purposes the expenses of the merger and any restructuring charges to be incurred in connection with the merger, to the extent permitted by law, generally accepted accounting principles and the fiduciary duties of the officers and directors.

         Camco Financial has agreed to indemnify the officers and directors of Westwood Homestead Financial for a three-year period beginning upon completion of the merger against liabilities incurred before the merger.

CONDITIONS

         Camco Financial, Westwood Homestead Financial and The Westwood Homestead Savings Bank may complete the merger only if the merger agreement is approved by holders of a majority of the outstanding Westwood Homestead Financial shares and by holders of a majority of the outstanding Camco Financial shares and the parties receive regulatory approvals from the Office of Thrift Supervision and the Ohio Division of Financial Institutions. In addition, Camco Financial will not be required to complete the merger unless the following conditions are satisfied:

         - the truth, in all material respects, of all of Westwood Homestead Financial's representations and warranties in the merger agreement;

         - Westwood Homestead Financial's satisfaction, in all material respects, of its obligations in the merger agreement;

         - the absence of a material adverse change in Westwood Homestead Financial or The Westwood Homestead Savings Bank after August 6, 1999;

         - Westwood Homestead Financial stockholders' equity at the time of the merger being not less than $22,778,105, exclusive of expenses related to the merger and reserves, accruals and charges taken or established by Westwood Homestead Financial at the request of Camco Financial and realized or unrealized losses on securities classified as available for sale in Westwood Homestead Financial's audited financial statements; and

         - the receipt by Camco Financial of a determination letter from the Internal Revenue Service that The Westwood Homestead Financial Corporation Employee Stock Ownership Plan is qualified upon its termination and that the per share merger consideration received by the ESOP in connection with the merger, together with all other ESOP assets, may be immediately allocated to the ESOP participants' accounts, and that certain amendments to the ESOP have been approved.

         Westwood Homestead Financial will not be required to complete the merger unless the following conditions are satisfied:

         - the truth, in all material respects, of all of Camco Financial's representations and warranties in the merger agreement;

         - Camco Financial's satisfaction, in all material respects, of its obligations in the merger agreement;

         - the absence of a material adverse change in Camco Financial after August 6, 1999; and

         - the receipt of a written opinion of Charles Webb & Company, dated within three days of the date of this prospectus/joint proxy statement, stating that the per share merger consideration to be received by Westwood Homestead Financial stockholders is fair from a financial point of view.

         Camco Financial and Westwood Homestead Financial may waive any of the conditions unless the waiver is prohibited by law.

         Camco Financial has submitted applications to the Office of Thrift Supervision and the Ohio Division of Financial Institutions seeking approval of the merger. We anticipate that the Office of Thrift Supervision and the Ohio Division of Financial Institutions will approve the merger. Camco Financial and Westwood Homestead Financial are not aware of any basis for disapproving the merger but there can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger to Camco Financial and Westwood Homestead Financial that, had such condition or requirement been known, neither Camco Financial nor Westwood Homestead Financial, in its reasonable judgment, would have entered into the merger agreement.

EFFECTIVE TIME

         Following the satisfaction or waiver of all conditions in the merger agreement, we will file a Certificate of Merger as soon as practicable with the Secretary of State of the State of Delaware in order to complete the merger. We anticipate that we will complete the merger in January 2000.

TERMINATION AND AMENDMENT

         Either Camco Financial or Westwood Homestead Financial may terminate the merger agreement or the merger under the circumstances described below, whether or not the stockholders already have voted to approve the merger agreement. Termination may occur by the mutual agreement of Camco Financial and Westwood Homestead Financial, or by either party if:

         -    the merger is not consummated by June 30, 2000;

         - the conditions listed in the merger agreement have not been satisfied or waived; or

         - an event occurs that would preclude satisfaction of or compliance with any of the conditions in the merger agreement.

         If the merger is not completed because of the willful breach of the merger agreement by one party, that party will be required to pay up to $250,000 of the merger-related expenses of the non-breaching party.

         The merger agreement may be amended at any time before or after the special meetings of stockholders. An amendment of the merger agreement which materially and adversely affects the rights of the stockholders of Westwood Homestead Financial and Camco Financial and which takes place after the special meetings of stockholders, however, will not be made without further approval of the Westwood Homestead Financial and Camco Financial stockholders. If necessary, Westwood Homestead Financial and Camco Financial will seek approval at subsequent meetings of stockholders.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS

         Certain members of Westwood Homestead Financial management have interests in the merger in addition to their interests solely as Westwood Homestead Financial shareholders.

         BOARD OF CAMCO FINANCIAL. Michael P. Brennan will be appointed to the Camco Financial board of directors.

         EMPLOYMENT AND SEVERANCE AGREEMENTS. In connection with the merger, The Westwood Homestead Savings Bank will enter into new employment agreements with Michael P. Brennan and Gerald T. Mueller, and a severance agreement with John E. Essen. The terms of each of Mr. Brennan's employment agreement and Mr. Essen's severance agreement will be three years. Mr. Mueller's employment agreement will have a one-year term, but upon the expiration of that agreement he will enter into a two-year severance agreement with The Westwood Homestead Savings Bank. The employment agreements will provide for performance reviews by the board of directors not less often than annually and for the inclusion of the officers in any formally established employee benefit, bonus, pension, and profit-sharing plans for which senior management personnel are eligible and for vacation and sick leave in accordance with the prevailing policies.

         The employment agreements will be terminable by The Westwood Homestead Savings Bank at any time. In the event of termination for "just cause," as defined in the employment agreements, the employee will have no right to receive any compensation or other benefits for any period after such termination. In the event of termination other than for just cause or in connection with a "change of control," as defined in the employment agreements, the employee will be entitled to a continuation of salary payments for a period of time equal to the remaining term of the employment agreement.

         Each employment agreement also will contain provisions with respect to the occurrence of a "change of control" and (1) the termination of the employee's employment for any reason other than just cause, or (2) a constructive termination resulting from a change in the capacity or circumstances in which the employee is employed or a material reduction in his responsibilities, authority, compensation, or other benefits provided under the employment agreement without the employee's written consent. In the event of any such occurrence, the employee will be entitled to payment of an amount equal to 2.99 times the employee's annual compensation immediately preceding the termination of his employment. In addition, the employee will be entitled to continued coverage under all benefit plans until the end of the term of his employment agreement. The maximum which the employee may receive, however, is limited to an amount which will not result in the imposition of a penalty tax pursuant to Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended.

         The severance agreements will contain provisions with respect to the occurrence of a change of control and (1) the termination of the employee's employment within twelve months of the change of control, for any reason other than just cause, or (2) a constructive termination resulting from a change in the capacity or circumstances in which the employee is employed or a material reduction in his responsibilities, authority, compensation, or other benefits provided under the employment agreement without the employee's written consent. In the event of any such occurrence, the employee will be entitled to the payment of an amount equal to the difference between the product of (x) 2.99 times the employee's annual compensation immediately preceding the termination of his employment and (y) the sum of any other parachute payments the employee receives on account of the change in control.

         ASSUMPTION OF STOCK OPTIONS. At the completion of the merger, each outstanding option to purchase Westwood Homestead Financial shares will be converted automatically into an option to purchase Camco Financial shares. Camco Financial shall assume each Westwood Homestead Financial option and the Westwood Homestead Financial Corporation 1997 Stock Option Plan and operate the plan according to its terms except that after the merger is completed Camco Financial and its compensation committee will be substituted for Westwood Homestead Financial and its committee which presently operates the option plan.


         The number of Camco Financial shares subject to the assumed options will be adjusted by multiplying the number of shares subject to the option before the completion of the merger by the value of the per share merger consideration ($12.30 as of November 3, 1999) divided by the market value of a Camco Financial share ($11.625 as of November 3, 1999). The exercise price of an assumed option will also be adjusted by dividing the per share exercise price of the option by the value of the per share merger consideration ($12.30 as of November 3, 1999) divided by the market value of a Camco Financial share ($11.625 as of November 3, 1999). Camco Financial has also agreed to register the Camco Financial shares issuable upon exercise of the assumed Westwood Homestead Financial options under the Securities Act.


         INDEMNIFICATION AND INSURANCE. For a period of three years after the merger is completed, Camco Financial will indemnify the former directors of Westwood Homestead Financial for their acts and omissions occurring prior to the completion of the merger to the extent permitted by Camco Financial's certificate of incorporation and bylaws. Similarly, for three years after the merger The Westwood Homestead Savings Bank will indemnify its current and former directors, agents and employees to the extent permitted under Ohio law, except for claims against Camco Financial, its subsidiaries, Westwood Homestead Financial or The Westwood Homestead Savings Bank arising out of or in connection with the merger. Camco Financial has also agreed to extend its directors' and officers' liability insurance to cover the directors and officers of Westwood Homestead Financial and The Westwood Homestead Savings Bank for three years following the completion of the merger.

RESALE OF CAMCO FINANCIAL COMMON SHARES

         Camco Financial has registered the Camco Financial common shares to be issued in the merger with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Camco Financial shares will be freely transferable, except for Camco Financial common shares received by persons who may be deemed to be affiliates of Westwood Homestead Financial. The term "affiliate" is defined in Rule 145 promulgated under the Securities Act and generally includes executive officers and directors. Affiliates may not sell their Camco Financial common shares, except (a) pursuant to an effective registration statement under the Securities Act covering their Camco Financial common shares or (b) in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

FEDERAL INCOME TAX CONSEQUENCES

         It is anticipated that the merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. Even though the merger will be a "tax-free" reorganization, Westwood Homestead Financial stockholders will receive tax free only the shares of Camco Financial in accordance with Section 354 of the Code. Since Westwood Homestead Financial stockholders will receive cash boot for each share of Westwood Homestead Financial, in addition to receiving shares of Camco Financial, their gain, if any, must be recognized, but not in excess of the cash received. A Westwood Homestead Financial stockholder may not recognize any loss which may be realized on the exchange of Westwood Homestead Financial shares for both Camco Financial shares and cash.

         Federal law provides that, if the exchange has the "effect of the distribution of a dividend," the taxpayer's recognized gain must be so treated to the extent of his ratable share of earnings and profits. Such dividend will qualify for the dividends-received deduction generally allowed to corporations, subject to certain limitations. In determining whether the receipt of boot has the effect of the distribution of a dividend, the courts and the Internal Revenue Service agree that the principles developed in interpreting the redemption provisions of Section 302 of the Code are applicable to cases under
Section 356.

         Camco Financial and Westwood Homestead Financial have received an opinion of Vorys, Sater, Seymour and Pease LLP that the merger will produce the following material federal income tax consequences:

         - The merger will constitute a reorganization under Section 368(a)(1)(A) of the Code. Camco Financial and Westwood Homestead Financial will each be a party to the reorganization.

         - No gain or loss will be recognized to Westwood Homestead Financial upon the transfer of its assets to Camco Financial in exchange for shares of Camco Financial, cash boot, and the assumption by Camco Financial of liabilities of Westwood Homestead Financial.

         - No gain or loss will be recognized to Camco Financial on the receipt of the assets of Westwood Homestead Financial in exchange for shares of Camco Financial and cash.

         - The basis of the assets of Westwood Homestead Financial in the hands of Camco Financial will be the same as the basis of such assets in the hands of Westwood Homestead Financial immediately prior to the merger.

         - The holding period of the assets of Westwood Homestead Financial to be received by Camco Financial will include the period during which the assets were held by Westwood Homestead Financial.

         - The gain, if any, to be realized by a Westwood Homestead Financial stockholder who receives Camco Financial shares and cash in exchange for his or her Westwood Homestead Financial shares will be recognized, but not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend (determined with the application of Section 318), then the amount of gain recognized that is not in excess of such stockholder's ratable share of undistributed earnings and profits will be treated as a dividend. The determination of whether the exchange has the effect of a distribution of a dividend will be made on a stockholder-by-stockholder basis. No loss will be recognized pursuant to Section 356(c).

         - The basis of the Camco Financial shares to be received by a Westwood Homestead Financial stockholder will be the same as the basis of the Westwood Homestead Financial shares surrendered in exchange therefore, decreased by the amount of cash received, and increased by the amount of gain which was recognized on the exchange. The holding period of the shares of Camco Financial to be received by such Westwood Homestead Financial stockholder will be the same as the holding period of the shares of Westwood Homestead Financial surrendered in exchange therefore.

         BECAUSE OF THE COMPLEXITIES OF THE FEDERAL, STATE AND LOCAL TAX LAWS, WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR.

ACCOUNTING TREATMENT

         The merger will be treated as a purchase for accounting purposes. Accordingly, Camco Financial will record the assets and liabilities of Westwood Homestead Financial on its books at fair value. The excess of the fair value of the assets received over the fair value of the liabilities assumed will be assigned to specific and unidentified intangible assets. The resulting intangible assets will be amortized to operations over the estimated useful life, presently estimated to be 20 years.

STOCK OPTION AGREEMENT

         Camco Financial and Westwood Homestead Financial executed a stock option agreement in which Westwood Homestead Financial granted Camco Financial an option to purchase up to 19.9% of the outstanding common shares of Westwood Homestead Financial at a price of $10.50 per share.

         Camco may only exercise the option if both an "initial triggering event" and a "subsequent triggering event" occur before the occurrence of an "exercise termination event" and Camco Financial has given Westwood Homestead Financial the appropriate written notice of its intent to exercise the option.

         The term "initial triggering event" shall mean any of the following events or transactions:

         - Westwood Homestead Financial, without having received Camco Financial's prior written consent, enters into an agreement to engage in a merger or consolidation, or any similar transaction, involving itself or The Westwood Homestead Savings Bank; there is a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Westwood Homestead Financial or The Westwood Homestead Savings Bank; there is a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Westwood Homestead Financial or The Westwood Homestead Savings Bank; or any substantially similar transaction.

         - Any person, other than Camco Financial or one of its subsidiaries, acquires beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding Westwood Homestead Financial shares;

         - The board of Westwood Homestead, without having received Camco Financial's prior written consent, withdraws or modifies, or publicly announces its interest to withdraw or modify in any manner adverse in any respect to Camco Financial, its recommendation that the Westwood Homestead Financial shareholders approve the merger agreement in anticipation of engaging in an acquisition transaction;

         -        Westwood Homestead Financial or The Westwood Homestead
                  Savings Bank authorizes, recommends or proposes, or publicly announces its intention to authorize, recommend or propose, an agreement to engage in an acquisition transaction with any person other than Camco Financial or one of its subsidiaries;

         - Any person other than Camco Financial or one of its subsidiaries files with the Securities and Exchange Commission a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an acquisition transaction (or files a preliminary proxy statement with the SEC with respect to a potential vote by its stockholders to approve the issuance of shares to be offered in such an exchange offer);

         - After a bona fide written proposal is made by any person, other than Camco Financial or one of its subsidiaries, to Westwood Homestead Financial or its stockholders to engage in an acquisition transaction, Westwood Homestead Financial breaches any covenant or obligation contained in the merger agreement and such breach entitles Camco Financial to terminate the merger agreement (whether immediately or after the giving of notice or passage of time or both) and shall not have been cured prior to the appropriate notice date; or

         - any person other than Camco Financial or one of its subsidiaries files an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice is accepted for processing, for approval to engage in an acquisition transaction.

         The term "subsequent triggering event" shall mean any of the following events or transactions:

         - The acquisition by any person (other than Westwood Homestead Financial or The Westwood Homestead Savings Bank ) of beneficial ownership of 25% or more of the then outstanding Westwood Homestead Financial shares; or

         - Westwood Homestead Financial, without having received Camco Financial's prior written consent, enters into an agreement involving a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 25% or more of the voting power of Westwood Homestead Financial or The Westwood Homestead Savings Bank.

         Each of the following will be an "exercise termination event" under the stock option agreement:

         -        the effective time of the merger

         - the termination of the merger agreement in accordance with its provisions if such termination occurs prior to the occurrence of an initial triggering event, except a termination by Camco Financial pursuant to a willful termination of the merger agreement (unless the breach by Westwood Homestead Financial giving rise to such right of termination was non-volitional); or

         - the passage of 12 months after termination of the merger agreement if such termination follows the occurrence of an initial triggering event or is a termination by Camco Financial pursuant to a willful breach of the merger agreement (unless the breach by Westwood Homestead Financial giving rise to such right of termination is non-volitional), provided that if an initial triggering event continues or occurs beyond such termination and prior to the passage of such 12-month-period, the exercise termination event shall be 12 months from the expiration of the last initial triggering event to occur but in no event more than 18 months after such termination.

         The stock option agreement is intended to increase the likelihood that the merger will be completed. The existence of the option could significantly increase the cost to a potential acquiror of acquiring Westwood Homestead Financial. The increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire Westwood Homestead Financial than it might otherwise have proposed to pay. Moreover, the exercise or repurchase of the option is likely to prevent any other acquiror of Westwood Homestead Financial from accounting for an acquisition of Westwood Homestead Financial using the pooling of interests accounting method for a period of two years.

         The stock option agreement, therefore, may discourage persons who might be interested in acquiring Westwood Homestead Financial from considering or proposing an acquisition before the merger is completed, including persons who were prepared to pay a higher price than Camco Financial.


                    PROPOSED AMENDMENT TO THE CAMCO FINANCIAL
                          CERTIFICATE OF INCORPORATION


         The Camco Financial certificate of incorporation currently authorizes 9,000,000 shares of capital stock, $1.00 par value per share, consisting of 8,900,000 shares of common stock, $1.00 par value per share, and 100,000 shares of preferred stock, $1.00 par value per share. As of November 3, 1999, there were 5,720,388 Camco Financial shares issued and outstanding, 369,521 Camco Financial shares reserved for issuance upon the exercise of options and no shares of preferred stock issued. In connection with the merger, Camco Financial will issue up to 1,354,116 shares to Westwood Homestead Financial stockholders and will have to reserve approximately 295,403 shares for options issued to holders of Westwood Homestead Financial options. Therefore, only approximately 1,530,093 common shares are available for future acquisitions, stock dividends, stock options or other corporate purposes.


         The amendment to the certificate of incorporation provides for the authorization of 15,000,000 shares of capital stock, of which 14,900,000 shares shall be common stock, and 100,000 shares shall be preferred stock. The board of directors of Camco Financial believes an increase in the total authorized Camco Financial shares will enable Camco Financial to better meet its future business needs. In order to have sufficient authorized but unissued shares available to effect possible acquisitions of financial institutions or for other corporate purposes, such as stock dividends or stock options, the board of directors believes it is advisable to increase the authorized number of Camco Financial shares by 6,000,000 to 15,000,000. The proposed increase in the number of authorized shares will give Camco Financial greater flexibility in responding quickly to advantageous business opportunities. Depending on the means by which an acquisition is completed, Camco Financial stockholders may not be required to vote on the acquisition. Other issuances of authorized Camco Financial shares also may not be subject to stockholder vote. The board of directors of Camco Financial recommends that the stockholders approve the following amendment to Article FOURTH of the Camco Financial certificate of incorporation to read as follows:

         FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is Fifteen Million (15,000,000), of which stock Fourteen Million Nine Hundred Thousand (14,900,000) shares shall be common shares of the par value One Dollar ($1.00) each, amounting in the aggregate to Fourteen Million Nine Hundred Thousand Dollars ($14,900,000), and One Hundred Thousand (100,000) shares shall be preferred shares of the par value One Dollar ($1.00) each, amounting in the aggregate to One Hundred Thousand Dollars ($100,000). There is hereby granted to the Board of Directors of the corporation the authority to fix by resolution or resolutions any and all powers, designations, preferences and relative, participating, optional or other rights, or the qualifications, limitations or restrictions thereof, of shares of the preferred stock, or of any series of the preferred stock, of the corporation that are permitted by the General Corporation Law of Delaware to be fixed by the Board of Directors, and such grant of authority shall include the power to specify the number of shares to any series of the preferred stock of the corporation.

         Since authorized shares of Camco Financial can be issued without further stockholder approval or preemptive rights in existing stockholders, the Board of Directors could dilute the voting power of existing stockholders and increase the number of shares which would have to be purchased to obtain control of Camco Financial. Under certain circumstances, the issuance of new shares may discourage certain potential business combinations which some stockholders may believe to be in their best interest and make more difficult management changes which might occur if the potential business combination were successful.

         All Camco Financial shares, including those now authorized and those which would be authorized by the amendment, are equal in rank and have the same voting, dividend and liquidation rights. Holders of Camco Financial shares do not have preemptive rights.

         The affirmative vote of the holders of a majority of the outstanding shares of Camco Financial is required to adopt the amendment to the certificate of incorporation.

         The board of directors of Camco Financial recommends that the stockholders of Camco Financial vote for the amendment. Unless a contrary choice is specified, proxies solicited by the board will be voted for the amendment.


        THE SPECIAL MEETING OF WESTWOOD HOMESTEAD FINANCIAL STOCKHOLDERS

TIME, DATE AND PLACE


         The Westwood Homestead Financial special meeting of stockholders will be held at 9:00 a.m., local time, on December 16, 1999, at the main office of Westwood Homestead Savings Bank located at 3002 Harrison Avenue, Cincinnati, Ohio.


PURPOSE OF THE MEETING

         At the special meeting of stockholders, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE


         Only stockholders of record on November 3, 1999, will be entitled to notice of and to vote at the special meeting of stockholders. At the close of business on November 3, 1999 there were 2,168,818 Westwood Homestead Financial shares outstanding and entitled to vote. The Westwood Homestead Financial shares were held of record by approximately 425 stockholders. Each Westwood Homestead Financial share entitles the holder to one vote on all matters properly presented at the special meeting of stockholders.


VOTES REQUIRED


         The holders of a majority of the outstanding Westwood Homestead Financial shares, or 1,084,410 shares, must vote in favor of the merger agreement. As of November 3, 1999, the directors and executive officers of Westwood Homestead Financial owned or had voting power, in the aggregate, with respect to 224,657 Westwood Homestead Financial common shares, or 10.4% of the outstanding Westwood Homestead Financial common shares. The directors and executive officers of Westwood Homestead Financial have agreed to vote all of their Westwood Homestead Financial common shares for the adoption of the merger agreement.


         A quorum, consisting of the holders of over 50% of the outstanding Westwood Homestead Financial common shares, voting in person or by proxy, must be present at the special meeting before any action can be taken.

         Under Indiana law, shares which are held by a nominee for a beneficial owner and which are represented in person or by proxy at the special meeting will be counted as being present for purposes of establishing a quorum. If you abstain or fail to vote your shares, it will be the same as a vote against the approval and adoption of the merger agreement. If your proxy is signed and dated, but no vote is specified, it will be voted "FOR" the adoption of the merger agreement.

VOTING AND SOLICITATION AND REVOCATION OF PROXIES

         With each copy of this prospectus/joint proxy statement mailed to Westwood Homestead Financial stockholders, we included a form of proxy for use at the special meeting of stockholders. This proxy is solicited by the Westwood Homestead Financial board of directors. Whether or not you attend the special meeting, the Westwood Homestead Financial board of directors urges you to use the enclosed proxy. You attendance at the special meeting will not, by itself, serve as a revocation of a proxy. If you have executed a proxy, you may revoke it at any time before the vote by:

          - filing with the Secretary of Westwood Homestead Financial, at 3002 Harrison Avenue, Cincinnati, Ohio 45211, a written notice of revocation;

          - executing and returning a later-dated proxy prior to a vote being taken at the special meeting; or

          - attending the special meeting and giving notice of revocation in person.

         We do not expect any matter other than the merger to be brought before the Westwood Homestead Financial special meeting of stockholders. The persons named as proxies will act at the direction of the Westwood Homestead Financial board of directors in voting with respect to any other matters which properly come before the special meeting.

         Westwood Homestead Financial will pay its expenses incurred in connection with preparing and mailing this prospectus/joint proxy statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Westwood Homestead Financial board of directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Westwood Homestead Financial. Westwood Homestead Financial will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Westwood Homestead Financial common shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of Westwood Homestead Financial common shares entitled to vote at the special meeting of stockholders.


PROXY SOLICITOR

         Westwood Homestead Financial has retained Regan & Associates, a proxy solicitation firm, to assist Westwood Homestead Financial in soliciting stockholders. Westwood Homestead Financial will pay Regan & Associates a fee of $3,500 plus out-of-pocket expenses, in connection with its solicitation services.



               THE SPECIAL MEETING OF CAMCO FINANCIAL STOCKHOLDERS

TIME, DATE AND PLACE


         The Camco Financial special meeting of stockholders will be held at 11:00 a.m., local time, on December 15, 1999, at the Camco Financial Corporate Headquarters located at 6901 Glenn Highway, Cambridge, Ohio.


PURPOSE OF THE MEETING

         At the special meeting of stockholders, you will be asked to consider and vote upon a proposal to adopt the merger agreement and to the approve an amendment to the certificate of incorporation to increase the number of authorized shares of common stock from 8,900,00 to 14,900,000.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE


         Only stockholders of record on October 29, 1999, will be entitled to notice of and to vote at the special meeting of stockholders. At the close of business on October 29, 1999 there were 5,720,388 Camco Financial common shares outstanding and entitled to vote. The Camco Financial shares were held of record by approximately 970 stockholders. Each Camco Financial share entitles the holder to one vote on all matters properly presented at the special meeting of stockholders.

VOTES REQUIRED


         The holders of a majority of the outstanding Camco Financial shares, or 2,860,195 shares, must vote in favor of the merger agreement and the amendment of the certificate of incorporation. As of October 29, 1999, the directors and executive officers of Camco Financial owned or had voting power, in the aggregate, with respect to 412,768 Camco Financial common shares, or 7.2% of the outstanding Camco Financial common shares. The directors and executive officers of Camco Financial have indicated their intent to vote all of their Camco Financial common shares for the adoption of the merger and the approval of the amendment to the certificate of incorporation.


         A quorum, consisting of the holders of over 50% of the outstanding Camco Financial common shares, voting in person or by proxy, must be present at the special meeting before any action can be taken.

         Under Delaware law, shares which are held by a nominee for a beneficial owner and which are represented in person or by proxy at the special meeting will be counted as being present for purposes of establishing a quorum. If you abstain or fail to vote your shares, it will be the same as a vote against the adoption of the merger agreement and the approval of the amendment to the certificate of incorporation. If your proxy is signed and dated, but no vote is specified, it will be voted "FOR" the adoption of the merger agreement and the approval of the amendment to the certificate of incorporation.

VOTING AND SOLICITATION AND REVOCATION OF PROXIES

         With each copy of this prospectus/joint proxy statement mailed to Camco Financial stockholders, we included a form of proxy for use at the special meeting of stockholders. This proxy is solicited by the Camco Financial board of directors. Whether or not you attend the special meeting, the Camco Financial board of directors urges you to use the enclosed proxy. Your attendance at the special meeting will not, by itself, serve as a revocation of a proxy. If you have executed a proxy, you may revoke it at any time before the vote by:


          - filing with the Secretary of Camco Financial, at 6901 Glenn Highway, Cambridge, Ohio 43725, a written notice of revocation;


          - executing and returning a later-dated proxy prior to the special meeting; or

          - attending the special meeting and giving notice of revocation in person.

         We do not expect any matter other than the merger to be brought before the Camco Financial special meeting of stockholders. The persons named as proxies will use their best judgment in voting with respect to any other matters which properly come before the special meeting.

         Camco Financial will pay its expenses incurred in connection with preparing and mailing this prospectus/joint proxy statement, the accompanying proxy and any other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Camco Financial board of directors. Proxies will be solicited by mail and may be further solicited, for no additional compensation, by officers, directors or employees of Camco Financial. Camco Financial will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of Camco Financial common shares not beneficially owned by them, for forwarding the proxy materials to, and obtaining proxies from, the beneficial owners of Camco Financial common shares entitled to vote at the special meeting of stockholders.

               PRO FORMA UNAUDITED CONDENSED COMBINED CONSOLIDATED
                        STATEMENTS OF FINANCIAL CONDITION

                                                                                             At June 30, 1999
                                                                       -------------------------------------------------------------
                                                                                       Westwood      Acquisition
                                                                         Camco        Homestead      adjustments      Pro forma
                                                                       Financial       Financial       Dr (Cr)        combined
                                                                       ---------      ----------     -----------      ---------
                                                                                        (Dollars in thousands)
Assets
   Cash and cash equivalents                                           $  20,363      $    2,824    $      474 (1)    $  19,245
                                                                                                         6,000 (2)
                                                                                                       (10,416)(3)
   Investments designated as available for sale - at market                  319               -             -              319
   Investment securities held to maturity - at cost                       14,463               -             -           14,463
   Mortgage-backed securities designated as available for sale -
     at market                                                             7,228           5,986             -           13,214
   Mortgage-backed securities held to maturity - at cost                   4,362               -             -            4,362
   Loans receivable - net                                                639,633         127,791          (816)(4)      766,608
   Loans held for sale - at lower of cost or market                        4,620               -             -            4,620
   Office premises and equipment - net                                    10,717           2,166             -           12,883
   Real estate acquired through foreclosure                                  869               -             -              869
   Federal Home Loan Bank stock - at cost                                 10,341           1,364             -           11,705
   Goodwill net of accumulated amortization                                3,327               -           797            4,124
   Other assets                                                           10,816           1,270               -         12,086
                                                                      ----------      ----------    ------------     ----------

       TOTAL ASSETS                                                     $727,058        $141,401      $ (3,961)        $864,498
                                                                        ========        ========      ========         ========

Liabilities
   Deposits                                                             $457,762       $  91,079     $     533 (4)     $548,308
   Advances from Federal Home Loan Bank                                  199,919          26,847          (428)(4)      233,194
                                                                                                        (6,000)(2)
   Other liabilities                                                       7,986             697        (1,085)(5)        9,768
                                                                      ----------     -----------     ---------       ----------

       Total liabilities                                                 665,667         118,623        (6,980)         791,270

Stockholders' equity
   Common stock                                                            5,480              28            28 (6)        6,704
                                                                                                        (1,224)(6)
   Additional paid-in capital                                             30,372          18,801         8,188 (6)       40,985
   Employee benefit plans                                                      -          (3,515)       (3,515)(6)            -
   Retained earnings - substantially restricted                           26,021          15,738        15,738 (6)       26,021
   Treasury stock                                                           (458)         (8,289)       (8,289)(6)         (458)
   Unrealized gain (loss) on investment securities designated as
     available for sale                                                      (24)            15            15              (24)
                                                                     -------------   ------------   ------------    ------------
                                                                                                            (6)

     Total stockholders' equity                                           61,391          22,778        10,941           73,228
                                                                      ----------       ---------      --------        ---------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $727,058        $141,401     $   3,961         $864,498
                                                                        ========        ========     =========         ========

--------------------------

(1) Reflects proceeds from assumed exercise of in the money stock options.

(2) Reflects assumed borrowing to finance acquisition.

(3) Reflects cash payment of $5.20 per share for total assumed outstanding WHFC shares of 2,004,168.

(4) Fair value adjustments applied to assets and liabilities.

(5) Reflects accrual of acquisition costs.

(6) Reflects elimination of WHFC equity accounts and issuance of 1,223,936 shares of Camco common stock at fair value.

               PRO FORMA UNAUDITED CONDENSED COMBINED CONSOLIDATED
                             STATEMENTS OF EARNINGS

                                                                     Six months ended June 30, 1999
                                               -----------------------------------------------------------------
                                                                    Westwood         Acquisition
                                                    Camco           Homestead        adjustments       Pro forma
                                                  Financial         Financial          Dr (Cr)        combined (1)
                                                  ---------         ---------        -----------      ------------
                                                             (In thousands, except per share data)

Interest income:
   Loans                                           $22,030           $4,915           $      -          $26,945
   Mortgage-backed securities                          341               76                  -              417
   Investment securities                               394                -                  -              394
   Interest-bearing and other                          786              146                110 (2)          822
                                                   -------           ------              -----          -------
     Total interest income                          23,551            5,137                110           28,578
                                                   -------           ------              -----          -------

Interest expense:
   Deposits                                          9,417            2,216                  -           11,633
   Borrowings                                        4,022              584                240 (3)        4,846
                                                   -------           ------              -----          -------
     Total interest expense                         13,439            2,800                240           16,479
                                                   -------           ------              -----          -------

   Net interest income                              10,112            2,337                350           12,099
   Provision for loan losses                           123               23                  -              146
                                                   -------           ------              -----          -------
   Net interest income after provision for
     loan losses                                     9,989            2,314                350           11,953
   Other income                                      2,980              168                  -            3,148
   General, administrative and other expense         8,454            1,522               (427) (4)       9,549
                                                   -------           ------              -----          -------

   Earnings before income taxes                      4,515              960                (77)           5,552
   Income taxes                                      1,529              316                 33 (5)        1,878
                                                   -------           ------              -----          -------
   Net earnings                                    $ 2,986           $  644              $ (44)          $3,674
                                                   =======           ======              =====          =======

   Earnings per common share
           Basic (6)                                  $.52             $.33
                                                      ====             ====
           Diluted                                    $.51             $.33
                                                      ====             ====
   Pro forma earnings per common share
           Basic (7)                                                                                        $.53
                                                                                                            ====
           Diluted (8)                                                                                      $.53
                                                                                                            ====

---------------------------

(1) The pro forma unaudited condensed combined consolidated statements of earnings reflect that the merger has been accounted for as a purchase. Accordingly, Camco Financial's and Westwood Homestead Financial's revenue and expense accounts have been adjusted for the effects of purchase price adjustments during each of the periods presented.

(2) Reflects reduction of interest income on interest-earning assets used to fund acquisition. Assumes a foregone interest rate of 5.00%.

(3) Assumed cost of borrowing used to fund acquisition, calculated using an assumed interest rate of 8.00%.

(4) Assumed synergies attendant to the acquisition, comprised primarily of compensation and stock benefit plan expense totaling $372,000 and franchise tax expense of $75,000, net of goodwill amortization of $20,000.

(5)      Tax effect computed at an assumed incremental rate.

(6) Camco Financial historic weighted average shares outstanding totaled 5,738,710 and 5,746,577 for the six-month period ended June 30, 1999, for purposes of computing basic and diluted earnings per share, respectively. Westwood Homestead Financial historic weighted average shares outstanding totaled 1,964,116 and 1,965,467 for the six-month period ended June 30, 1999, for purposes of computing basic and diluted earnings per share, respectively.

(7) Pro forma basic earnings per common share is based on 6,962,646 weighted average shares outstanding for the six-month period ended June 30, 1999.

(8) Pro forma diluted earnings per common share is based on 6,970,513 weighted average shares outstanding for the six-month period ended June 30, 1999.

   PRO FORMA UNAUDITED CONDENSED COMBINED CONSOLIDATED STATEMENTS OF EARNINGS

                                                                For the year ended December 31,
                                                                           1998 (1)
                                                  --------------------------------------------------------
                                                                  Westwood      Acquisition
                                                     Camco       Homestead      adjustments      Pro forma
                                                   Financial      Financial       Dr (Cr)       combined (1)
                                                   ---------     ----------     -----------     ------------
                                                             (In thousands, except per share data)
Interest Income:
   Loans                                            $40,478       $  9,704      $      -           $50,182
   Mortgage-backed securities                           779            127             -               906
   Investment securities                              1,037              -             -             1,037
   Interest-bearing deposits and other                1,989            388           221 (2)         2,156
                                                   --------      ---------         -----          --------
     Total interest income                           44,283         10,219           221            54,281

Interest Expense:
   Deposits                                          19,538          4,565             -            24,103
   Interest on borrowings                             5,314            987           480 (3)         6,781
                                                   --------       --------         -----          --------
     Total interest expense                          24,852          5,552           480            30,884
                                                    -------        -------         -----           -------

Net interest income                                  19,431          4,667           701            23,397
Provision for loan losses                               250             42             -               292
                                                  ---------      ---------      --------         ---------
Net interest income after provision for loan
  losses                                             19,181          4,625           701            23,105
Other income                                          7,552            583             -             8,135
General, administrative and other expense            16,319          3,187          (853)(4)        18,653
                                                    -------        -------        ------           -------
Earnings before income taxes                         10,414          2,021          (152)           12,587

Income taxes                                          3,410            687            53 (5)         4,150
                                                  ---------       --------       -------          --------

Net earnings                                       $  7,004         $1,334          $(99)         $  8,437
                                                   ========         ======          ====          ========

Earnings per common share (6)
                   Basic                              $1.22           $.58
                                                      =====           ====
                   Diluted                            $1.19           $.58
                                                      =====           ====
Pro forma earnings per common share
                   Basic (7)                                                                        $1.21
                                                                                                    =====
                   Diluted (8)                                                                      $1.18
                                                                                                    =====

---------------------------
(1) The pro forma unaudited condensed combined consolidated statements of earnings reflect the merger using the purchase method of accounting.

(2) Reflects reduction of interest income on interest-earning assets used to fund acquisition. Assumes a foregone interest rate of 5.00%.

(3) Assumed cost of borrowing used to fund acquisition, calculated using an assumed interest rate of 8.00%.

(4) Assumed synergies attendant to the acquisition, comprised primarily of reduced compensation and stock benefit plan expenses totaling $744,000 and franchise tax expense of $150,000, net of goodwill amortization of $40,000.

(5)      Tax effect computed at assumed incremental rate.

(6) Camco Financial historic weighted average shares outstanding totaled 5,751,918 and 5,903,073 for the year ended December 31, 1998, for purposes of computing basic and diluted earnings per share, respectively. Such share totals have been adjusted to give effect to the 5% stock dividend paid by Camco Financial in July 1999. Westwood Homestead Financial historic weighted average shares outstanding totaled 2,302,807 and 2,307,510 for year ended December 31, 1998.

(7) Pro forma basic earnings per common share is based on 6,975,854 weighted average shares outstanding for the year ended December 31, 1998.

(8) Pro forma diluted earnings per common share is based on 7,127,009 weighted average shares outstanding for the year ended December 31, 1998.

                      DESCRIPTION OF CAMCO FINANCIAL SHARES

AUTHORIZED STOCK

         Camco Financial's authorized capital stock consists of 8,900,000 shares of common stock, par value $1.00 per share, and 100,000 shares of preferred stock, par value $1.00 share.

         The proposed amendment to the certificate of incorporation would increase the authorized shares from 9,000,000 to 15,000,000, consisting of 14,900,000 shares of common stock, $1.00 par value, and 100,000 shares of preferred stock, $1.00 par value.

         The board of directors is authorized to issue, without shareholder approval, the preferred shares and to fix the designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof. The issuance of preferred shares and any conversion rights which may be specified by the board of directors for the preferred shares could adversely affect the voting power of holders of the common shares. In addition, if the purchase price of the preferred shares is less than the book value of the common shares, the book value of the common shares could be adversely affected. No preferred shares will be issued in connection with this offering, and the board of directors has no present intention to issue any of the preferred shares.

SPECIAL MEETINGS

         Special meetings of stockholders of Camco Financial may be called only by the president or by a majority of the board of directors of Camco Financial.

PREEMPTIVE RIGHTS

         The Camco Financial certificate of incorporation does not grant preemptive rights to the holders of Camco Financial shares. Under Delaware law, preemptive rights do not exist unless they are specifically granted by the corporation's certificate of incorporation.

VOTING RIGHTS

         The holders of Camco Financial shares of common stock are entitled to cast one vote per share on all matters submitted to stockholders for their approval. The certificate of incorporation does not provide for cumulative voting in the election of directors.


            COMPARISON OF RIGHTS OF HOLDERS OF CAMCO FINANCIAL SHARES
                   AND HOLDERS OF WESTWOOD HOMESTEAD FINANCIAL

         As a result of the merger, all of the stockholders of Westwood Homestead Financial at the effective time of the merger will become stockholders of Camco Financial. There are certain differences between the rights of Camco Financial stockholders and the rights of Westwood Homestead Financial stockholders arising from the distinctions between the Camco Financial certificate of incorporation and by-laws and Westwood Homestead Financial articles of incorporation and by-laws. However, the rights of the holders of Camco Financial shares and those of holders of Westwood Homestead Financial are similar in most material aspects. The differences are addressed below.

AUTHORIZED STOCK

         The Camco Financial certificate authorizes 8,900,000 common shares and 100,000 preferred shares. Westwood Homestead Financial articles of incorporation authorize 15,000,000 common shares and 1,000,000 preferred shares.

BOARD OF DIRECTORS

         Camco Financial's by-laws provide for a classified board of directors consisting of nine directors, or such other number as determined by the board, divided into three classes and elected for three-year terms. Pursuant to the by-laws, the number of directors is currently fixed at nine. Therefore, it would take two annual elections to replace a majority of the board. The by-laws require that any stockholder nomination for the election of directors must be submitted in writing, containing specific information regarding the nominee, by the later of the March 31st immediately preceding the annual meeting of stockholders or the sixtieth day before the first anniversary of the most recent annual meeting.

         Vacancies on Camco Financial's board may be filled by a majority of the directors then in office. If a majority of the directors then in office constitutes less than a majority of the board, any stockholders holding at least 10% of Camco Financial's shares may ask the Delaware Court to order an election to fill the vacancy and replace directors selected by those directors in office.

         Camco Financial's certificate of incorporation authorizes the removal of a director for cause by a vote of not less than 80% of Camco Financial's shares.

         The articles of incorporation of Westwood Homestead Financial provide that the board of directors is to be divided into three classes, as nearly equal in number as possible, which shall be elected for staggered three-year terms.

         Westwood Homestead Financial's articles of incorporation provide that a director may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the directors then in office. The articles of incorporation further provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a two-thirds vote of the directors then in office.

DIRECTOR NOMINATIONS

         Camco Financial stockholders generally must submit director nominations by the March 31st preceding the annual meeting, which is scheduled for the fourth Tuesday in May. Westwood Homestead Financial stockholders generally must submit director nominations not less than 30 days nor more than 60 days prior to the meeting or, if less than 31 day's notice of the meeting is provided, than within 10 days after the mailing of such notice.

ANTITAKEOVER PROVISIONS

         The Camco Financial certificate of incorporation and the Camco Financial by-laws contain certain provisions that could deter or prohibit non-negotiated changes in the control of Camco Financial. The Camco Financial certificate of incorporation requires the approval of the holders of (i) at least 80% of Camco Financial's outstanding shares of voting stock, and (ii) at least a majority of Camco Financial's outstanding shares of voting stock, not including shares held by a "Substantial Stockholder," to approve certain "Business Combinations" as defined therein, and related transactions. Under Delaware law, absent this provision, Business Combinations, including mergers, consolidations and sales of substantially all of the assets of Camco Financial must, subject to certain exceptions, be approved by the vote of the holders of a majority of Camco Financial's outstanding voting shares. The increased voting requirements in the Camco Financial certificate of incorporation apply in connection with Business Combinations involving a "Substantial Stockholder," except in cases where the proposed transaction has been approved in advance by three-fourths of the members of Camco Financial's board of directors provided that a majority of the members on the board are continuing directors (a continuing director being defined as a person who was (i) a member of the board on May 26, 1987, (ii) elected by the stockholders or appointed by the board after May 26, 1987, and prior to the date as of which the Substantial Stockholder in question became a Substantial Stockholder, or (iii) appointed as a director by three-fourths of the board if and only if a majority of the board at the time of appointment consisted of continuing directors).

         The term "Substantial Stockholder" is defined to include any individual, corporation, partnership or other entity, except for Camco Financial or a subsidiary of Camco Financial, which owns beneficially or controls, directly or indirectly, 15% or more of the outstanding voting shares of Camco Financial. A "Business Combination" is defined to include:

          - any merger or consolidation of Camco Financial or a subsidiary of Camco Financial with or into any Substantial Stockholder or with or into any other corporation which after such merger or consolidation, would be an Affiliate of a Substantial Stockholder as defined in the Camco Financial certificate;

          - any sale, lease, exchange, mortgage, transfer, pledge or other disposition of all or substantial part of the assets of Camco Financial or of a subsidiary of Camco Financial to any Substantial Stockholder (the term "substantial part" is defined to include more than 10% of Camco Financial's total assets);

          - the adoption of any plan or proposal for the liquidation or dissolution of Camco Financial, if, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon, any person shall be a Substantial Stockholder;

          - the issuance or transfer of Camco Financial Equity Securities, as defined in the Camco Financial certificate, having an aggregate value equaling or exceeding 60% of Camco Financial's stockholders' equity to a Substantial Stockholder in exchange for cash, securities or other property; or

          - any reclassification of the securities of Camco Financial, any recapitalization involving the securities of Camco Financial or any reorganization, merger, or consolidation of Camco Financial that has the effect of increasing, directly or indirectly, a Substantial Stockholder's proportionate share of outstanding shares of any class of equity securities of Camco Financial or a subsidiary of Camco Financial.

         In view of the various provisions of the Camco Financial certificate of incorporation, the aggregate stock ownership by the directors and officers of Camco Financial may have the effect of facilitating the perpetuation of current management and discouraging proxy contests and takeover attempts. Officers and directors will have a significant influence over the vote on such a transaction and may be able to defeat such a proposal. The board of directors of Camco Financial believe that such provisions are in the best interests of the shareholders by encouraging prospective acquirors to negotiate a proposed acquisition with the directors. Such provisions could, however, adversely affect the market value of Camco Financial's shares or deprive stockholders of the opportunity to sell their shares for premium prices.

         Westwood Homestead Financial's articles of incorporation require the approval of the holders of (i) at least 80% of Westwood Homestead Financial's outstanding shares of voting stock, and (ii) at least a majority of Westwood Homestead Financial's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations" as defined therein, and related transactions. This provision is not applicable to the merger with Camco Financial. Under the Indiana Business Corporate Law, absent this provision, Business Combinations, including mergers, consolidations and sales of substantially all of the assets of Westwood Homestead Financial must, subject to certain exceptions, be approved by the vote of the holders of a majority of the outstanding shares of Westwood Homestead Financial. The articles of incorporation apply in connection with business combinations involving a "Related Person," except in cases where the proposed transaction has been approved in advance by a majority of those members of Westwood Homestead Financial's board of directors who are unaffiliated with the Related Person and who were directors prior to the time when the Related Person became a Related Person. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of Westwood Homestead Financial. A "Business Combination" is defined to include

          - any merger or consolidation of Westwood Homestead Financial with or into any Related Person;

          - any sale, lease, exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of Westwood Homestead Financial or of a subsidiary to any Related Person (the term "substantial part" is defined to include more than 25% of Westwood Homestead Financial's total assets);

          - any merger or consolidation of a Related Person with or into Westwood Homestead Financial or a subsidiary of Westwood Homestead Financial;

          - any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of a Related Person to Westwood Homestead Financial or a subsidiary of Westwood Homestead Financial;

          - the issuance of any securities of Westwood Homestead Financial or a subsidiary of Westwood Homestead Financial to a Related Person;

          - the acquisition by Westwood Homestead Financial of any securities of the Related Person;

          - any reclassification of the Westwood Homestead Financial common shares, or any recapitalization involving the ; and

          - any agreement, contract or other arrangement providing for any of the above transactions.

LIMITATIONS ON CALL OF MEETINGS OF STOCKHOLDERS

         The certificate of incorporation of Camco Financial provides that special meetings of stockholders may be called only by the President or by the board of directors pursuant to a resolution adopted by a majority of the whole board.

         Westwood Homestead Financial's articles of incorporation provide that special meetings of stockholders may only be called by Westwood Homestead Financial's board of directors, an appropriate committee appointed by the board of directors, the Chairman of the board of directors, or by the President of Westwood Homestead Financial.

ABSENCE OF CUMULATIVE VOTING

         The certificate of incorporation of Camco Financial does not provide for cumulative voting in the election of directors. Westwood Homestead Financial's articles of incorporation provide that there shall not be cumulative voting by stockholders for the election of Westwood Homestead Financial's directors.

RESTRICTIONS ON ACQUISITIONS OF SECURITIES

         The articles of incorporation provide that for a period of five years from the effective date of the conversion of The Westwood Homestead Savings Bank from mutual to stock form, no person may acquire or offer to acquire, directly or indirectly, the beneficial ownership of more than 10% of any class of equity security of Westwood Homestead Financial, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of Westwood Homestead Financial's continuing directors. This provision does not apply to any employee stock benefit plan of Westwood Homestead Financial. In addition, during such five-year period, no shares beneficially owned in violation of the foregoing percentage limitation, as determined by Westwood Homestead Financial's board of directors, shall be entitled to vote in connection with any matter submitted to stockholders for a vote. Under Westwood Homestead Financial's articles of incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically. In order to prevent the imposition of such restrictions, the board of directors must take affirmative action approving in advance a particular offer to acquire or acquisition. The board took such action in connection with the merger with Camco Financial.

BOARD CONSIDERATION OF CERTAIN NONMONETARY FACTORS IN THE EVENT OF AN OFFER BY ANOTHER PARTY

         When considering any offer of another party to make a tender offer or exchange offer, to merge or consolidate or to acquire a substantial part of Camco Financial, the board of directors of Camco Financial shall give due consideration to all relevant factors including the best interests of the shareholders, the best interests of depositors of Camco Financial's banking subsidiaries and the effects of the transaction upon its employees, suppliers, customers and each community served by its banking subsidiaries.

         The articles of incorporation of Westwood Homestead Financial require the board of directors, in evaluating a Business Combination or a tender or exchange offer, to consider, in addition to the adequacy of the amount to be paid in connection with any such transaction, certain specified factors and any other factors the board deems relevant, including (i) the social and economic effects of the transaction on Westwood Homestead Financial and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which Westwood Homestead Financial and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience and integrity of the acquiring person or entity and its or their management.

AMENDMENT OF BYLAWS

         The bylaws of Camco Financial may be amended by the affirmative vote of a majority of the whole board of directors or by the affirmative vote of at least 80% of the stockholders of Camco Financial.

         Westwood Homestead Financial's articles of incorporation provide that Westwood Homestead Financial's bylaws may be amended only by Westwood Homestead Financial's board of directors. The bylaws cannot be made, repealed, amended or rescinded by the stockholders Westwood Homestead Financial.

AMENDMENT OF ARTICLES OF INCORPORATION

         Both Camco Financial's certificate of incorporation and Westwood Homestead Financial's articles of incorporation provide that specified provisions contained in those respective documents may not be repealed or amended except upon the affirmative vote of not less than 80% of the outstanding shares of each company entitled to vote generally in the election of directors, after giving effect to any limits on voting rights. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by state law for the repeal or amendment of a certificate provision. The provisions include:

          - governing the calling of special meetings, the absence of cumulative voting rights and the requirement that stockholder action be taken only at annual or special meetings,

          - requiring written notice to nominations for the election of directors and new business proposals,

          - governing the number of directors, the filling of vacancies on the board of directors and classification of the board of directors,

          -    providing the mechanism for removing directors,

          - limiting the acquisition of more than 10% of the capital stock of Westwood Homestead Financial or The Westwood Homestead Savings Bank (except, with the prior approval of the continuing directors of Westwood Homestead Financial),

          - governing the requirement for the approval of certain business combinations,

          - regarding the consideration of certain nonmonetary factors in the event of an offer by another party,

          - providing for the indemnification of directors, officers, employees and agents,

          - pertaining to the elimination of the liability of the directors to Westwood Homestead Financial and its stockholders for monetary damages, with certain exceptions, for breach of fiduciary duty, and

          - governing the required stockholder vote for amending the certificate of incorporation, the articles of incorporation or bylaws of Westwood Homestead Financial and Camco Financial.


             ANTITAKEOVER STATUTES APPLICABLE TO CAMCO FINANCIAL AND
                          WESTWOOD HOMESTEAD FINANCIAL

         Certain federal and state laws can make a change in control more difficult, even if desired by the holders of the majority of the Camco Financial or Westwood Homestead Financial shares. The statutes described below apply to both Camco Financial and Westwood Homestead Financial.

         DELAWARE ANTI-TAKEOVER STATUTE. The Delaware General Corporate Law imposes limits on liability of persons who acquire more than 15% of the outstanding stock of a Delaware corporation, such as Camco Financial, to effect a merger with or acquisition of such corporation for three years after the person's acquisition of stock of the corporation. Such a transaction may be effected, generally, if

          - the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans);

          - the board of directors of the corporation pre-approves the transaction; or

          - the transaction is subsequently approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

         However, these provisions of the Delaware General Corporate Law do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. Camco Financial has fewer than 2,000 stockholders. Camco Financial shares are traded on a registered securities association. Camco Financial could otherwise exempt itself from the requirements of the statute by adopting an amendment to its certificate of incorporation or by-laws electing not to be governed by this provision. At the present time, Camco Financial has not adopted any such amendment.

         INDIANA ANTI-TAKEOVER STATUTE. The Indiana Business Corporate Law contains a statute designed to provide Indiana corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Chapter 43 of the Indiana Business Corporation Law among other things, prohibits Westwood Homestead Financial from engaging in certain business combinations (including a merger) with an "interested Shareholder", who is a person who is the beneficial owner of 10% or more of Westwood Homestead Financial's outstanding voting stock, during the five-year period following the date such person became an interested stockholder. This restriction does not apply if (i) before such person became an interested stockholder, the board of directors approved the transaction in which the interested stockholder becomes an interested stockholder or approved the business combination; or (ii) upon consummation of the transaction which resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Westwood Homestead Financial outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. Westwood Homestead Financial has not exempted itself from the requirements of the statute by adopting an amendment to its articles of incorporation.

         The Indiana Control Share Acquisitions Statute also provides that if shares are acquired equal to or greater than certain thresholds of voting power (that is, 20%, 33 1/3% and 50% of all voting shares ), the shares will not be entitled to any voting rights unless specifically granted by the adoption of a resolution by the holders of at least a majority of the shares entitled to vote. In addition, in the event a control share acquisition of a majority of the outstanding shares of stock is made and voting rights are approved for these shares, the remaining stockholders will be entitled to have their shares redeemed at fair value by the corporation.

         FEDERAL REGULATION. Office of Thrift Supervision regulations prohibit any person, without prior approval of the Office of Thrift Supervision, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders. Like the charter provisions outlined above, these federal regulations can make a change in control more difficult, even if desired by the holders of a majority of the shares of stock. The board of directors reserves the right to ask the Office of Thrift Supervision or other federal regulators to enforce these restrictions against persons seeking to obtain control of Camco Financial, whether in a proxy solicitation or otherwise.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the Office of Thrift Supervision. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the Office of Thrift Supervision and have received no Office of Thrift Supervision objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan company. Under federal law (as well as the regulations referred to below) the term "savings bank" includes state and federally chartered Savings Association Insurance Fund-insured institutions and federally chartered savings banks whose accounts are insured by the Federal Deposit Insurance Corporation's Savings Association Insurance Fund and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the Office of Thrift Supervision that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the Office of Thrift Supervision, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings bank's stock must file with the Office of Thrift Supervision a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Office of Thrift Supervision, as applicable.

         The Change in Bank Control Act provides that no person acting directly or indirectly, or through or in concert with one or more persons, other than a company, may acquire control of a bank holding company unless at least 60 days prior written notice is given to the Federal Reserve Bank and the Federal Reserve Bank has not objected to the proposed acquisition.

         The Bank Holding Company Act prohibits any company, directly or indirectly, or acting in concert with one or more other persons, or through one or more subsidiaries or transactions, from acquiring control of an insured institution without the prior approval of the Federal Reserve Bank. In addition, any company that acquires such control becomes a bank holding company subject to registration, examination and regulation of a bank holding company by the Federal Reserve Bank.

         The term "control" for purposes of the Change in Bank Control Act and the Bank Holding Company Act includes the power, directly or indirectly, to vote more than 25% of any class of voting stock of the savings bank or to control, in any manner, the election of a majority of the directors of the savings bank. It also includes a determination by the Federal Reserve Bank that such company or person has the power, directly, to exercise a controlling influence over or to direct the management or policies of the savings bank.

         Federal Reserve Bank regulations also set forth certain rebuttable control determinations which arise upon (a) the acquisition of any voting securities of a bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls, or holds with power to vote 25 percent or more of any class of voting securities of the institution; or
(b) the acquisition of any voting securities of a bank holding company if, after the transaction, the acquiring person (or persons acting in concert) owns, controls or holds with power to vote 10 percent of more (but less than 25 percent) of any class of voting securities of the institution and if (i) the institution has registered securities under Section 12 of the Exchange Act or
(ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction.

         The regulations also specify the criteria which the Federal Reserve Bank uses to evaluate control applications. The Federal Reserve Bank is empowered to disapprove an acquisition of control if it finds, among other things, that (i) the acquisition would substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the institution or its depositors, of (iii) the competency, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors, the institution, or the public to permit the acquisition of control by such person.


               DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

         The by-laws of Camco Financial provide that Camco Financial shall indemnify its directors or officers against expenses (including, without limitation, attorney's fees, filing fees, court reporter's fees and transcript costs), judgments, fines and amounts paid in settlement by reason of the fact that they are or were directors, officers, employees or agents of Camco Financial or, at the request of Camco Financial, were serving another organization in a similar capacity, if the directors or officers acted in good faith and in a manner they reasonably believed to be in the best interest of Camco Financial. With regard to criminal matters, directors and officers must be indemnified by Camco Financial if the directors or officers had no reasonable cause to believe their conduct was unlawful. Directors or officers claiming indemnification shall be presumed to have acted in good faith and in a manner they reasonably believed to be not opposed to the best interests of Camco Financial and, with respect to any criminal matter, to have had no reasonable cause to believe their conduct was unlawful.

         Camco Financial shall not indemnify any officer or director of Camco Financial who was a party to any completed action or suit instituted by (or in the right of) Camco Financial for any matter asserted in such action as to which the officer or director shall have been adjudged to be liable for acting with reckless disregard for the best interests of Camco Financial or misconduct (other than negligence) in the performance of his duty to Camco Financial. However, should the court in which such action was brought determine that the officer or director is fairly and reasonably entitled to such indemnity, Camco Financial shall indemnify such officer or director to the extent permitted by the court.

         Any indemnification not precluded by judgment shall be made by Camco Financial only upon determination that the director has met the applicable standard of conduct. Such determination may be made only

          -    by a majority vote of a quorum of disinterested directors,

          - if such a quorum is not obtainable of if a majority of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel,

          -    by the stockholders or

          -    by the court, if any, in which such action was brought.

Expenses incurred in defending any action, suit or proceeding shall be paid by Camco Financial in advance upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if the director or officer is not entitled to be indemnified by Camco.

         In addition, Camco Financial has agreed to indemnity each of its directors and officers against expenses (including, without limitation, attorney's fees, court reporters' fees and transcript costs), judgments, fines, and amounts paid in settlement by reason of fact that he is or was a director, officer, employee or agent of Camco Financial or, at the request of Camco Financial, was serving another organization in a similar capacity, if the director or officer acted in good faith and in a manner he reasonably believed to be in the best interest of Camco Financial and if, with respect to any criminal action or proceeding, such director or officer had no reason to believe that his conduct was unlawful. Such indemnification shall be made, however, only upon a determination by the directors or stockholders of Camco Financial, the Court of Common Pleas of Franklin County or written opinion of legal counsel appointed by Camco Financial that the director or officer has adhered to the appropriate standard of conduct.

         Article XVIII of Westwood Homestead Financial's articles of incorporation provides for indemnification of Westwood Homestead Financial's directors and officers. In the case of a threatened, pending or completed action or suit by or in the name of Westwood Homestead Financial, Westwood Homestead Financial shall indemnify a director or officer for amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if the director or officer: (i) is successful on the merits or otherwise; or (ii) acted in good faith in the transaction which is the subject of the suit or action, and in a manner he reasonably believed to be in, or not opposed to, the best interest of Westwood Homestead Financial. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged liable to Westwood Homestead Financial, unless the court in which the action is brought determines that indemnification is proper. In the case of a threatened, pending or completed action or proceeding (whether criminal, administrative or investigative) other than a suit by or in the right of Westwood Homestead Financial (a "nonderivative suit"), against an officer or director, Westwood Homestead Financial shall indemnify the director or officer for amounts reasonably incurred by him in connection with the defense or settlement of the nonderivative suit if the director or officer:
(i) is successful on the merits or otherwise; or (ii) acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner he reasonably believed to be in, or not opposed to, the best interests of Westwood Homestead Financial.


                                  LEGAL MATTERS

         The validity of the issuance of Camco Financial common shares being offered by this document and the federal income tax consequences of the merger have been passed by Vorys, Sater, Seymour and Pease LLP, Suite 2100, Atrium Two, 221 East Fourth Street, P.O. Box 0236, Cincinnati, Ohio 45201-0236.


                                     EXPERTS

         The consolidated financial statements of Camco Financial as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, included in its Annual Report on Form 10-K, have been incorporated by reference in this prospectus/joint proxy statement and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of Westwood Homestead Financial as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, included in its Annual Report on Form 10-K, have been incorporated by reference in this prospectus/joint proxy statement and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


              PROPOSALS FOR THE 2000 ANNUAL STOCKHOLDERS' MEETINGS


         For Camco stockholders, pursuant to Rule 14a-8 under the Exchange Act, the deadline for the submission in the proxy statement and form of proxy to be used in connection with Camco Financial's 2000 annual meeting of stockholders is December 24, 1999.

         Westwood Homestead Financial will only hold an annual meeting in 2000 if the merger has not been completed by April, 2000. If you are a Westwood Homestead Financial stockholder and would like to include a proposal in the Westwood Homestead Financial proxy statement for the 2000 Annual meeting of Stockholders, your proposal must have been received by Westwood Homestead Financial by November 10, 1999.

         Stockholder proposals, other than those submitted pursuant to the Exchange Act, must be submitted in writing, delivered or mailed by first class United States mail, postage prepaid, to the secretary of Westwood Homestead Financial not fewer than 30 days nor more than 60 days prior to any such meeting; provided, however, that if notice or public disclosure of the meeting is given fewer than 31 days before the meeting, such written notice shall be delivered or mailed to the secretary of Westwood Homestead Financial not later than the close of the 10th day following the day on which notice of the meeting was mailed to shareholders.


                       WHERE YOU CAN FIND MORE INFORMATION

         Camco Financial has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act for the Camco Financial shares to be issued to Westwood Homestead Financial stockholders in the merger. This prospectus/joint proxy statement is a part of the Registration Statement on Form S-4. The rules and regulations of the Securities and Exchange Commission permit us to omit information, exhibits and undertakings which are contained in the Registration Statement on Form S-4 from this document.

         In addition, we file reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You can inspect and copy the Registration Statement and its exhibits, as well as the reports, proxy statements and other information filed with the Securities and Exchange Commission by Camco Financial, at the following locations:

Securities and Exchange     Chicago Regional Office     New York Regional Office
  Commission's Public       500 West Madison Street     7 World Trade Center
  Reference Room            Suite 1400                  Suite 1300
450 Fifth Street, N.W.      Chicago, Illinois 60661     New York, New York 10048
Washington, D.C. 20549

         Please call the Securities and Exchange Commission for more information on the operation of the Public Reference Room at 1-800-SEC-0330. CAMCO FINANCIAL IS AN ELECTRONIC FILER, AND THE SECURITIES AND EXCHANGE COMMISSION MAINTAINS A WEB SITE THAT CONTAINS REPORTS, PROXY AND INFORMATION STATEMENTS AND OTHER INFORMATION REGARDING REGISTRANTS THAT FILE ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE FOLLOWING WEB ADDRESS: (HTTP://WWW.SEC.GOV).

         The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus/joint proxy statement, which means that the companies can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus/joint proxy statement, except for any information superseded by information contained in later-filed documents incorporated by reference in this prospectus/joint proxy statement. You should read the information relating to the companies contained in this prospectus/joint proxy statement and the information in the documents incorporated by reference.

         This document incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission and any future filings made by it with the Securities and Exchange Commission before the special meetings of stockholders under Sections 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934, as amended.

CAMCO FINANCIAL
Commission Filings (File No. 0-25196)              Period/Date
-------------------------------------              -----------

Annual Report on Form 10-K                         Year ended December 31, 1998
Quarterly Reports on Form 10-Q                     Quarters ended March 31, 1999
                                                   and June 30, 1999

Current Reports on Form 8-K                        Filed on August 13, 1999

WESTWOOD HOMESTEAD FINANCIAL
Commission Filings (File No. 0-21385)              Period/Date
------------------------------------               -----------

Annual Report on Form 10-K                         Year ended December 31, 1998
Quarterly Reports on Form 10-Q                     Quarters ended March 31, 1999
                                                   and June 30, 1999
Current Reports on Form 8-K                        Filed on August 12, 1999

         We have included copies of the 1998 Annual Report to stockholders of Camco Financial and Westwood Homestead Financial and the Quarterly Reports on Form 10-Q for the quarter ended June 30, 1999 of Camco Financial and Westwood Homestead Financial, with this document.

         YOU CAN RECEIVE THE DOCUMENTS INCORPORATED BY REFERENCE (WITHOUT EXHIBITS, UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THIS PROSPECTUS/JOINT PROXY STATEMENT) WITHOUT CHARGE BY CALLING OR WRITING THE FOLLOWING PERSONS:


  Camco Financial Corporation        Westwood Homestead Financial Corporation
  6901 Glenn Highway                 3002 Harrison Avenue
  Cambridge, Ohio 43725              Cincinnati, Ohio 45211
  Attention:  Larry A. Caldwell      Attention: Michael P. Brennan
  (740) 435-2020                     (513) 661-5735

         PLEASE REQUEST DOCUMENTS BY DECEMBER 8, 1999. YOU MAY ALSO OBTAIN COPIES OF THE DOCUMENTS FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH ITS WEBSITE AT THE ADDRESS PROVIDED ABOVE.


         Following the merger, Camco Financial will continue to be regulated by the information, reporting and proxy statement requirements of the Securities Exchange Act of 1934, as amended.

                                    Annex A

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                  THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (hereinafter referred to as the "AGREEMENT") is made and entered into this 6th day of August, 1999, by and among Camco Financial Corporation, a Delaware corporation (hereinafter referred to as "CAMCO"); Westwood Homestead Financial Corporation, an Indiana corporation (hereinafter referred to as "WHFC"), and The Westwood Homestead Savings Bank, a savings bank organized under Chapter 1161 of the laws of the State of Ohio (hereinafter referred to as the "BANK");

                                   WITNESSETH:

                  WHEREAS, the authorized capital of CAMCO consists of 8,900,000 shares of common stock, par value One Dollar ($1.00) per share (hereinafter referred to as the "CAMCO SHARES"), 5,720,888 of which are issued and outstanding, 369,521 of which are reserved for issuance upon the exercise of outstanding stock options and 100,000 preferred shares, par value One Dollar ($1.00) per share, none of which is issued or outstanding;

                  WHEREAS, the authorized capital of WHFC consists of 15,000,000 common shares, par value One Cent ($0.01) per share, 2,168,818 of which are issued and outstanding and held of record by approximately 425 shareholders (hereinafter referred to as the "WHFC SHARES"), and 279,192 of which are reserved for issuance upon the exercise of outstanding stock options (hereinafter referred to as the "WHFC OPTIONS"), and 1,000,000 preferred shares, par value One Cent ($0.01) per share, none of which is issued or outstanding;

                  WHEREAS, the authorized capital of the BANK consists of 5,000,000 common shares, par value One Dollar ($1.00) per share, 100,000 of which are issued and outstanding and are owned of record by WHFC;

                  WHEREAS, the Boards of Directors of CAMCO, WHFC and the BANK believe that the merger of WHFC with and into CAMCO is in the best interest of each party and its respective shareholders; and

                  WHEREAS, as a condition and inducement to CAMCO's willingness to enter into the AGREEMENT: (i) WHFC is concurrently entering into a stock option agreement with CAMCO (the "WHFC STOCK OPTION AGREEMENT") in substantially the form attached hereto as Exhibit "A", pursuant to which WHFC is granting to CAMCO the option to purchase WHFC SHARES under certain circumstances, and (ii) certain shareholders of WHFC are concurrently entering into a shareholder agreement with CAMCO (the "WHFC SHAREHOLDER AGREEMENT") in substantially the form attached hereto as Exhibit "B", pursuant to which, among other things, such shareholders will agree to vote their WHFC SHARES in favor of this AGREEMENT and the transactions contemplated hereby;

                  NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, CAMCO, WHFC and the BANK, each intending to be legally bound, hereby agree as follows:

                                   ARTICLE ONE

                                   THE MERGER

                  SECTION 1.01. MERGER; SURVIVING CORPORATION. Subject to the terms and conditions of this AGREEMENT, and pursuant to the provisions of the Delaware General Corporation Law (hereinafter referred to as the "DGCL"), the Indiana Business Corporation Law (hereinafter referred to as the "IBCL"), and applicable federal laws and regulations, WHFC shall merge with and into CAMCO (hereinafter referred to as the "MERGER") at the EFFECTIVE TIME (hereinafter defined). CAMCO shall be the continuing, surviving and resulting corporation in the MERGER and shall continue to exist as a Delaware corporation. CAMCO shall be the only one of CAMCO and WHFC to continue its separate corporate existence after the EFFECTIVE TIME. The name of the continuing, surviving and resulting corporation shall remain "Camco Financial Corporation". From and after the MERGER, CAMCO, as the surviving corporation, shall possess all assets and property of every description, and every interest in the assets and property, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as a private nature, of CAMCO and WHFC and all obligations belonging or due to each of them.

                  SECTION 1.02. CLOSING. (a) The closing of the MERGER pursuant to this AGREEMENT (hereinafter referred to as the "CLOSING") shall take place at a date and time agreed to by CAMCO and WHFC as soon as practicable after the satisfaction or waiver of the last of the conditions to the MERGER set forth in Article Seven of this AGREEMENT, but in no event prior to January 2, 2000.

(b) On the day of the CLOSING, CAMCO and WHFC shall cause Certificates of Merger in respect of the MERGER to be filed in the Office of the Delaware Secretary of State and the Office of the Indiana Secretary of State. The MERGER shall become effective at the latest to occur of the time (i) the Delaware Certificate of merger is filed with the Delaware Secretary of State, (ii) the Indiana Certificate of Merger is filed with the Indiana Secretary of State or (iii) the date and time indicated on such filings (hereinafter referred to as the "EFFECTIVE TIME").

                  SECTION 1.03. ADOPTION BY SHAREHOLDERS. (a) This AGREEMENT shall be submitted for consideration and adoption by the shareholders of WHFC and CAMCO entitled to vote at an annual meeting of shareholders or a special meeting of shareholders called for such purpose to be held at a time, date and place to be determined by the Board of Directors of WHFC and CAMCO, respectively, subject to applicable laws and regulations.

                  (b) This AGREEMENT shall be considered and adopted by WHFC, as the sole shareholder of the BANK.

                  SECTION 1.04. REGULATORY FILINGS. (a) CAMCO shall prepare and cause to be filed with the Office of Thrift Supervision (hereinafter referred to as the "OTS"), and the Superintendent of the Division of Financial Institutions of the Ohio Department of Commerce (hereinafter referred to as the "DIVISION") such applications, notices or other instruments as may be required for approval of the MERGER (hereinafter referred to collectively as the "REGULATORY APPLICATIONS"). WHFC and the BANK shall have the right to review and approve in advance all characterizations of the information relating to WHFC or the BANK, as the case may be, which appear in any REGULATORY APPLICATION. In addition, CAMCO shall furnish to WHFC for review a copy of each REGULATORY APPLICATION prior to its filing.

                  (b) CAMCO shall prepare and cause to be filed with the Securities and Exchange Commission (hereinafter referred to as the "SEC") a registration statement on Form S-4, or such other form as may be required by the SEC (hereinafter referred to as the "REGISTRATION STATEMENT"), to register under the Securities Act of 1933 the CAMCO SHARES to be issued to shareholders of WHFC in the MERGER as provided in Section 2.01 of this AGREEMENT and shall use all reasonable efforts to have the REGISTRATION STATEMENT, as amended, declared effective by the SEC as promptly as possible. CAMCO shall provide copies of the REGISTRATION STATEMENT and all amendments to WHFC upon filing, keep WHFC reasonably informed as to the status of the REGISTRATION STATEMENT and provide WHFC with copies of all responses from the SEC. CAMCO shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this AGREEMENT, and WHFC shall furnish all information concerning WHFC as may be reasonably requested in connection with any such action.

                  (c) CAMCO and WHFC shall prepare a joint proxy statement (the "JOINT PROXY STATEMENT") for use in connection with the CAMCO and the WHFC shareholder meetings. The parties hereto shall provide each other with any information concerning itself that the other party may reasonably request in connection with the JOINT PROXY STATEMENT and CAMCO shall notify WHFC promptly of the receipt of any comments from the SEC with respect to the JOINT PROXY STATEMENT and any requests by the SEC for any amendment or supplement thereto for additional information and shall provide to WHFC promptly copies of all correspondence between CAMCO or any of its representatives and the SEC. CAMCO shall give WHFC and its counsel the opportunity to review and comment on the JOINT PROXY STATEMENT prior to its being filed with the SEC and shall give WHFC and its counsel the opportunity to review and comment on all amendments and supplements to the JOINT PROXY STATEMENT and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of WHFC and CAMCO agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the JOINT PROXY STATEMENT and all required amendments and supplements thereto to be mailed to the respective stockholders of WHFC and CAMCO at the earliest practicable time.

                  (d) The BANK shall coordinate with CAMCO the BANK's filing of an application with the OTS pursuant to 12 U.S.C. 1467(a)(L) (the "10-L Election") for election to be deemed a savings association for purposes of
Section 12 U.S.C. 1467(a), such application to be effective concurrently with the EFFECTIVE TIME.

                  (e) WHFC shall take all steps necessary to de-register as a bank holding company under the Bank Holding Company Act, such de-registration to be effective concurrently with the EFFECTIVE TIME.

                  SECTION 1.05. CERTIFICATE OF INCORPORATION AND BYLAWS OF CAMCO AS THE SURVIVING CORPORATION. The Certificate of Incorporation and Bylaws of Camco Financial Corporation, as in effect immediately prior to the EFFECTIVE TIME, shall be the Certificate of Incorporation and Bylaws of the surviving corporation of the MERGER, until either is thereafter amended in accordance with applicable law.


                                   ARTICLE TWO

                   CONVERSION AND CANCELLATION OF WHFC SHARES

                  SECTION 2.01. CONVERSION AND CANCELLATION OF WHFC SHARES. At the EFFECTIVE TIME and as a result of the MERGER, automatically and without further act of CAMCO, WHFC, the BANK or the holders of CAMCO SHARES or WHFC SHARES, the following shall occur:

                  (a) Each WHFC SHARE shall be cancelled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled, subject to and upon compliance with Section 2.03 of this AGREEMENT, to receive from CAMCO $5.20 and 0.611 CAMCO SHARE (subject to possible adjustment as set forth in Section 2.01(a)(i) and Section 2.01(a)(ii),below (the "PER SHARE MERGER CONSIDERATION") without any interest thereon from the EFFECTIVE TIME until the time of payment,

                           (i) The CAMCO share portion of the PER SHARE MERGER CONSIDERATION shall be adjusted to reflect any stock split, stock dividend or distributions in, or combinations or subdivisions of, CAMCO SHARES, between the date hereof and the EFFECTIVE TIME.

                           (ii) No fractional shares will be issued, and cash will be paid in lieu of fractional shares based on the average of the bid and asked price quotes of the CAMCO SHARES as reported on The Nasdaq National Market System by a mutually agreed upon authoritative source on the last day of trading of CAMCO SHARES prior to the date of CLOSING ("CAMCO SHARES MARKET VALUE").

                  (b) CAMCO SHARES issued and outstanding before the EFFECTIVE TIME shall remain issued and outstanding after the EFFECTIVE TIME.

                  (c) Any treasury shares held by WHFC and any WHFC SHARES owned by CAMCO for its own account shall be cancelled and retired at the EFFECTIVE TIME and no consideration shall be issued in exchange therefor.

                  SECTION 2.02. WHFC OPTIONS.

                  (a) At the EFFECTIVE TIME, the Westwood Homestead Financial Corporation 1997 Stock Option Plan (the "OPTION PLAN") and WHFC OPTIONS not yet exercised at such time, shall be assumed by CAMCO. No option to purchase WHFC SHARES granted under the OPTION PLAN after December 31, 1998 shall be valid in any respect.

                  The number of CAMCO SHARES to be issued upon the exercise of a WHFC OPTION which is exercised after the EFFECTIVE TIME shall be equal to the number of WHFC SHARES subject to such WHFC OPTIONS immediately prior to the date of the CLOSING multiplied by the OPTION EXCHANGE RATIO (as hereinafter defined) (with the product rounded down to the next whole share), and the per share exercise price shall be adjusted by dividing the per share exercise price under each such WHFC OPTION by the OPTION EXCHANGE RATIO (with the quotient rounded up to the next whole cent). CAMCO and its Compensation Committee shall be substituted for WHFC and the Committee of the WHFC Board of Directors administering the OPTION PLAN. Each WHFC OPTION shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, dividends payable in stock, recapitalization or other similar transaction subsequent to the EFFECTIVE TIME. The OPTION EXCHANGE RATIO is the value of the PER SHARE MERGER CONSIDERATION (the CAMCO share portion determined by using the CAMCO SHARES MARKET VALUE) divided by the CAMCO SHARES MARKET VALUE.

                  (b) The CAMCO SHARES covered by the WHFC OPTIONS to be issued pursuant to Section 2.02(a) shall be covered by a registration statement filed with the SEC and effective at the EFFECTIVE TIME, and CAMCO shall take all actions necessary to maintain the effectiveness of such registration statement until all WHFC OPTIONS have been exercised or terminated. When CAMCO SHARES are issued upon the exercise of WHFC OPTIONS, such CAMCO SHARES shall be duly authorized, validly issued, fully paid and non-assessable and not subject to or in violation of any preemptive rights. CAMCO shall reserve sufficient CAMCO SHARES for issuance with respect to such options. CAMCO shall also take any reasonable action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of such shares.

                  (c) Except as provided in this Section 2.02, all other terms and conditions of the OPTION PLAN and award grants thereunder shall remain as now existing.

                  (d) In respect of any stock option which is an "Incentive Stock Option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (hereinafter referred to as the "CODE"), the conversion hereby provided for shall comply with the requirements of Section 424(a) of the CODE, including the requirement that such converted options shall not give to the holder thereof any benefits additional to those which such holder had prior to such conversion under the option as originally granted. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424(h) of the CODE as to any stock option which is an "Incentive Stock Option".

                  (e) Any holder of any WHFC OPTION may exercise such options at any time, prior to the date of the CLOSING as provided in the OPTION PLAN.

                  SECTION 2.03. SHARE CERTIFICATES IN THE MERGER. (a) Seven business days after the EFFECTIVE TIME or as soon thereafter as practicable after the EFFECTIVE TIME, and CAMCO shall use its reasonable best efforts to accomplish such within seven business days, CAMCO shall mail to each holder of record of WHFC SHARES a form letter of transmittal and instructions for use in effecting the surrender for exchange of the certificates formerly evidencing the WHFC SHARES cancelled and extinguished as a result of the MERGER (hereinafter referred to collectively as the "CERTIFICATES" and individually as the "CERTIFICATE"). Such letter of transmittal shall specify that the risk of loss and title to CERTIFICATES shall pass only upon delivery of such certificates as specified in the Letter of Transmittal. Upon surrender of a CERTIFICATE for cancellation, together with such letter of transmittal, duly executed, the holder of such CERTIFICATE shall be entitled to receive in exchange therefor the consideration to which the holder is entitled in accordance with the provisions of this AGREEMENT, and the CERTIFICATE so surrendered shall thereafter be cancelled forthwith. CAMCO may, at its election, designate an exchange agent to discharge its duties pursuant to this Section 2.03.

                  (b) In the event that any holder of WHFC SHARES cancelled and extinguished in accordance with this AGREEMENT is unable to deliver the CERTIFICATE which evidences such WHFC SHARES, CAMCO, in the absence of actual notice that any WHFC SHARES theretofore evidenced by any such CERTIFICATE have been acquired by a bona fide purchaser, shall deliver to such holder the consideration to which such holder is entitled in accordance with the provisions of this AGREEMENT upon the presentation of all of the following:

                           (i) Evidence to the reasonable satisfaction of CAMCO that any such CERTIFICATE has been lost, wrongfully taken or destroyed;

                           (ii) Such security or indemnity as may be reasonably requested by CAMCO to indemnify and hold CAMCO harmless; and

                           (iii) Evidence to the reasonable satisfaction of CAMCO that such person is the owner of the WHFC SHARES theretofore represented by each CERTIFICATE claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such CERTIFICATE for exchange pursuant to this AGREEMENT.

                  (c) In the event that delivery of the consideration provided for herein is to be made to a person other than the person in whose name the CERTIFICATE surrendered is registered, the CERTIFICATE so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the CERTIFICATE surrendered or establish to the satisfaction of CAMCO that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each CERTIFICATE shall represent for all purposes only the right to receive the number of CAMCO SHARES and cash consideration determined pursuant to this AGREEMENT.

                  (d) No dividends or other distributions declared after the EFFECTIVE TIME with respect to CAMCO SHARES and payable to the holders of record thereof after the EFFECTIVE TIME shall be paid to the holder of any unsurrendered CERTIFICATE until the holder thereof shall surrender such CERTIFICATE. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a CERTIFICATE, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the CAMCO SHARES represented by such CERTIFICATE.

                  (e) No consideration provided for herein shall be delivered by CAMCO to any former holder of WHFC SHARES in accordance with this AGREEMENT until such holder shall have complied with this Section 2.03.

                  SECTION 2.04. PAYMENT IN SATISFACTION OF RIGHTS. All payments made upon the surrender of CERTIFICATES pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such CERTIFICATES.

                  SECTION 2.05. NO FURTHER REGISTRATION OR TRANSFER. After the EFFECTIVE TIME, there shall be no further registration or transfer of WHFC SHARES on the stock transfer books of WHFC. In the event that, after the EFFECTIVE TIME, CERTIFICATES evidencing such WHFC SHARES are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

                                  ARTICLE THREE

               REPRESENTATIONS AND WARRANTIES OF WHFC AND THE BANK

                  WHFC and the BANK represent and warrant to CAMCO that each of the following statements is true and accurate in all material respects, except as otherwise disclosed in a schedule provided by WHFC and the BANK to CAMCO prior to the execution of this AGREEMENT (hereinafter referred to as the "WHFC DISCLOSURE SCHEDULE"):

                  SECTION 3.01. ORGANIZATION AND STANDING. (a) WHFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. WHFC is registered as a bank holding company under the Bank Holding Company Act. WHFC is in compliance in all material respects with all applicable local, state or federal laws and regulations, except to the extent that failure to be in compliance would not have a material adverse effect on WHFC and the BANK taken as a whole.

                  (b) The BANK is a savings bank duly organized and validly existing under the laws of the State of Ohio and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. The BANK is a member of the Federal Home Loan Bank of Cincinnati (hereinafter referred to as the "FHLB"). The deposit accounts of the BANK are insured up to applicable limits by the Savings Association Insurance Fund administered by the Federal Deposit Insurance Corporation (the "FDIC") (hereinafter referred to as the "SAIF"). The BANK is in compliance in all material respects with all applicable local, state or federal banking laws and regulations, including, without limitation, the regulations of the FDIC and the DIVISION, except to the extent that failure to be in compliance would not have a material adverse effect on WHFC and the BANK, taken as a whole. The BANK is a "qualified thrift lender" as defined in 12 U.S.C. 1467(a)(m) and applicable regulations.

                  SECTION 3.02. QUALIFICATION. WHFC and the BANK are each either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of WHFC or the BANK.

                  SECTION 3.03. AUTHORITY OF WHFC AND THE BANK. This AGREEMENT has been duly executed and delivered by WHFC and the BANK. Subject to the adoption of this AGREEMENT by the WHFC shareholders, to the adoption of this AGREEMENT by WHFC as the sole shareholder of the BANK, and to the filing of all requisite regulatory notices and the receipt of all requisite regulatory approvals, (a) WHFC has all requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder; (b) the BANK has all requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder and thereunder; (c) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by WHFC and the BANK; and (d) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. ss.1818(b) or by the appointment of a conservator by the FDIC, (i) this AGREEMENT is the valid and binding agreement of WHFC, enforceable against WHFC in accordance with its terms, and

(ii) this AGREEMENT is the valid and binding agreement of the BANK, enforceable against the BANK in accordance with its terms.

                  SECTION 3.04. GOVERNING DOCUMENTS. WHFC has made available, or will promptly make available, to CAMCO true and accurate copies of its Articles of Incorporation and Bylaws and has granted CAMCO access to all records of all meetings and other corporate actions occurring before the EFFECTIVE TIME by the shareholders, Board of Directors and Committees of the Board of Directors of WHFC. The BANK has made available, or will promptly make available, to CAMCO true and accurate copies of its Articles of Incorporation, Constitution and Bylaws and has granted or will grant to CAMCO access to all records of all meetings and other corporate actions occurring before the EFFECTIVE TIME by the shareholders, Board of Directors and Committees of the Board of Directors of the BANK. The minute books of WHFC and the BANK contain, in all material respects, complete and accurate records of all meetings and other corporate actions of their shareholders, Boards of Directors and Committees of the Boards of Directors.

                  SECTION 3.05. NO CONFLICTS. The execution and delivery of this AGREEMENT and, subject to the adoption of this AGREEMENT by the shareholders of WHFC and to the regulatory filings and approvals referenced in Section 1.04 of this AGREEMENT, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Bylaws of WHFC or the Articles of Incorporation or Constitution of the BANK; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which WHFC or the BANK is a party or by which WHFC or the BANK or their property or assets are bound; (c) require the consent of any party to any agreement or commitment to which WHFC or the BANK is a party or by which WHFC or the BANK or their property or assets are bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of WHFC or the BANK;
(d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of WHFC or the BANK; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of, or conditions of approval of applications or notices to, the Federal Reserve Board, the FDIC or the DIVISION.

                  SECTION 3.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by WHFC or the BANK or the consummation by WHFC or the BANK of the transactions contemplated hereby, except for the filings, authorizations consents or approvals referenced in Sections 1.02, 1.03 and 1.04 of this AGREEMENT.

                  SECTION 3.07. CAPITALIZATION. (a) The authorized capital of WHFC consists solely of (i) 15,000,000 common shares, One Cent ($0.01) par value per share, 2,168,818 of which are issued and outstanding and held of record by approximately 425 shareholders and 279,192 of which are reserved for issuance upon the exercise of WHFC OPTIONS, and (ii) 1,000,000 preferred shares, One Cent ($0.01) par value, none of which is issued or outstanding. All of the outstanding WHFC SHARES are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any shareholder of WHFC. Upon the exercise of the WHFC OPTIONS prior to the date of the CLOSING, the WHFC SHARES to be issued in connection with the exercise of such WHFC OPTIONS will be duly authorized, validly issued, fully paid and nonassessable, will be issued in full compliance with all applicable laws and regulations, and will not be issued in violation of the preemptive right of any shareholder of WHFC. Except for the WHFC OPTIONS, each of which is identified by type (e.g. incentive stock options or non-qualified stock options), name of recipient, award date, expiration date, number of shares and exercise price per share (as such price may have been adjusted) in Section 3.07 of the WHFC DISCLOSURE SCHEDULE, and the WHFC STOCK OPTION AGREEMENT with CAMCO provided for herein, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating WHFC to issue, deliver or sell, cause to be issued, delivered or sold, or restricting WHFC from selling any additional WHFC SHARES, or obligating WHFC to grant, extend or enter into any such agreement or commitment.

                  (b) The authorized capital of the BANK consists of 5,000,000 common shares, par value One Dollar ($1.00) per share, 100,000 of which are issued and outstanding and held of record by WHFC. All of the outstanding common shares of the BANK are duly authorized, validly issued, fully paid and nonassessable, were issued in full compliance with all applicable laws and regulations, and were not issued in violation of the preemptive right of any shareholder of the BANK. There are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating the BANK to issue, deliver or sell, or to cause to be issued, delivered or sold, any additional BANK SHARES.

                  SECTION 3.08. SEC DOCUMENTS AND REGULATORY REPORTS. (a) WHFC has delivered or made available to CAMCO a complete copy of all reports, prospectuses, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Act of 1933, as amended, and the Securities Act of 1934, as amended, and regulations issued pursuant thereto or mailed by WHFC or the BANK to the members or shareholders since August 15, 1996 ("SECURITIES DOCUMENTS"). The SECURITIES DOCUMENTS were timely filed, did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  (b) Since August 15, 1996 each of WHFC and the BANK has duly filed with the Federal Reserve Board, the FDIC and the Division, as the case may be, in correct form the reports required to be filed under applicable law and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable law and regulation, and WHFC has previously delivered or made available to CAMCO accurate and complete copies of all such reports. In connection with the most recent examination of WHFC or the BANK by the Federal Reserve Board, the FDIC and the Division, neither WHFC nor the BANK was required to correct or change any action, procedure or proceeding which has not been corrected or changed as required.

                  SECTION 3.09. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of WHFC and its subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, statements of stockholder equity and cash flows for each of the three fiscal years ended December 31, 1998, 1997 and 1996 together with the notes thereto, examined and reported upon by KPMG LLP, independent certified public accountants, complete copies of which have previously been delivered to CAMCO (hereinafter referred to as the "WHFC Audited Financials") have been prepared in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as stated therein, and fairly present the consolidated financial position of WHFC at such date and the consolidated results of its operations and cash flows for such periods.

                  (b) The unaudited consolidated statements of financial condition of WHFC as of March 31, 1999 and March 31, 1998 and related unaudited consolidated statements of income, statements of stockholders equity and cash flow for the three months then ended included in the WHFC Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 as currently on file with the SEC, and previously delivered to CAMCO, (hereinafter referred to as the "WHFC INTERIM FINANCIALS") fairly present the financial position of WHFC at such dates and the results of its operations and cash flows for such periods and have been prepared in accordance with GAAP applied on a consistent basis, subject to normal recurring year-end adjustments, or as otherwise may be specified therein.

                  (c) The audits of WHFC and the BANK have been conducted in all material respects in compliance with generally accepted auditing standards. The book and records of WHFC and the BANK are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of WHFC and the BANK.

                  (d) Except as disclosed in the WHFC INTERIM FINANCIALS, as of March 31, 1999, WHFC had no liabilities or obligations material to the business condition (financial or otherwise) of WHFC and its consolidated subsidiaries taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                  (e) The WHFC AUDITED FINANCIALS and WHFC INTERIM FINANCIALS did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 3.10. ABSENCE OF MATERIAL ADVERSE CHANGE: CONDUCT OF BUSINESS. Since March 31, 1999, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of WHFC or the BANK, taken as a whole; WHFC and the BANK have conducted business only in the ordinary and usual course; and WHFC and the BANK have not:

                  (a) Except for the WHFC STOCK OPTION AGREEMENT, authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities, or any obligation convertible into or exchangeable for, any shares of their capital stock;

                  (b) Declared, set aside, paid or made any dividend or other distributions on their capital stock or directly or indirectly redeemed, purchased or acquired any shares thereof or entered into any agreement in respect of the foregoing; except a cash dividend paid by WHFC on May 24, 1999 in the amount of $0.11 per share and a cash dividend of $.12 per share declared by the Board of Directors on July 26, 1999;

                  (c) Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                  (d) Amended their Articles of Incorporation, Constitution or Bylaws;

                  (e) Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

                  (f) Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect their financial position;

                  (g) Cancelled any material debts or waived any material claims other than for adequate consideration;

                  (h) Incurred any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or paid any material liability or obligation (absolute or contingent) other than liabilities and obligations incurred or paid in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with the transaction, contemplated by this AGREEMENT or the WHFC STOCK OPTION AGREEMENT;

                  (i) Experienced any material change in the amount or general composition of their deposit liabilities;

                  (j) Entered into or amended any employment contract with any of their employees, increased the compensation payable to any officer or director or any relative of any such employee or director, or become obligated to increase any such compensation;

                  (k) Adopted or amended in any material respect any employee benefit plan, severance plan or collective bargaining agreement or made any awards or distributions under any employee benefit plan not consistent with past practice or custom;

                  (l) Incurred any damage, destruction or similar loss, whether or not covered by insurance, materially affecting their businesses or properties;

                  (m) Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (n) Made any (i) material investment (except investments made in the ordinary course of business and consistent with past practice) or (ii) material capital expenditure or commitment for any material addition to property, plant or equipment; or

                  (o) Agreed, whether in writing or otherwise, to take any action described in this Section 3.10.

                  SECTION 3.11. PROPERTIES. (a) A list and brief description of all material fixed assets owned by WHFC or the BANK (hereinafter referred to as the "PERSONAL PROPERTY") carried on the books of WHFC or the BANK as of the date hereof, is set forth in Section 3.11(a) of the WHFC DISCLOSURE SCHEDULE. All PERSONAL PROPERTY has been maintained in good working order, ordinary wear and tear excepted. WHFC or the BANK owns and has good title to all of the PERSONAL PROPERTY, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) to the extent stated or reserved against in the WHFC AUDITED FINANCIALS and (ii) such other exceptions which are not material in character, amount or extent and do not materially detract from the value of or interfere with the use of the properties or assets subject thereto or affected thereby.

                  (b) To the knowledge of the BANK, the documentation governing or relating to the loan and credit-related assets (hereinafter referred to as the "LOAN ASSETS") representing the loan portfolio of the BANK (hereinafter referred to as "LOAN DOCUMENTATION") is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights of the BANK in accordance with the terms of such LOAN

DOCUMENTATION, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. To the knowledge of the BANK, no debtor under any of the LOAN DOCUMENTATION has asserted any claim or defense with respect to the subject matter thereof.

                  (c) A description of each parcel of real property owned by WHFC or the BANK (hereinafter referred to as the "REAL PROPERTIES") is set forth in Section 3.11(c) of the WHFC DISCLOSURE SCHEDULE. WHFC or the BANK is the owner of the REAL PROPERTIES in fee simple and has good and marketable title to the REAL PROPERTIES free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) liens for real estate taxes and assessments not yet delinquent and (ii) utility, access and other easements, rights of way, restrictions and exceptions which do not impair the REAL PROPERTIES for the use and business being conducted thereon. No party leases any of the REAL PROPERTIES from WHFC or the BANK.

                  (d) Neither WHFC nor the BANK has received notification from any governmental entity within the two-year period immediately preceding the date hereof of contemplated improvements to the REAL PROPERTIES or surrounding area or community by a public authority, the costs of which are to be assessed as special taxes against the REAL PROPERTIES in the future.

                  (e) A description of all real property leased by WHFC or the BANK from a third party (hereinafter referred to as the "LEASED REAL PROPERTY") is set forth in Section 3.11(e) of the WHFC DISCLOSURE SCHEDULE. True and correct copies of all leases in respect of the LEASED REAL PROPERTY (hereinafter referred to as the "REAL PROPERTY LEASES") and all attachments, amendments and addenda thereto have been delivered by WHFC and the BANK to CAMCO. The REAL PROPERTY LEASES create, in accordance with their terms, valid, binding leasehold interests of WHFC or the BANK in all of the LEASED REAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. WHFC and the BANK have complied in all material respects with all of the provisions of the REAL PROPERTY LEASES required on their part to be complied with and are not in default with respect to any of their obligations (including payment obligations) under any of the REAL PROPERTY LEASES.

                  (f) A description of all personal property leased by WHFC or the BANK from a third party (hereinafter referred to as the "LEASED PERSONAL PROPERTY") is set forth in Section 3.11(f) of the WHFC DISCLOSURE SCHEDULE. The PERSONAL PROPERTY LEASES create, in accordance with their terms, valid and binding leasehold interests of WHFC or the BANK in all of the LEASED PERSONAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind. WHFC and the BANK have complied in all material respects with all of the provisions under the PERSONAL PROPERTY LEASES required on their part to be complied with and are not in default with respect to any of their obligations (including payment obligations) under any of the PERSONAL PROPERTY LEASES.

                  SECTION 3.12. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the WHFC AUDITED FINANCIALS is adequate as of the date hereof in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans.

                  SECTION 3.13. INVESTMENTS. Section 3.13 of the WHFC DISCLOSURE SCHEDULE sets forth (a) a true, accurate and complete list of all investments, other than investments in the PERSONAL PROPERTY, LOAN ASSETS and REAL PROPERTIES, owned by WHFC or the BANK (hereafter referred to as the "INVESTMENTS") as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto and
(b) a true, accurate and complete list of the names of each bank or other depository in which either WHFC or the BANK has an account or safe deposit box, including, without limitation, accounts with the FHLB, and the names of all persons authorized to draw thereon or to have access thereto. The INVESTMENTS are owned by WHFC or the BANK free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by WHFC or the BANK at any time. Neither WHFC nor the BANK is a party to or has any interest in any repurchase agreements or reverse repurchase agreements. There are no outstanding letters of credit issued by the BANK.

                  SECTION 3.14. DERIVATIVE TRANSACTIONS. Neither WHFC nor the BANK is a party to any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreements or other derivative instruments.

                  SECTION 3.15. TAXES. (a) WHFC and the BANK have duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by them through the date hereof, except to the extent that all such failures to file, taken together, are not reasonably likely to have a material adverse effect on WHFC and the BANK taken as a whole, and have paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by WHFC or the BANK. Neither WHFC nor the BANK has, to their knowledge, any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever, and there is no basis for any additional material claims or assessments. True copies of the federal, state and local income tax returns of WHFC or the BANK for each of the three tax years ended December 31, 1998, 1997 and 1996, have been delivered to CAMCO.

         (b) There are no federal, state or local tax returns or reports not filed which would be due but for an extension of time for filing having been granted, except as disclosed in Section 3.15(b) of the DISCLOSURE SCHEDULE. Neither WHFC nor the BANK has executed or filed with the Internal Revenue Service (hereinafter referred to as the "IRS") or any state or local tax authority any agreement extending the period for assessment and collection of any tax, nor is

WHFC or the BANK a party to any action or proceeding of any governmental authority for assessment or collection of taxes, except tax liens or levies against customers of the BANK. There is no outstanding assessment or claim for collection of taxes against WHFC or the BANK. Neither WHFC nor the BANK has received any notice of deficiency, proposed deficiency or assessment from the IRS or any other governmental agency with respect to any federal, state or local taxes. No tax return of WHFC or the BANK is currently the subject of any audit by the IRS or any other governmental agency. No material deficiencies have been asserted in connection with the tax returns of WHFC or the BANK, and WHFC and the BANK have no reason to believe that any deficiency would be asserted relating thereto. Except as disclosed in Section 3.15(b) of the DISCLOSURE
SCHEDULE: (i) neither WHFC nor the BANK has ever been a member of an "affiliated group of corporations" (within the meaning of Section 1504(a) of the CODE) filing consolidated returns, other than the affiliated group of which WHFC is the parent; and (ii) neither WHFC nor the BANK is a party to any tax sharing agreement.

                  SECTION 3.16. MATERIAL CONTRACTS. (a) Except as set forth in
Section 3.16(a) of the WHFC DISCLOSURE SCHEDULE, neither WHFC nor the BANK is a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $15,000 for any one project or $30,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by WHFC or the BANK of an amount exceeding $15,000 in the aggregate or extending for more than six months from the date hereof; (iii) contract or option for the purchase of any property, real or personal, for an amount exceeding $15,000; (iv) letter of credit or indemnity calling for payment of more than $15,000; (v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of WHFC or the BANK; (vii) contracts or commitments to make loans (including unfunded commitments and lines of credit) to any one person (together with "affiliates" of that person) in excess of $100,000 in the aggregate, except for contracts or commitments entered into in the ordinary course of business; (viii) employment, management, consulting, deferred compensation, severance or other similar contract with any director, officer or employee of WHFC or the BANK; (ix) note, debenture or loan agreement pursuant to which WHFC or the BANK has incurred indebtedness other than deposit liabilities and advances from the FHLB; (x) loan participation agreement; (xi) loan servicing agreement; (xii) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; (xiii) commitment to make any acquisition, development and construction loan; (xiv) commitment or agreement to do any of the foregoing; or (xv) other contract, agreement or commitment made outside the ordinary course of business. (The contracts, agreements, commitments and other arrangements described in clauses (i) through (xv) of this Section 3.16(a) are hereinafter collectively referred to as the "CONTRACTS").

                  (b) Except as set forth in the DISCLOSURE SCHEDULE, WHFC or the BANK has previously delivered to CAMCO (i) copies of all of the CONTRACTS and (ii) all form lending agreements and deposit forms used by the BANK in the ordinary course of business.

                  (c) Neither WHFC nor the BANK is in material default under any CONTRACT and no claim of such default by any party has been made or is now, to the knowledge of WHFC or the BANK, threatened, except to the extent such a default would not have a material adverse effect on WHFC and the BANK taken as a whole. To the knowledge of WHFC and the BANK there does not exist any event which, with notice or lapse of time or both, would constitute a material default by WHFC or the BANK under, or would excuse performance by any party thereto from, any CONTRACT, except to the extent such a default would not have a material adverse effect on WHFC and the BANK taken as a whole.

                  SECTION 3.17. INSURANCE. All material properties and operations of WHFC and the BANK are insured in amounts and types as are customary for savings banks similarly situated. The performance by the officers and employees of WHFC and the BANK of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise.

                  SECTION 3.18. LITIGATION. Except as set forth in Section 3.18 of the WHFC DISCLOSURE SCHEDULE, (a) there are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of WHFC or the BANK in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, (b) neither the management of WHFC nor the BANK has any knowledge of any basis for any such action, suit, proceeding or investigation, and (c) neither WHFC nor the BANK is in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  SECTION 3.19. PERMITS AND LICENSES. WHFC and the BANK each has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

                  SECTION 3.20. EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 3.20(a) of the WHFC DISCLOSURE SCHEDULE sets forth a true and complete list of all qualified pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements maintained for the benefit of employees or former employees of WHFC or the BANK. Copies of such plans and agreements, together with (i) , when applicable, the most recent actuarial and financial reports prepared with respect to any such plan, (ii) the most recent annual reports filed with any government agency and (iii) all rulings and determination letters received from governmental agencies and any open requests for rulings or letters that pertain to any such plan, have been delivered to CAMCO.

                  (b) Except as may be disclosed in Section 3.20(b) of the WHFC DISCLOSURE SCHEDULE, WHFC and the BANK do not currently maintain any "employee pension benefit plan," as defined in Section 3(2) of ERISA, (each such plan, together with any related trust or other funding mechanism, as maintained by WHFC or the BANK, hereinafter referred to as a "PENSION BENEFIT PLAN"), which is intended to be qualified under Section 401(a) of the CODE.

                  (c) Neither WHFC nor the BANK currently maintains, nor have they ever maintained, any PENSION BENEFIT PLAN subject to the provisions of Title IV of The Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA").

                  (d) WHFC and the BANK do not currently participate in, nor have they ever participated in, any multiemployer plan, as such term is defined in Section 3(37) of ERISA.

                  (e) All of the PENSION BENEFIT PLANS have complied and comply currently in all material respects, both as to form and operation, with the provisions of ERISA and the CODE, where required in order to be tax-qualified under Section 401(a) of the CODE, and all other applicable laws, rules and regulations. Neither WHFC nor the BANK is aware of any event which might jeopardize the tax qualified status of any PENSION BENEFIT PLAN. Each PENSION BENEFIT PLAN which is intended to be qualified under Section 401(a) of the CODE has received a determination letter from the IRS which considers amendments made to the CODE by the Tax Reform Act of 1986. All reports required by any governmental agency with respect to each PENSION BENEFIT PLAN have been timely filed with such agency and, where required, distributed to participants and beneficiaries of such PENSION BENEFIT PLAN within the time required by law.

                  (f) Each "employee welfare benefit plan," as defined in
Section 3(1) of ERISA, (each such plan together with any related trust or other funding mechanism, as maintained by WHFC or the BANK, hereinafter referred to as a "WELFARE BENEFIT PLAN") has been administered to date in all material respects in compliance with the requirements of the CODE and ERISA, and, where applicable, all state insurance laws, and all reports required by any governmental agency with respect to each WELFARE BENEFIT PLAN has been timely filed with such agency and, where required, distributed to participants and beneficiaries of such WELFARE BENEFIT PLAN within the time required by law, and each Plan which constitutes a "group health plan" as defined in Section 5000(b)(1) of the CODE, is and has been administered in material compliance with the continuation of coverage provisions contained in Section 4980B of the CODE.

                  (g) Neither WHFC nor the BANK nor, to the knowledge of WHFC or the BANK, any plan fiduciary of any WELFARE BENEFIT PLAN or PENSION BENEFIT PLAN has engaged in any transaction in violation of Section 406(a) or (b) of ERISA (for which no exemption exists under Section 408 of ERISA) or any "prohibited transaction" (as defined in Section 4975(c)(1) of the CODE) for which no exemption exists under Section 4975(c)(1) of the CODE.

                  (h) Each PENSION BENEFIT PLAN which is intended to be an employee stock ownership plan ("ESOP"), or defined in Section 4975(e)(7) of the CODE, is and has been administered in substantial compliance with the applicable provisions of Sections 4975 and 409 of the CODE and the regulations thereunder; and any outstanding loan to which any such ESOP is a party constitutes an "exempt loan" as described in Section 54.4975-7 of the IRS Regulations.

                  (i) The ESOP is in compliance with all applicable laws, including the Change in Bank Control Act of 1978, 12 USC 1817(j).

                  SECTION 3.21. ENVIRONMENTAL MATTERS. (a) WHFC and the BANK, to the knowledge of WHFC or the BANK, are in material compliance with all applicable ENVIRONMENTAL LAWS (hereinafter defined). WHFC and the BANK have not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) WHFC or the BANK is not in compliance with all applicable ENVIRONMENTAL LAWS or (ii) any properties or assets of WHFC or the BANK may have been affected by any MATERIALS OF ENVIRONMENTAL CONCERN (hereinafter defined). All permits and other governmental authorizations currently held or being applied for by WHFC or the BANK pursuant to the ENVIRONMENTAL LAWS are set forth in Section 3.21(a) of the WHFC DISCLOSURE SCHEDULE.

                  (b) There is no ENVIRONMENTAL CLAIM (hereinafter defined) pending or, to the knowledge of WHFC or the BANK, threatened (i) against WHFC or the BANK, (ii) against any person or entity whose liability for any ENVIRONMENTAL CLAIM has or may have been retained or assumed by WHFC or the BANK either contractually or by operation of law, or (iii) against any real or personal property which WHFC or the BANK owns, leases, manages, supervises or participates in the management of, or, to the knowledge of WHFC or the BANK, in which WHFC or the BANK holds a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, have a material adverse effect on WHFC or the BANK.

                  (c) There are no present or, to the knowledge of WHFC and the BANK, past activities, conditions, or incidents, including, without limitation, the release or disposal of any MATERIAL OF ENVIRONMENTAL CONCERN, that could reasonably form the basis of any ENVIRONMENTAL CLAIM against WHFC or the BANK or against any person or entity whose liability for any ENVIRONMENTAL CLAIM has or may have been retained or assumed by WHFC or the BANK, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a material adverse effect on WHFC or the BANK.

                  (d) Section 3.21(d) of the WHFC DISCLOSURE SCHEDULE sets forth an accurate and complete list of outstanding loans of the BANK as to which the borrower has submitted (or is required to submit) to the BANK any environmental audits or reports regarding any real property securing such loan and a brief description of the environmental audit or report, to the extent applicable. WHFC and the BANK will make available to CAMCO all such environmental audits and reports.

                  (e) As used in this AGREEMENT:

                           (i) "ENVIRONMENTAL CLAIM" means any claim, cause of
action or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (I) the presence, or release into the environment, of any MATERIAL OF ENVIRONMENTAL CONCERN at any location, whether or not owned by WHFC or the BANK or (II) circumstances forming the basis of any violation, or alleged violation, of any ENVIRONMENTAL LAW;

                           (ii) "ENVIRONMENTAL LAWS" means all laws and
regulations relating to pollution or protection of human health or the environment including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of MATERIALS OF ENVIRONMENTAL CONCERN, or otherwise relating to the use, treatment, storage, disposal, transport or handling of MATERIALS OF ENVIRONMENTAL CONCERN; and

                           (iii) "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean
(I) any "hazardous waste" as defined in 42 U.S.C. Section 6903, as amended from time to time, and regulations promulgated thereunder from time to time; (II) any "hazardous substance" as defined in 42 U.S.C. Section 9601, as amended from time to time, and regulations promulgated thereunder from time to time; (III) asbestos; (IV) PCB's; (V) any substance the presence of which on WHFC's or the BANK's property is prohibited by any applicable law, ordinance, or regulation;
(VI) petroleum products; and (VII) underground storage tanks and above ground storage tanks.

                  SECTION 3.22. EMPLOYMENT MATTERS. WHFC and the BANK are in compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and have not and are not engaged in any unfair labor practice, except where such failure to comply or such practice would not have a material adverse effect on the financial condition, results of operations, business or prospects of WHFC and the BANK taken as a whole. No unfair labor practice complaint against WHFC or the BANK is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending, or to the knowledge of WHFC and the BANK, threatened against or involving WHFC or the BANK. No representation question exists in respect of the employees of WHFC or the BANK and no labor grievance which might have a material adverse effect upon WHFC or the BANK or the conduct of their businesses is pending or, to the knowledge of WHFC or the BANK, threatened. Neither WHFC nor the BANK has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of WHFC or the BANK, and, to the knowledge of WHFC and the BANK, there is no present effort nor existing proposal to attempt to unionize any group of employees of WHFC or the BANK.

                  SECTION 3.23. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to CAMCO in writing by or on behalf of WHFC and the BANK in connection with the transactions contemplated hereby, including, but not limited to, disclosures and information set forth in the WHFC DISCLOSURE SCHEDULE, but excluding statements or information pertaining to parties unrelated to WHFC or the BANK, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 3.24. PROXY MATERIALS. None of the information relating to WHFC or the BANK included in the JOINT PROXY STATEMENT which is to be mailed to the shareholders of WHFC and CAMCO in connection with any meeting of shareholders convened in accordance with Sections 1.03, 6.02 and 6.03 of this AGREEMENT will, at the time the JOINT PROXY STATEMENT is mailed or at the time of the meeting to which the JOINT PROXY STATEMENT relates, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, except to the extent it contains information about CAMCO provided in writing to WHFC or the BANK by CAMCO.

                  SECTION 3.25. BROKERS. Except for amounts payable to Charles Webb & Company, a division of Keefe, Bruyette & Webb, Inc. (hereinafter referred to as "WEBB"), as disclosed in Section 3.25 of the WHFC DISCLOSURE SCHEDULE, there are no claims or agreements for brokerage commission, finder's fees, or similar compensation in connection with the transactions contemplated by this AGREEMENT payable by WHFC or the BANK.

                  SECTION 3.26. REGULATORY ENFORCEMENT. Neither WHFC nor the BANK is subject to, or has received any notice or advice that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency charged with the supervision or regulation of banks or savings banks or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to WHFC or the BANK; neither WHFC nor the BANK has received any notice or advice that it is not in substantial compliance with any statute or regulation, except where failure to comply would not have a material adverse effect upon WHFC and the BANK taken as a whole; and WHFC and the BANK have received no notice from any governmental authority threatening to revoke any license, franchise, permit or governmental authorization.

                  SECTION 3.27. TAX TREATMENT OF MERGER. Neither WHFC nor the BANK has taken any action that is reasonably likely to prevent the transactions contemplated hereby, including the MERGER, from qualifying as a reorganization within the meaning of Section 368(a) of the CODE.

                  SECTION 3.28. SUBSIDIARIES: EQUITY INTEREST. The term "subsidiary" means an organization or entity which is consolidated or is eligible to be consolidated with a party to this AGREEMENT for financial reporting purposes. Except for the BANK, WHFC has no subsidiaries. Except for shares of the BANK owned by WHFC and of the Federal Home Loan

Bank of Cincinnati owned by the BANK or as set forth in Section 3.28 of the WHFC DISCLOSURE SCHEDULE, neither WHFC nor the BANK owns, beneficially or otherwise, any shares of EQUITY SECURITIES (as defined below) or similar interest of any corporation, bank, business trust, association or similar organization. "EQUITY SECURITIES" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of any issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. Neither WHFC nor the BANK is a party to any partnership or joint venture.

                  SECTION 3.29. MANAGEMENT RECOGNITION PLAN. The WHFC DISCLOSURE SCHEDULE lists the names of the recipients, award dates, forfeitures, distribution dates and number of shares awarded and unawarded relating to and arising out of the Management Recognition Plan of WHFC. Thirty-three thousand, sixty (33,060) WHFC SHARES are unawarded and may be returned to WHFC at the direction of the WHFC Board of Directors. No trustee reports or accounts have ever been made.

                  SECTION 3.30. YEAR 2000. WHFC and the BANK have delivered to CAMCO a complete and accurate copy of its year 2000 plan, including an estimate of the anticipated associated costs for addressing the issues set forth in the applicable statements of the Federal Financial Institutions Examination Council and such plan is in material compliance with the schedule set forth in such statements.

                  SECTION 3.31. FAIRNESS OPINION. WHFC has received an opinion of Webb to the effect that, as of the date hereof, the consideration to be received by the shareholders of WHFC pursuant to this AGREEMENT is fair from a financial point of view to the shareholders of WHFC.

                  SECTION 3.32. REQUIRED VOTE; ANTI-TAKEOVER PROVISIONS. (a) The affirmative vote of the holders of a majority of the issued and outstanding shares of WHFC is the only vote of shareholders of WHFC required to approve this AGREEMENT and the transactions contemplated hereby on behalf of WHFC.

                  (b) Neither WHFC nor the BANK is an "interested shareholder" of CAMCO within the meaning of Section 203(c)5 of the DGCL.

                  (c) The Board of Directors of WHFC has taken all necessary steps by all required votes so that the provisions of Article XIV of WHFC's Articles of Incorporation do not and will not apply to this AGREEMENT and the WHFC STOCK OPTION AGREEMENT and the transactions contemplated hereby and thereby.

                  (d) This AGREEMENT and the WHFC STOCK OPTION AGREEMENT have been approved by more than two-thirds of WHFC's "continuing directors" as defined in WHFC's Articles of Incorporation.

                  SECTION 3.33. NO APPRAISAL RIGHTS. Shareholders of WHFC are not entitled to the rights described in Section 23-1-44-8 of the IBCL.

                  SECTION 3.34. DISABILITY PLANS. WHFC and the BANK are parties to or participant in or sponsor only one disability benefit plan or disability salary continuation plan.

                  SECTION 3.35. GRANTOR TRUST AGREEMENT. The Grantor Trust of June 22, 1998 has never been funded with cash or other assets by WHFC or the BANK and no reports or accounts have ever been made by the Trustee.

                                  ARTICLE FOUR

                     REPRESENTATIONS AND WARRANTIES OF CAMCO

                  CAMCO represents and warrants to WHFC and the BANK that each of the following statements is true and accurate in all material respects:

                  SECTION 4.01. ORGANIZATION AND STANDING. CAMCO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. CAMCO is registered as a savings and loan holding company under the Home Owners Loan Act ("HOLA"). CAMCO is in compliance in all material respects with all applicable local, state and federal laws and regulations, including without limitation, the OTS Regulations.

                  SECTION 4.02. QUALIFICATION. CAMCO is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of CAMCO.

                  SECTION 4.03. AUTHORITY OF CAMCO. This AGREEMENT has been duly executed and delivered by CAMCO. Subject to the adoption of this AGREEMENT by the CAMCO shareholders and to the filing of all requisite regulatory notices and the receipt of all requisite regulatory approvals,(a) CAMCO has all requisite corporate power and authority to enter into this AGREEMENT and to perform its obligations hereunder; (b) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by CAMCO; and (c) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C

Section 1818(b) or by the appointment of a conservator by the FDIC, this AGREEMENT is the valid and binding agreement of CAMCO, enforceable against CAMCO in accordance with its terms.

                  SECTION 4.04. GOVERNING DOCUMENTS. CAMCO has made available, or will promptly make available, to WHFC true and accurate copies of the CAMCO Certificate of Incorporation and Bylaws and has granted WHFC access to all records of all meetings and other corporate actions occurring before the EFFECTIVE TIME by the stockholders, Board of Directors and Committees of the Board of Directors of CAMCO. The minute books of CAMCO contain, in all material respects, complete and accurate records of all meetings and other corporate actions of their shareholders, Boards of Directors and Committees of the Boards of Directors.

                  SECTION 4.05. NO CONFLICTS. The execution and delivery of this AGREEMENT and, subject to the adoption of this AGREEMENT by the shareholders of CAMCO and the regulatory filings and approvals referenced in Section 1.04 of this AGREEMENT, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Certificate of Incorporation or Bylaws of CAMCO; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice or lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which CAMCO is a party or by which CAMCO or its property or assets is bound; (c) require the consent of any party to any agreement or commitment to which CAMCO is a party or by which CAMCO or its property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations, condition (financial or otherwise) or prospects of CAMCO; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of CAMCO; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of or conditions of approval of applications or notices to the OTS or the FDIC.

                  SECTION 4.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by CAMCO or the consummation by CAMCO of the transactions contemplated hereby, except for filings, authorizations, consents or approvals referenced in Sections 1.02, 1.03 and 1.04 of this AGREEMENT.

                  SECTION 4.07. CAPITALIZATION. The authorized capital of CAMCO consists solely of (i) 8,900,000 shares of common stock, par value One Dollar ($1.00) per share, 5,720,888 of which are issued and outstanding and 369,521 of which are reserved for issuance upon the exercise of outstanding stock options (the "CAMCO OPTIONS"), and (ii) 100,000 preferred shares, One Dollar ($1.00) par value per share, none of which is issued or outstanding. All of the outstanding CAMCO SHARES are, and, when issued in accordance with this AGREEMENT, the CAMCO SHARES to be issued upon exchange for the WHFC SHARES shall be, duly authorized, validly issued, fully paid and nonassessable, issued in full compliance with all applicable laws, and not issued in violation of the preemptive right of any person. Except for the CAMCO OPTIONS, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating CAMCO to issue, deliver or sell, cause to be issued, delivered or sold, or restricting CAMCO from selling any additional CAMCO SHARES, or obligating CAMCO to grant, extend or enter into any such agreement or commitment.

                  SECTION 4.08. SEC REPORTS. CAMCO has delivered to WHFC copies of the following documents, each of which has been filed with the SEC (hereinafter referred to as the "CAMCO SEC FILINGS"):

                  (a) The Annual Reports on Form 10-K for each of the fiscal years ended December 31, 1998, 1997 and 1996;

                  (b) The Annual Report to Stockholders for each of the fiscal years ended December 31, 1998, 1997 and 1996;

                  (c) The Proxy Statement for use in connection with each of the 1999, 1998 and 1997 Annual Meetings of Stockholders; and

                  (d) The Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

The CAMCO SEC FILINGS did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.09. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition of CAMCO as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three fiscal years ended December 31, 1998, 1997 and 1996, together with notes thereon, examined and reported upon by Grant Thornton, L.L.P., (hereinafter referred to as "GRANT") complete copies of which have previously been delivered to WHFC (hereinafter referred to as the "CAMCO AUDITED FINANCIALS"), have been prepared in conformity with GAAP applied on a consistent basis and fairly present the financial position of CAMCO at such dates and the results of its operations and cash flows for such periods.

                  (b) The unaudited consolidated statements of financial condition of CAMCO as of March 31, 1999 and March 31, 1998, and the related unaudited consolidated statements of earnings, stockholders' equity and cash flows for each of the three months ended March 31, 1999 and 1998, complete copies of which have previously been delivered to WHFC (hereinafter referred to as the "CAMCO INTERIM FINANCIALS"), have been prepared in conformity with GAAP applied on a consistent basis and fairly present the financial position of CAMCO at such dates and the results of its operations and cash flows for such periods.

                  (c) The audits of CAMCO have been conducted in all material respects in accordance with GAAP. The books and records of CAMCO are being maintained in material compliance with applicable legal and accounting requirements and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CAMCO.

                  (d) Except as disclosed in the CAMCO INTERIM FINANCIALS, as of March 31, 1999, CAMCO had no liabilities or obligations material to the business condition (financial or otherwise) of CAMCO taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

                  (e) The CAMCO AUDITED FINANCIALS and the CAMCO INTERIM FINANCIALS did not, as of the dates thereof, contain any untrue statement of a material fact or omit to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.10. ABSENCE OF MATERIAL ADVERSE CHANGE. Since March 31, 1999, there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties, business or prospects of CAMCO and its consolidated subsidiaries, taken as a whole.

                  SECTION 4.11. ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses reflected on the CAMCO AUDITED FINANCIALS is adequate as of the date hereof in all material respects under the requirements of GAAP to provide for reasonably anticipated losses on outstanding loans.

                  SECTION 4.12. REPORTS AND RECORDS. CAMCO has filed all reports and maintained all records required to be filed or maintained by them under various rules and regulations of the SEC, the OTS or the FDIC. All such documents and reports complied in all material respects with applicable requirements of laws and regulations in effect at the time of the filing of such documents and contained in all material respects the information required to be stated therein. None of such documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.13. TAXES. CAMCO has duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by them through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due by CAMCO. CAMCO has no liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever, and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which may have accrued since December 31, 1999, in the ordinary course of business. No proposed additional taxes, interest or penalties have been asserted by applicable taxing authorities.

                  SECTION 4.14. PERMITS AND LICENSES. CAMCO has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for it to conduct its business as presently conducted and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

                  SECTION 4.15. UNTRUE STATEMENTS AND OMISSIONS. The certificates, statements and other information furnished to WHFC in writing by or on behalf of CAMCO in connection with the transactions contemplated hereby do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  SECTION 4.16. PROXY MATERIALS. None of the information relating to CAMCO or included in the JOINT PROXY STATEMENT will, at the time the JOINT PROXY STATEMENT is mailed or at the time of the meetings to which the JOINT PROXY STATEMENT relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading.

                  SECTION 4.17. BROKERS. Except for amounts payable to Tucker, Anthony, Cleary, Gull, there are no claims or agreements for brokerage commissions, finder's fees, or similar compensation in connection with the transactions contemplated by this AGREEMENT payable by CAMCO.

                  SECTION 4.18. REGULATORY ENFORCEMENT. CAMCO is not subject to, nor has it received any notice or advice that it is not in substantial compliance with any statute or regulation, or that it is or may become subject to, any order, agreement or memorandum of understanding of any federal or state agency charged with the supervision or regulation of savings banks, savings associations or holding companies of savings banks or savings associations or engaged in the insurance of deposits or any other governmental agency having supervisory or regulatory authority with respect to CAMCO, and CAMCO has received no notice from any governmental agency threatening to revoke any license, franchise, permit or governmental authority.

                  SECTION 4.19. TAX TREATMENT OF MERGER. CAMCO has taken no action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the MERGER, from qualifying as a "reorganization" within the meaning of Section 368(a) of the CODE.

                  SECTION 4.20. WHFC SHARES OWNED BY CAMCO. Except as provided in the WHFC STOCK OPTION AGREEMENT, neither CAMCO nor any of its subsidiaries beneficially own any WHFC SHARES.

                  SECTION 4.21. FAIRNESS OPINION. CAMCO has received an opinion of Tucker, Anthony, Cleary, Gull to the effect that as of the date hereof the consideration to be paid to the shareholders of WHFC pursuant to this AGREEMENT is fair from a financial point of view to the shareholders of CAMCO.

                  SECTION 4.22. LITIGATION. Except as disclosed in the CAMCO SEC FILINGS, (a) there are no material actions, suits, proceedings or investigations pending or threatened against or affecting the business, operations or financial condition of CAMCO in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality,
(b) the management of CAMCO has no knowledge of any basis for any such action, suit, proceeding or investigation, and (c) CAMCO is not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

                  SECTION 4.23. REQUIRED VOTE. The affirmative vote of the holders of a majority of the issued and outstanding shares of CAMCO is the only vote of shareholders of CAMCO required to approve this AGREEMENT and the transactions contemplated hereby on behalf of CAMCO.

                  SECTION 4.24. MATERIAL CONTRACTS. CAMCO is not in material default under any material contract and no claim of such default by any party has been made or is now, to the knowledge of CAMCO, threatened. There does not exist any event which, with notice or lapse of time or both, would constitute a material default by CAMCO under, or would excuse performance by any party thereto from, any material contract.

                  SECTION 4.25. INSURANCE. All material properties and operations of CAMCO are adequately insured for its benefit. The performance by the officers and employees of CAMCO of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise.

                  SECTION 4.26. ENVIRONMENTAL MATTERS. (a) CAMCO, to its knowledge, is in material compliance with all applicable ENVIRONMENTAL LAWS. CAMCO has not received any written or oral communication from any organization, person or otherwise, which alleges that either (i) CAMCO is not in compliance with all applicable ENVIRONMENTAL LAWS or (ii) any properties or assets of CAMCO may have been affected by any MATERIALS OF ENVIRONMENTAL CONCERN.

                  (b) There is no ENVIRONMENTAL CLAIM pending or, to the knowledge of CAMCO, threatened (i) against CAMCO, (ii) against any person or entity whose liability for any ENVIRONMENTAL CLAIM has or may have been retained or assumed by CAMCO either contractually or by operation of law, or (iii) against any real or personal property which CAMCO owns, leases, manages, supervises or participates in the management of, or, to the knowledge of CAMCO, in which CAMCO holds a security interest in connection with a loan or loan participation, other than such as would not, either individually or in the aggregate, have a material adverse effect on CAMCO.

                  (c) There are no present or, to the knowledge of CAMCO, past activities, conditions, or incidents, including, without limitation, the release or disposal of any MATERIAL OF ENVIRONMENTAL CONCERN that could reasonably form the basis of any environmental claim against CAMCO or against any person or entity whose liability for any environmental claim has or may have been retained or assumed by CAMCO, either contractually or by operation of law, other than such as would not, either individually or in the aggregate, have a material adverse effect on CAMCO.

                  SECTION 4.27. YEAR 2000. CAMCO's Year 2000 Plan is in material compliance with the applicable statements of the Federal Financial Institutions Examination Council.

                                  ARTICLE FIVE

                                    COVENANTS

                  SECTION 5.01. CONDUCT OF WHFC'S AND THE BANK'S BUSINESS. From the date of this AGREEMENT until the EFFECTIVE TIME, WHFC and the BANK, except with the prior written consent of CAMCO, which shall not be unreasonably withheld, will each conduct its business only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations. Notwithstanding the foregoing, without the prior written consent of CAMCO, which shall not be unreasonably withheld, neither WHFC nor the BANK will:

                  (a) Except for the WHFC STOCK OPTION AGREEMENT, authorize or agree to authorize the creation or issuance of, or issue, sell or dispose of, or create any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities of which WHFC or the BANK is the issuer, or any obligations convertible into or exchangeable for any shares of its capital stock, other than WHFC SHARES issued in connection with the exercise of WHFC OPTIONS;

                  (b) Declare, set aside, pay or make any dividend or other distribution on its capital stock, or directly or indirectly redeem, purchase or otherwise acquire any shares thereof or enter into any agreement with respect to the foregoing, except that WHFC may declare and pay a regular quarterly cash dividend of $0.12 per share in each calendar quarter between the date of this AGREEMENT and the EFFECTIVE TIME. CAMCO and WHFC will coordinate dividends so that only one dividend will be paid in each calendar quarter.

                  (c) Effect any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                  (d) Amend their Articles of Incorporation, Constitution or Bylaws;

                  (e) Purchase, sell, assign or transfer any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible assets or property, other than in the ordinary course of business and in accordance with past practice;

                  (f) Mortgage, pledge, grant or suffer to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet delinquent, assets pledged as collateral to secure borrowings from the FHLB or to secure public deposits and such other liens, encumbrances or charges which do not materially or adversely affect its financial position;

                  (g) Waive any rights of material value or cancel any material debts or claims;

                  (h) Incur any material obligation or liability (absolute or contingent), including, without limitation, any tax liability, or pay any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business and borrowings from the FHLB;

                  (i) Cause any material adverse change in the amount or general composition of deposit liabilities or other liabilities;

                  (j) Except as specifically provided herein, enter into or amend any employment contract with any of its employees, increase the compensation payable to any officer or director or any relative of any such officer or director or become obligated to increase any such compensation, provided, that officers who are not a party to an employment contract or severance agreement may receive increases in compensation consistent with past practice;

                  (k) Except as specifically provided herein, adopt or amend in any material respect any employee or director benefit plan, severance plan or collective bargaining agreement or make awards or distributions under any employee benefit plan not consistent with past practice or custom;

                  (l) Acquire any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity, except FHLB stock;

                  (m) Make any material capital expenditure or commitment for any material addition to property, plant, or equipment;

                  (n) Originate or issue a commitment to originate any loan secured by one- to four-family residential real estate in a principal amount of $400,000 or more or any loan secured by nonresidential real estate in a principal amount of $400,000 or more;

                  (o) Except for FHLB advances, the aggregate amount of which at any time shall not exceed Thirty-three Million Dollars ($33,000,000), plus such additional amount as may be obtained with the right of prepayment at any time without penalty or premium, and deposit taking in the ordinary course of its business, borrow or agree to borrow any funds, including but not limited to repurchase transactions, or indirectly guarantee or agree to guarantee any obligations of others;

                  (p) Establish any new lending programs or make any changes in its policies concerning which persons may approve loans;

                  (q) Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than U.S. government and U.S. agency obligations and deposits in an overnight account at the FHLB;

                  (r) Increase or decrease the rate of interest paid on time deposits or certificates of deposits, except in a manner and pursuant to policies consistent with past practices in relation to rates prevailing in the BANK's market;

                  (s) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I Environmental Report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials including asbestos and petroleum products; provided, however, that the BANK shall not be required to obtain such a report with respect to single-family, non-agriculture residential property of one acre or less to be foreclosed upon unless it has reason to believe such property may contain any such pollutants, contaminants, waste materials including asbestos or petroleum products; or

                  (t) Agree, whether in writing or otherwise, to take any action described in this Section 5.01.

                  SECTION 5.02. ACQUISITION TRANSACTIONS. WHFC and the BANK shall (i) not, directly or indirectly, solicit or initiate any proposals or offers from any person or entity, or negotiate with any such person or entity, regarding any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, WHFC or the BANK (hereinafter collectively referred to as

"ACQUISITION TRANSACTIONS"), (ii) not disclose to any person any information not customarily disclosed publicly or provide access to its properties, books or records or otherwise assist or encourage any person in connection with any of the foregoing, and (iii) give CAMCO prompt notice of any such inquiries, offers or proposals. The foregoing shall not apply however to the consideration of an inquiry, offer or proposal not solicited by WHFC or the BANK or any of their respective officers, directors, agents or affiliates which relates to the possible sale or other disposition of WHFC SHARES or the BANK SHARES by shareholders or the possible sale or other disposition of all or substantially all of WHFC's or the BANK's assets to, or merger or consolidation with, another corporation or association if and to the extent that the board of directors of WHFC reasonably determines in good faith after consultation with Webb and counsel to WHFC that failure to consider such ACQUISITION TRANSACTION could reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of WHFC; provided, however, that WHFC shall give CAMCO prompt notice of any such proposal of an ACQUISITION TRANSACTION and keep CAMCO promptly informed regarding the substance thereof and the response of the board of directors of WHFC thereto.

                  SECTION 5.03. ACCOUNTING POLICIES. Before the EFFECTIVE TIME and at the request of CAMCO, WHFC or the BANK shall promptly (a) establish and take such reserves and accruals to conform the BANK's loan, accrual and reserve policies to CAMCO's policies; (b) establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and (c) recognize for financial accounting purposes such expenses of the MERGER and restructuring charges related to or to be incurred in connection with the MERGER, to the extent permitted by law and consistent with GAAP and with the fiduciary duties of the officers and directors of WHFC and the BANK; provided, however, that neither WHFC nor the BANK shall be obligated to make any such changes or adjustments unless they have received a written certification from CAMCO that all conditions set forth in Sections 7.01(a) through (e), have been satisfied or waived and further provided that no basis for termination of this AGREEMENT by any party pursuant to Article Eight is then extant.

         . SECTION 5.04 TAX REPRESENTATION. WHFC and the BANK will use their reasonable efforts to cause the MERGER, and will take no action which would cause the MERGER not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the CODE for federal income tax purposes.


                                   ARTICLE SIX

                               FURTHER AGREEMENTS

                  SECTION 6.01. REGULATORY APPROVALS; COOPERATION. (a) CAMCO shall use its best efforts to file within 45 days of the date hereof all REGULATORY APPLICATIONS required in order to consummate the MERGER. CAMCO shall keep WHFC reasonably informed as to the status of such applications and make available to WHFC copies of such applications as filed and any supplementary filed materials and all responses from the regulatory authorities. WHFC and the BANK shall have the right to review and approve in advance all characterizations of the information relating to WHFC or the BANK, as the case may be, which appear in any REGULATORY APPLICATION. In addition, CAMCO shall furnish to WHFC for review a copy of each REGULATORY APPLICATION prior to its filing.

                  (b) WHFC and the BANK will cooperate and will cause their respective directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with CAMCO in connection with the preparation of the REGULATORY APPLICATIONS and the REGISTRATION STATEMENT.

                  (c) CAMCO will cooperate and will cause its directors, officers, employees, agents and advisors to cooperate, to the extent reasonable or necessary, with WHFC in connection with the preparation of the REGISTRATION STATEMENT and the JOINT PROXY STATEMENT.

                  SECTION 6.02. SPECIAL MEETING OF SHAREHOLDERS OF WHFC. WHFC shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon this AGREEMENT as required by applicable law. WHFC shall use its reasonable efforts to hold such meeting as soon as practicable following the date of this AGREEMENT. The Board of Directors of WHFC shall (i) to the extent consistent with their fiduciary duties, recommend to its shareholders the adoption of this AGREEMENT and the approval of the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith and (ii) use their reasonable efforts to obtain the necessary adoptions by the shareholders of this AGREEMENT, any amendments hereto, and the transactions contemplated hereby. Notwithstanding the foregoing, if the Board of Directors of WHFC shall have reasonably determined in good faith in accordance with Section 5.02 of this AGREEMENT that such recommendation is reasonably likely to constitute a breach of its fiduciary duties to the shareholders of WHFC, then the Board of Directors of WHFC shall not be obligated to recommend to its shareholders adoption of this AGREEMENT or to present this AGREEMENT to the shareholders of WHFC for their adoption at a meeting or to hold a meeting for such purpose.

                  SECTION 6.03. SPECIAL MEETING OF SHAREHOLDERS OF CAMCO. CAMCO shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon this AGREEMENT as required by applicable law. CAMCO shall use its reasonable efforts to hold such meeting as soon as practicable following the date of this AGREEMENT. The Board of Directors of CAMCO shall (i) recommend to its stockholders the adoption of this AGREEMENT and the approval of the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith and
(ii) use their reasonable efforts to obtain the necessary adoption by the shareholders of this AGREEMENT, any amendments hereto, and the transactions contemplated hereby.

                  SECTION 6.04. AFFILIATES COMPLIANCE WITH THE 1933 ACT. (a) Within 45 days after the date of this AGREEMENT, WHFC shall identify to CAMCO all persons who WHFC reasonably believes to be "affiliates," as defined in paragraphs (c) and (d) of Rule 145 under the 1933 ACT (hereinafter referred to as the "AFFILIATES"). Thereafter and until the EFFECTIVE TIME, WHFC shall identify to CAMCO each additional person whom it reasonably believes to have thereafter become its AFFILIATE.

                  (b) WHFC shall use its best efforts to obtain from each person who is identified as an AFFILIATE for delivery to CAMCO before the EFFECTIVE DATE a written agreement in which such AFFILIATE confirms that the CAMCO SHARES received by such AFFILIATE in the MERGER shall be transferable only in accordance with Rule 145 of the 1933 ACT.

                  SECTION 6.05. EMPLOYEES. (a) All employees of the BANK on July 1, 1999 who are actively employed at the EFFECTIVE TIME shall, upon satisfactory review of employment files and subject to CAMCO employee standards of performance, continue as employees of the BANK at the EFFECTIVE TIME and, with respect to employees who are not currently covered by a written employment or severance agreement with the BANK, shall be employed as at will employees at the same base compensation they are receiving from the BANK. Any employee who is currently covered by a written employment or severance agreement will continue his employment in accordance with the terms of such written agreement except as provided in this AGREEMENT. Except as specifically provided in this AGREEMENT, no employee of the BANK shall be entitled to be eligible for or participate in any qualified or non-qualified employee benefit program or plan maintained by CAMCO or its subsidiaries.

                  (b) Prior to the EFFECTIVE TIME and subject to CAMCO's approval, CAMCO will authorize the BANK to enter into a new employment agreement with Michael P. Brennan effective at such time for a term of three years and otherwise upon substantially identical terms and conditions (including compensation) as are contained in the employment agreement of February 6, 1995 as amended on March 25, 1996, February 18, 1997 and June 22, 1998, except that:
(i) the transactions contemplated by this AGREEMENT will not be deemed a change of control and the employee will waive all rights under the existing or new contract with respect to this transaction as set forth in this AGREEMENT, and will execute a written release of all claims pursuant to his existing employment contract; and (ii) the provisions of the 1998 amendment related to the Westwood Homestead Grantor Trust shall not be applicable and the Westwood Homestead Grantor Trust shall be terminated with respect to said employment contract.

                  (c) Prior to the EFFECTIVE TIME, BANK will: (i) enter into an employment agreement with Gerald T. Mueller, effective as of the EFFECTIVE TIME and upon substantially identical terms and conditions as the new employment agreement with Michael P. Brennan entered into pursuant to Section 6.05(b) hereof (other than compensation), except that the term of such agreement shall be one year and Mr. Mueller's compensation from the BANK shall not be increased without prior consent of CAMCO; and (ii) enter into a new severance agreement with Gerald T. Mueller effective upon the expiration of the employment agreement for a term of two years and otherwise upon substantially identical terms and conditions as are contained in the severance agreement of September 27, 1996 as amended June 22, 1998, provided that Paragraph 1(d) as amended shall be eliminated in its entirety and no comparable provision shall be contained in the new severance agreement. The obligations of CAMCO pursuant to this Section 6.05(c) will be subject to Mr. Mueller's execution of a written release of all claims pursuant to his existing severance agreement and the amendment or termination of any applicable Grantor Trust to eliminate any funding obligation associated with such severance agreement.

                  (d) Prior to the EFFECTIVE TIME, the BANK will enter into a new three-year severance agreement effective at the EFFECTIVE TIME with John E. Essen upon substantially identical terms and conditions as are contained in the severance agreement of September 27, 1996 as amended June 22, 1998, provided that Paragraph 1(d) as amended shall be eliminated in its entirety and no comparable provision shall be contained in the new severance agreement, and that the new severance agreement will permit Mr. Essen to voluntarily terminate employment for any reason during the twelve-month period after the EFFECTIVE TIME and be paid, by the BANK, the maximum termination benefit provided under Paragraph 1 of his existing agreement. The obligations of CAMCO pursuant to this
Section 6.05(d) will be subject to Mr. Essen's execution of a written release of all claims pursuant to his existing severance agreement and the amendment or termination of any applicable Grantor Trust to eliminate any funding obligation associated with such severance agreement.

                  SECTION 6.06. EMPLOYEE BENEFITS. (a)(i) The health insurance plan currently sponsored by the BANK for the benefits of its employees and administered through the Ohio League of Financial Institutions will continue to be the health insurance plan of the BANK, provided, CAMCO may in its discretion in the future provide coverage under the health insurance plan maintained by CAMCO for the benefit of the employees of CAMCO and its subsidiaries; provided, that all waiting periods and pre-existing condition limitations shall be waived and employees are given full credit for claims arising prior to the change in health plans for purposes of deductibles, out-of-pocket maximums, benefit maximums and all other similar limitations for the applicable plan year in which any transition is made and provided, further, that such plan shall permit the continued coverage of all individuals entitled to purchase health insurance through the plan of the BANK. If such waiting periods, pre-existing condition limitations and other provisions are not waived, CAMCO shall keep in place, so long as legally possible, the health insurance plan currently maintained by the BANK, provided that CAMCO may in its discretion keep the health insurance plan maintained by the BANK in place, in lieu of providing coverage to BANK employees under the health insurance plan maintained by CAMCO for employees of CAMCO and its subsidiaries.

                  (ii) The BANK will allow no new additions to beneficiaries of its supplemental medical retirement health insurance plan and the supplemental medical retirement health insurance plan will be terminated or amended prior to the EFFECTIVE TIME to allow only for the current one beneficiary to be covered.

                  (b) WHFC and the BANK shall take all steps necessary to terminate WHFC's 401(k) Plan as promptly as possible and prior to the EFFECTIVE TIME, and to file as soon as possible, an Application for Determination with the Internal Revenue Service (the "IRS") regarding tax qualification upon termination. WHFC's Employee Stock Ownership Plan (the "ESOP") shall be terminated and the ESOP's net assets shall be distributed as promptly as possible. Subject to applicable law and regulation, commencing as promptly as possible following both the termination of WHFC's 401(k) Plan and the final distribution under the ESOP pursuant to 6.06(c) of this AGREEMENT, or such earlier date as may be required under the CODE or ERISA, employees of the BANK shall become participants in the CAMCO 401(k) Plan in accordance with the terms and conditions of such Plan as then in effect, with prior service credit given for their years of employment by the BANK for eligibility and vesting purposes. Except as otherwise provided herein, after the EFFECTIVE TIME, BANK employees shall be entitled to participate in all CAMCO employee benefit plans and programs generally available to employees of CAMCO and its subsidiaries, including, without limitation, all vacation and sick leave programs and the Return on Equity Cash Bonus Plan. BANK employees shall be given full credit for prior service for purposes of vesting, eligibility for participation and benefit levels and all waiting periods shall be waived. CAMCO shall honor all accrued vacation leave for employees of BANK following the EFFECTIVE TIME.

                  (c)(i) WHFC and the BANK are authorized to commence termination of the ESOP and to file as soon as possible an Application for Determination with the IRS regarding tax qualification upon termination. No additional contribution shall be made to the ESOP by CAMCO, WHFC or the BANK except as necessary to make the minimum required payment under the current exempt loan (the "LOAN") between WHFC and the ESOP; provided, however, that all such contribution shall be deductible by WHFC and the BANK under Section 404 of the CODE and the allocations of such contribution shall otherwise be in compliance with Section 415 of the CODE. All WHFC SHARES held by the Trustee of the ESOP at the EFFECTIVE TIME shall be exchanged by the Trustee for the PER SHARE MERGER CONSIDERATION in accordance with this AGREEMENT and the cash proceeds paid by CAMCO to the ESOP with respect to the unallocated WHFC SHARES owned by the ESOP shall be applied against the LOAN. To the extent that such cash proceeds together with other cash owned by the ESOP are insufficient to retire the LOAN, the Trustee for the ESOP shall dispose of shares held in the suspense account of the ESOP for the purpose of retiring the LOAN. Any shares and other assets remaining in the suspense account following repayment of the LOAN in full including interest will be available for allocation and distribution as promptly as possible to participants (as defined in the ESOP) in accordance with the provisions of the ESOP and applicable law. It is the intent of the parties that the ESOP be terminated and distributions made concurrently with the CLOSING to the extent possible.

                  (ii) In the event that the IRS determines that the allocation of assets remaining in the suspense account following repayment of the LOAN in full is subject to the limits on annual additions pursuant to Section 415 of the CODE, then CAMCO will make all reasonable efforts, to the extent permissible under applicable provisions of the CODE and related Treasury Regulations to continue the ESOP trust through the last day of the ESOP plan year following the ESOP plan year during which the EFFECTIVE TIME occurs, solely for the benefit of those individuals who are participants in the ESOP immediately before the EFFECTIVE TIME, and to allocate such remaining assets to ESOP participants in accordance with the terms of the ESOP to the full extent permissible under Section 415 of the CODE between the EFFECTIVE TIME and the last day of the ESOP plan year following the ESOP plan year during which the EFFECTIVE TIME occurs. In the event that all assets held by the ESOP trust are allocated prior to the last day of the ESOP plan year during which the EFFECTIVE TIME occurs, the ESOP trust shall be immediately terminated and participants' ESOP accounts will be distributed as soon as practicable thereafter.

                  (iii) The provisions in this paragraph 6.06(c) are expressly subject to (x) WHFC and the BANK making all necessary amendments to the ESOP which amendments have been approved by the IRS and are in effect at the EFFECTIVE TIME; (y) such amendments include, without limitation, the amendment of Section 17.3 of the ESOP to eliminate the provisions of such section added by the 1997 amendment to the ESOP dated November 10, 1997 and to make all provisions of the PLAN consistent with this AGREEMENT; and (z) all amendments are satisfactory to CAMCO.

                  SECTION 6.07. BOARD OF DIRECTORS. (a) The present members of the Board of Directors of the BANK will continue as directors of the BANK following the EFFECTIVE TIME. The BANK's non-employee directors' fees and health insurance benefits for current directors will be maintained at the same level as fixed by the shareholders at the 1999 Annual Meeting of the BANK.

                  (b) The BANK will add two persons to its Board of Directors at the EFFECTIVE TIME to be designated by CAMCO. If necessary, WHFC as sole shareholder of the BANK will cause the Constitution of the BANK to be amended prior to the EFFECTIVE TIME to provide for the additional directors. CAMCO shall modify the resolution adopted at the November 24, 1998 Board meeting setting the maximum number of directors of a subsidiary bank at seven to except out the BANK from these limitations.

                  (c) CAMCO will add Michael P. Brennan to its Board of Directors at the EFFECTIVE TIME subject to compliance with Section 6.05(b). If necessary CAMCO shall take all actions prior to the EFFECTIVE TIME to increase the size of its Board of Directors from nine to ten. CAMCO agrees to re-nominate Mr. Brennan for at least one additional three year term.

                  (d) Subject to the fiduciary duty of its Board of Directors, CAMCO as sole shareholder of the BANK after the EFFECTIVE TIME will vote the shares of the BANK for the re-election of the current members of the Board of Directors (other than Carl H. Heimerdinger who is retiring) to three-year terms at the next annual meeting of shareholders at which their terms expire.

                  (e) (i) Neither the directors to be selected by CAMCO nor any other new directors of the BANK will be entitled to benefits under the Westwood Homestead Savings Bank Directors Retirement Plan (the "PLAN"), as amended, dated January 1, 1995, provided, that the PLAN shall be amended so that Quarterly Accruals under the PLAN shall be determined based on actuarial calculations of amounts required to fund targeted benefits rather than on quarterly financial expense determined under generally accepted accounting principles; (ii) except as specifically provided in this Section 6.07(e) the PLAN shall be honored by CAMCO in accordance with the terms of said PLAN; (iii) the PLAN and the applicable Trust Agreement (either in existence or to be established) shall provide for and incorporate the provisions of this
Section 6.07(e). WHFC or the BANK shall obtain all necessary approvals or consents required to be obtained to effect the provisions of this Section 6.07(e); (iv) prior to the EFFECTIVE TIME, the amount by which the PLAN is underfunded will be actuarially determined by the parties using the payments required by Article VIII. Payment will be made to the Trust provided for in the PLAN in accordance with Article VIII in an amount not greater $204,541. No further funds or other consideration of any type will be provided thereafter by CAMCO, WHFC or the BANK. The BANK will provide to CAMCO written agreements of all beneficiaries to this satisfaction of all obligations of CAMCO, WHFC and the BANK under the PLAN or otherwise; and (v) the existing Trustee shall continue as Trustee. No person who is an officer, director or employee of CAMCO shall become a Trustee and at all times the selection of any replacement trustee shall be done by individuals constituting the WHFC Board as of the date hereof.

                  SECTION 6.08. MANAGEMENT RECOGNITION PLAN. Except as specifically provided in this Section 6.08, the existing Management Recognition Plan (the "PLAN") and grants of award as listed in Section 3.29 of the WHFC DISCLOSURE SCHEDULE in an amount not to exceed 49,226 WHFC SHARES shall be honored by CAMCO in accordance with the terms of said PLAN and grants of award and applicable law and regulations. Prior to the CLOSING, the PLAN shall be amended to delete Section 7.05 as added June 22, 1998 and, if lawful, to add a new Section 7.05 to provide that a participant may elect, in the event of a change of control, (i) to receive distribution as provided in 7.01(b) of the PLAN or (ii) to receive distribution as provided in Section 7.01(a) of the PLAN. The Westwood Homestead Financial Corporation "Grantor Trust Agreement" of June 22, 1998 shall be terminated with respect to the PLAN and shall have no application to the PLAN and the Trust of March 10, 1997. If necessary the Trust of March 10, 1997 shall be re-established. No awards granted subsequent to June 30, 1998 will be valid in any respect except for awards to Gerald T. Mueller and John E. Essen in an aggregate total of 5,000 WHFC SHARES and included in the above-mentioned 49,226 WHFC SHARES and new directors of the BANK will receive no awards. Prior to the EFFECTIVE TIME, WHFC shall direct the Management Recognition Plan Committee and/or the Trustee, if appropriate, to return the 33,060 unawarded WHFC SHARES to WHFC and the Committee and/or the Trustee shall promptly effect such directive. At the EFFECTIVE TIME the persons composing the Trustee of the PLAN shall resign and persons designated by CAMCO shall become the Trustee. At the EFFECTIVE TIME, the Management Recognition Plan Committee shall resign and CAMCO shall appoint a new committee.

                  SECTION 6.09. ACCESS. Until the EFFECTIVE TIME, WHFC and the BANK shall afford to CAMCO, and CAMCO shall afford to WHFC and the BANK, and to their respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Such access shall include, but shall not be limited to, (i) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors and financial consultants); (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this AGREEMENT; and (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this AGREEMENT. Each party shall furnish the other party with such additional financial and operating data and other information as to its businesses and properties as may be reasonably requested.

                  SECTION 6.10. CONFIDENTIALITY. The parties acknowledge the confidential and proprietary nature of the information as hereinafter described which has heretofore been exchanged and which will be received from each other hereunder (hereinafter referred to as the "INFORMATION") and agree to hold and keep the same confidential. Such INFORMATION will include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such INFORMATION shall not include information that is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this AGREEMENT, or INFORMATION which is required to be furnished or used in connection with legal proceedings. The parties agree that the INFORMATION will be used solely for the purposes contemplated by this AGREEMENT and that such INFORMATION will not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The INFORMATION shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. Upon the written request of the disclosing party, upon termination of this AGREEMENT, the other parties will promptly return or destroy INFORMATION in their possession and certify to the disclosing party that the party has done so.

                  SECTION 6.11. PRESS RELEASES. CAMCO and WHFC shall consult with each other before issuing any press release or otherwise making any public statements with respect to the MERGER and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

                  SECTION 6.12. COSTS AND EXPENSES; TERMINATION FEE. Whether or not the MERGER is consummated, all costs and expenses incurred in connection with this AGREEMENT, the JOINT PROXY STATEMENT, the REGISTRATION STATEMENT and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. WHFC and the BANK hereby agree that if this AGREEMENT is terminated as a result of a willful breach by WHFC or the BANK, then WHFC or the BANK shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable EXPENSES of CAMCO in an amount not to exceed $250,000. CAMCO hereby agrees that if this AGREEMENT is terminated as a result of a willful breach by CAMCO, then CAMCO shall promptly (and in any event within ten (10) business days after such termination) pay all reasonable EXPENSES of the WHFC and the BANK in an amount not to exceed $250,000. For purposes of this Section 6.12, the "EXPENSES" of a party shall include all reasonable out-of-pocket expenses of that party (including all fees and expenses of counsel, accountants, financial advisors, experts and consultants to that party) incurred by it or on its behalf in connection with the consummation of the transactions contemplated by this AGREEMENT.

                  SECTION 6.13. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this AGREEMENT.

                  SECTION 6.14. NOTIFICATION OF EVENTS. At all times from the date of this AGREEMENT until the EFFECTIVE TIME, each party shall promptly notify the other in writing of any materially adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might reasonably be expected to result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this AGREEMENT or of the commencement of any action, suit, proceeding or investigation against it.

                  SECTION 6.15. VOTING AGREEMENT. Concurrently with the execution and delivery of this AGREEMENT, or not later than ten days thereafter, and as a condition and material inducement to CAMCO's willingness to enter into this AGREEMENT, each of the directors and executive officers of WHFC and the BANK shall enter into WHFC Shareholder Agreement in the form attached hereto as Exhibit B.

                  SECTION 6.16. STOCK OPTION AGREEMENT. Concurrently with the execution and delivery of this AGREEMENT and as a condition and material inducement to CAMCO's willingness to enter into this AGREEMENT, WHFC is entering into the WHFC STOCK OPTION AGREEMENT.

                  SECTION 6.17. INDEMNIFICATION. Nothing in this AGREEMENT is intended to affect any rights to indemnification to which any officer or director of WHFC or the BANK may be entitled pursuant to the Articles of Incorporation, Constitution or Bylaws of WHFC or the BANK in effect prior to the EFFECTIVE TIME. From the EFFECTIVE TIME and continuing for a period of three years thereafter, the current and former officers and directors of WHFC and the BANK shall be indemnified by CAMCO from their acts and omissions occurring prior to the EFFECTIVE TIME to the maximum extent permitted by the Certificate of Incorporation and Bylaws of CAMCO but subject to any applicable limitations of Delaware law. From the EFFECTIVE TIME and continuing for a period of three years thereafter, the current and former officers and directors of the BANK shall be indemnified by the BANK for their acts and omissions occurring prior to the EFFECTIVE TIME to the extent permitted by Ohio law. As a condition to receiving such indemnification, the party claiming indemnification shall assign to CAMCO, by separate writing, all right, title and interest in and to the proceeds of the claiming party's applicable insurance coverage, if any, including insurance maintained or provided by CAMCO or WHFC or the BANK to the extent of such indemnity. No person shall be entitled to such indemnification with respect to a claim (i) if such person fails to cooperate in the defense and investigation of such claim as to which indemnification may be made, (ii) made by such person against CAMCO, its subsidiaries, WHFC or the BANK arising out of or in connection with this AGREEMENT, the transactions contemplated hereby or the conduct of the business of CAMCO, its subsidiaries, WHFC or the BANK, or (iii) if such person fails to deliver such notices as may be required under any applicable directors and officers liability insurance policy to preserve any possible claims of which the claiming party is aware, to the extent such failure results in the denial of payment under such policy.

                  Subject to WHFC and the BANK providing all requested information and representations to CAMCO's directors' and officers' liability insurance carrier, CAMCO shall add a rider, to be effective at the EFFECTIVE TIME, to CAMCO's existing directors' and officers' liability insurance policy covering the acts and omissions of the officers and directors of WHFC and the BANK occurring prior to the EFFECTIVE TIME and to continue such rider for a period of three years.

                  SECTION 6.18. CONDUCT OF CAMCO BUSINESS. From the date of this AGREEMENT until the EFFECTIVE TIME, CAMCO shall:

                  (a) Use all reasonable efforts to preserve intact its business organization and assets and maintain its rights, franchises and existing relationships with customer, suppliers, employees and business associates;

                  (b) Notify WHFC in writing within five business days of (i) the existence of any adverse business conditions threatening the normal business operations of CAMCO, (ii) the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representations, warranty, covenant, condition or agreement by or pertaining to CAMCO contained in this AGREEMENT, (iii) the commencement of any material action, suit, proceeding, or investigation against CAMCO and (iv) the tender of any offer to acquire CAMCO by merger or otherwise;

                  (c) Take no action that would adversely affect the ability of CAMCO to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby without the imposition of a burdensome restriction or condition, or adversely affect the ability of CAMCO to perform its covenants and agreements under this AGREEMENT;

                  (d) Take all action necessary to cause to be listed on The Nasdaq Stock Market the CAMCO SHARES to be issued pursuant to this AGREEMENT; and

                  (e) Use all reasonable efforts to obtain any consent, authorization or approval of, or waiver or exemption by, any governmental entity or third party required to be obtained or made by it in connection with the Merger.

                  SECTION 6.19. ACTIONS BY WHFC OR THE BANK. (a) If necessary, a notice or rebuttal of presumption, as appropriate, shall be filed by the ESOP with the Federal Reserve Board pursuant to 12 USC 1817(j) and the notice shall be effective or the Federal Reserve Board shall approve the rebuttal and find no control of WHFC prior to the CLOSING.

                  (b) WHFC or the BANK shall obtain, prior to closing, an owners title insurance policy with respect to each of the real properties listed in
Section 3.11(c) of the WHFC DISCLOSURE SCHEDULE showing title in WHFC or the BANK and as set forth in Section 3.11(c) and in an appropriate amount of coverage.

                  (c) The WHFC STOCK OPTION AGREEMENT will be executed on a date subsequent to the date hereof.

                                  ARTICLE SEVEN

                                 CLOSING MATTERS

                  SECTION 7.01. CONDITIONS TO OBLIGATIONS OF CAMCO, WHFC AND THE BANK. Notwithstanding any other provision of this AGREEMENT, the obligations of CAMCO, WHFC and the BANK to effect the MERGER shall be subject to the fulfillment of each of the following conditions:

                  (a) This AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding WHFC SHARES required under Indiana law and WHFC's Articles of Incorporation and Bylaws;

                  (b) The AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding CAMCO SHARES required under Delaware law and CAMCO's Certificate of Incorporation and Bylaws;

                  (c) All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the MERGER shall have been obtained and all notices required to be filed shall have been filed and any objection or waiting period with respect to such notice shall have expired including the 10-L Election by the BANK and the de-registering of WHFC as a Bank Holding Company.

                  (d) All waivers, consents and approval of every person, in addition to those required under subsections (a),
                           (b) and (c) of this Section 7.01, necessary or appropriate for the consummation of the MERGER shall have been obtained;

                  (e) There shall not be in effect any federal or state law, rule or regulation or any order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the MERGER;

                  (f) CAMCO and WHFC shall have received an opinion of Vorys, Sater, Seymour and Pease LLP (which opinion shall not have been withdrawn at or prior to the CLOSING) to the effect that the MERGER, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of
                           Section 368(a)(1)(A) of the CODE and that no gain or loss will be recognized by WHFC shareholders to the extent they receive CAMCO SHARES in exchange for WHFC SHARES; and

                  (g) The REGISTRATION STATEMENT (including any post-effective amendment thereto) shall have been declared effective by the SEC, and no proceeding shall be pending or, to the knowledge of CAMCO or WHFC, threatened by the SEC to suspend the effectiveness of the REGISTRATION STATEMENT.

                  SECTION 7.02. CONDITIONS TO OBLIGATIONS OF CAMCO. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligations of CAMCO to effect the MERGER shall also be subject to the fulfillment of each of the following conditions unless fulfillment is waived by CAMCO in writing:

                  (a) The representations and warranties of WHFC and the BANK contained in Article Three of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the day of the CLOSING as if made at and as of such time, except where such representation or warranty is made as of a specific date;

                  (b) WHFC and the BANK shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by WHFC and the BANK before or on the day of the CLOSING;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of WHFC or the BANK after the date of this AGREEMENT, except changes resulting from action taken by WHFC or the BANK pursuant to Section 5.03 of this AGREEMENT, changes resulting from or attributable to expenses incurred in connection with the transactions contemplated by this AGREEMENT and changes resulting from or attributable to (i) changes in laws and regulations particularly affecting financial institutions and their holding companies; (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies; and (iii) changes in economic conditions applicable to depository institutions generally or in general levels of interest rates.

                  (d) WHFC and the BANK shall each have delivered to CAMCO a certificate dated the day of the CLOSING and signed by the President and the chief financial officer of each of WHFC and the BANK to the effect set forth in subsections (a), (b) and (c) of this Section 7.02;

                  (e) The contracts, amendments, agreements, consents and actions required by Section 6.05(b), (c) and (d),
                           Section 6.07(e) and Section 6.08 shall have occurred to the reasonable satisfaction of CAMCO;

                  (f) There shall not be any action or proceeding commenced by or before any court or governmental agency or authority in the United States, that challenges or seeks to prevent the consummation of the MERGER or seeks to impose material limitations on the ability of CAMCO to exercise full rights of ownership of the assets or business of WHFC and the BANK;

                  (g) There shall not have been proposed, nor shall there be in effect, any federal or state law, rule, regulation, order or statement of policy that, in the reasonable judgment of CAMCO, would: (i) prevent or materially delay the consummation of the MERGER or materially interfere with the reasonable operation of the business of WHFC or the BANK (ii) materially adversely affect the ability of CAMCO to enjoy the economic or other benefits of the MERGER or (iii) impose any material adverse condition, limitation or requirement on CAMCO in connection with the MERGER;

                  (h) WHFC and the BANK shall not have incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

                  (i) The shareholders' equity of WHFC on the day of the CLOSING and as calculated in accordance with GAAP shall not be less than $22,778,105, without giving effect to (i) reserves, accruals and charges taken or established by WHFC or the BANK at the request of CAMCO in accordance with Section 5.03 of this AGREEMENT, (ii) expenses incurred in connection with the transactions contemplated by this AGREEMENT; and
                           (iii) realized or unrealized losses on securities classified as available for sale in the WHFC AUDITED STATEMENTS;

                  (j)      WHFC and the BANK shall have complied with Section
                           5.03 hereof to the reasonable satisfaction of CAMCO;

                  (k) CAMCO shall have received the affiliate letters required by Section 6.04 of this AGREEMENT or WHFC shall have used its reasonable best efforts to have obtained same;

                  (l) Section 6.19(a), 6.19(b)and 6.19(c) shall have been complied with to the reasonable satisfaction of CAMCO; and

                  (m) WHFC shall have obtained a determination letter from the IRS satisfactory to CAMCO that the ESOP is qualified upon its termination and that the PER SHARE MERGER CONSIDERATION received by the ESOP pursuant to this AGREEMENT and the MERGER (including, if necessary, the proceeds of the sale of CAMCO SHARES) together with all other assets of the ESOP may be immediately allocated to the participants' accounts as of the date of termination of the ESOP and the amendments to the ESOP required by Section 6.06(c) have been approved by the IRS, and are effective.

                  SECTION 7.03. CONDITIONS TO OBLIGATIONS OF WHFC AND THE BANK. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligations of WHFC and the BANK to effect the MERGER shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of CAMCO contained in Article Four of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the date of the CLOSING as if made at and as of such time;

                  (b) CAMCO shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by it before or at the CLOSING;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of CAMCO after the date of this AGREEMENT;

                  (d) CAMCO shall have delivered to WHFC a certificate dated the day of the CLOSING and signed by the President and the Chief Financial Officer of CAMCO to the effect set forth in subsections (a), (b) and (c) of this Section 7.03;

                  (e) The CAMCO SHARES to be issued to holders of WHFC SHARES shall have been approved for listing on NASDAQ, subject to official notice of issuance;

                  (f) WHFC shall have received a written opinion of WEBB, dated as of within three (3) days of the JOINT PROXY STATEMENT, to the effect that the PER SHARE MERGER CONSIDERATION to be received by the holders of WHFC SHARES is fair from a financial point of view; and

                  (g) WHFC shall have received reasonable evidence that the cash needed for the fractional shares and the cash portion of the aggregate PER SHARE MERGER CONSIDERATION is available. Such evidence includes a confirmation by a bank of an available line of credit for CAMCO's use in the appropriate amount.


                                  ARTICLE EIGHT

                                   TERMINATION

                  SECTION 8.01. TERMINATION. This AGREEMENT may be terminated at any time prior to the date of the CLOSING, whether before or after approval by the shareholders of CAMCO and WHFC:

                  (a) By mutual consent of the Boards of Directors of WHFC and CAMCO; or

                  (b)      By the Board of Directors of WHFC or CAMCO if:

                           (i) The MERGER shall not have been consummated on or before June 30, 2000; or

                           (ii) Any event occurs which, in the reasonable opinion of either Board, would preclude satisfaction of any of the conditions set forth in Section 7.01 of this AGREEMENT; or

                  (c) By the Board of Directors of CAMCO if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.02 of this AGREEMENT; or

                  (d) By the Board of Directors of WHFC if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.03 of this AGREEMENT.

                  SECTION 8.02. WRITTEN NOTICE OF TERMINATION. In order to terminate this AGREEMENT pursuant to Section 8.01(a), (b), (c) and (d), the party so acting shall give written notice of such termination to the other party. This AGREEMENT shall terminate on the date such notice is given.

                  SECTION 8.03. EFFECT OF TERMINATION. In the event of the termination of this AGREEMENT, the provisions of this AGREEMENT shall become void and have no effect; provided, however, that (a) the provisions set forth in Sections 5.02, 6.10, 6.11 and 6.12 of this AGREEMENT and the WHFC STOCK OPTION AGREEMENT shall survive such termination and shall remain in full force and effect and (b) a termination of this AGREEMENT shall not affect the liability of any party for an uncured breach of any term or condition of this AGREEMENT.

                  SECTION 8.04. AMENDMENT. This AGREEMENT may be amended at any time before or after approval of this AGREEMENT by the shareholders of WHFC and CAMCO, but after such approval no amendment shall be made which materially and adversely affects the rights of such shareholders without the further approval of such shareholders. This AGREEMENT may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  SECTION 8.05. WAIVER. Any term or provision of this AGREEMENT (other than the requirement for shareholder approval) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

                                  ARTICLE NINE

                                  MISCELLANEOUS

                  SECTION 9.01. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If addressed to CAMCO:

                  Larry A. Caldwell
                  President, Chief Executive Officer and Chairman of the Board Camco Financial Corporation
                  814 Wheeling Avenue
                  Cambridge, Ohio  43725

                  with a copy to:

                  Roger A. Yurchuck
                           or
                  Terri Reyering Abare
                  Vorys, Sater, Seymour and Pease LLP
                  221 East Fourth Street
                  Atrium Two, Suite 2100
                  Cincinnati, Ohio  45202

If addressed to WHFC or the BANK:

                  Michael P. Brennan
                  President and Chief Executive Officer
                  Westwood Homestead Financial Corporation
                  3002 Harrison Avenue
                  Cincinnati, Ohio  45211

                  with a copy to:

                  Gary R. Bronstein
                  Housley Kantarian & Bronstein, P.C.
                  1220 19th Street, N.W., Suite 700
                  Washington, D.C.  20036

                  SECTION 9.02. ENTIRE AGREEMENT. This AGREEMENT (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement of the parties and supersedes all other prior agreements and understandings, including the Confidentiality Agreement of June 28, 1999, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than CAMCO, WHFC and the BANK; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, except to the extent that Indiana, Ohio or federal law may be applicable.

                  SECTION 9.03. EXECUTION IN COUNTERPARTS. This AGREEMENT may be executed in two or more counterparts which together shall constitute a single AGREEMENT.

                  SECTION 9.04. HEADINGS. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this AGREEMENT and shall not be deemed to limit or affect any of the provisions hereof.

                  SECTION 9.05. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty shall survive the EFFECTIVE TIME.

                  IN WITNESS WHEREOF, CAMCO, WHFC and the BANK have caused this AGREEMENT to be signed by their respective duly authorized officers on the date first above written.

ATTEST:                           CAMCO FINANCIAL CORPORATION


/s/ Anthony J. Popp               By: /s/ Larry A. Caldwell
------------------------------        ------------------------------------------
Anthony J. Popp                       Larry A. Caldwell
Secretary                             President, Chief Executive Officer and
                                       Chairman of the Board

ATTEST:                           WESTWOOD HOMESTEAD FINANCIAL
                                   CORPORATION


/s/ Mary Ann Jacobs               By: /s/ Michael P. Brennan
------------------------------        ------------------------------------------
Mary Ann Jacobs                       Michael P. Brennan
Secretary                             President and Chief Executive Officer

ATTEST:                           WESTWOOD HOMESTEAD SAVINGS BANK


/s/ Mary Ann Jacobs               By: /s/ Michael P. Brennan
------------------------------        ------------------------------------------
Mary Ann Jacobs                       Michael P. Brennan
Secretary                             President and Chief Executive Officer

                                 ACKNOWLEDGMENT

STATE OF OHIO              )
                           ) SS:
COUNTY OF GUERNSEY         )

                  BE IT REMEMBERED that on this 6th day of August, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Larry A. Caldwell, President of Camco Financial Corporation, and duly executed the Agreement of Merger and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of August, 1999.

                                  /s/ Robert S. Moorehead, Jr., Attorney-at-Law
                                  ---------------------------------------------
                                  Notary Public

STATE OF OHIO              )
                           ) SS:
COUNTY OF HAMILTON         )

                  BE IT REMEMBERED that on this 6th day of August, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Michael P. Brennan, President of Westwood Homestead Financial Corporation, and duly executed the Agreement of Merger and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of August, 1999.

                                  /s/ RUTH H. WEBBER
                                  ----------------------------------------------
                                  Notary Public

STATE OF OHIO              )
                           ) SS:
COUNTY OF HAMILTON         )


                  BE IT REMEMBERED that on this 6th day of August, 1999, personally came before me, a Notary Public in and for the State and County aforesaid, Michael P. Brennan, President of Westwood Homestead Savings Bank, and duly executed the Agreement of Merger and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said corporation and that the facts therein are true.

                  IN WITNESS WHEREOF, I have hereunto set my hand and seal this 6th day of August, 1999.

                                  /s/ Ruth H. Webber
                                  ----------------------------------------------
                                  Notary Public

                    Exhibits A and B intentionally omitted.

                                    Annex B


November 1, 1999



Board of Directors
Westwood Homestead Financial Corporation
3002 Harrison Avenue
Cincinnati, OH   45211

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of Westwood Homestead Financial Corp. ("WEHO" or the "Company"), of the consideration to be received by such stockholders in the strategic alliance (the "Strategic Alliance") between the Company and CAMCO Financial Corporation ("CAMCO"). We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Strategic Alliance.

Pursuant to the Agreement and Plan of Reorganization, dated August 6, 1999, by and among the Company and CAMCO (the "Agreement"), at the effective time of the Strategic Alliance, CAMCO will acquire all of the Company's issued and outstanding shares of common stock. The holders of the Company's common stock will receive in exchange for each share of Company common stock, $5.20 in cash and 0.60583 shares of CAMCO common stock. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with Strategic Alliances and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by the Company including (i) the Agreement and Plan of Reorganization by and among CAMCO, WEHO and The Westwood Homestead Savings Bank
(ii) Annual Reports, Proxy Statements and Form 10-Ks for the years ended December 31, 1996, 1997, and 1998, (iii) Form 10-Q for the quarter ended March 31,1999, and other information we deemed relevant. We discussed with senior management and the boards of directors of the Company and its wholly owned subsidiary, The Westwood Homestead Savings Bank, the current position and prospective outlook for the Company. We considered historical quotations and the prices of recorded transactions in the Company's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the midwestern region of the United States, and the

Board of Directors
Westwood Homestead Financial Corporation
November 1, 1999
Page 2



financial and structural terms of several other recent transactions involving strategic alliances of savings institutions with comparable financial profiles.

For CAMCO, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the years ended December 31, 1998, 1997, and 1996, 10-Q for the quarter ended March 31, 1999 and certain other information deemed relevant. We also discussed with senior management of CAMCO, the current position and prospective outlook for CAMCO.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by the Company and CAMCO and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from the Company, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of the Company's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of the Company or CAMCO. We have further relied on the assurances of management of the Company and CAMCO that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Strategic Alliance, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Strategic Alliance, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Strategic Alliance to the Company or the ability to consummate the Strategic Alliance. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to the Company in connection with the Strategic Alliance and will receive a fee for such services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement by the Company in connection with the Strategic Alliance.

Board of Directors
Westwood Homestead Financial Corporation
November 1, 1999
Page 3



Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be received by the stockholders of the Company in the Strategic Alliance is fair, from a financial point of view, to the stockholders of the Company.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of the Company used to solicit stockholder approval of the Strategic Alliance. It is understood that this letter is directed to the Board of Directors of the Company in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Strategic Alliance.

Very truly yours,

 /s/ Charles Webb & Company

Charles Webb & Company,
a Division of Keefe, Bruyette, & Woods, Inc.

                                    Annex C

                                                                  August 6, 1999


Board of Directors
Camco Financial Corporation
814 Wheeling Avenue
Cambridge, OH  43725

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Camco Financial Corporation (the "Company") common stock (the "Company Common Stock"), par value $1.00, of the consideration to be paid by the Company to the holders of Westwood Homestead Financial Corporation ("Westwood" or the "Seller") common stock (the "Seller Common Stock"), par value $0.01 per share, pursuant to the Agreement of Merger and Plan of Reorganization (the "Agreement") by and between the Company and Seller. At the Effective Time and as a result of the Merger, as defined in the Agreement, each share of Seller Common Stock held by Westwood's shareholders shall be cancelled and extinguished and in substitution and exchange therefor, the holders thereof shall be entitled to receive from the Company $5.20 and .611 shares of Company Common Stock (subject to specified adjustments and other conditions provided for in the Agreement).

Tucker Anthony Cleary Gull ("Tucker Cleary") as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

In arriving at our opinion, we have among other things:

(i) Reviewed the draft Agreement of Merger and Plan of Reorganization dated August 5, 1999;

(ii) Reviewed certain historical financial and other information concerning the Company for the five fiscal years ended December 31, 1998 and for the quarter ended March 31, 1999;

(iii) Reviewed certain historical financial and other information concerning Seller for the five fiscal years ended December 31, 1998 and for the quarter ended March 31, 1999;

(iv) Held discussions with the senior management of the Company and Seller with respect to their past and current financial performance, financial condition and future prospects;

(v) Reviewed certain internal financial data, projections and other information of the Company and Westwood, including financial projections approved by management;

(vi) Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared the Company and Westwood from a financial point of view with certain of these institutions;

                                                                  August 6, 1999
                                                                     Page 2 of 2

(vii) Compared the consideration to be paid by the Company pursuant to the Agreement with the consideration paid in other acquisitions of financial institutions that we deemed comparable or otherwise relevant to our inquiry;

(viii) Reviewed publicly available earnings estimates, historical trading activity and ownership data of the Company's common stock and considered the prospects for dividends and price movement; and

(ix) Considered such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion. In our review, we have also taken into account an assessment of general economic, market and financial conditions and certain industry trends and related matters.

In our review and analysis and in arriving at our opinion we have assumed and relied upon the accuracy and completeness of all the financial information publicly available or provided to us by the Company and Westwood and have not attempted to verify any of such information. We have assumed that (i) the financial projections of the Company and Westwood provided to us with respect to the results of operations likely to be achieved by each company have been prepared on a basis reflecting the best currently available estimates and judgments of the Company's and Westwood's management and advisors as to future financial performance and results and (ii) that such forecasts and estimates will be realized in the amounts and in the time periods currently estimated. We have also assumed, without independent verification, that the current and projected aggregate reserves for possible loan losses for the Company and Westwood are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of the Company, Westwood or any of their respective subsidiaries nor did we verify any of the Company's or Westwood's books or records or review any individual loan credit files.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

This opinion is being furnished for the use and benefit of the Board of Directors of the Company and is not a recommendation to shareholders. The Company and Tucker Cleary have agreed that they do not believe any person other than the Board has the legal right to rely on the opinion and, absent any controlling precedent, would resist any assertion otherwise.

Based upon and subject to the foregoing, it is our opinion that as of the date hereof the consideration to be paid by the Company pursuant to the Agreement is fair to the Company's stockholders from a financial point of view.

                                          Very truly yours,




                                          Tucker Anthony Cleary Gull